Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

PMC-Sierra, Inc.,

Integrated Device Technology, Inc., and

Integrated Device Technology (Malaysia) Sdn. Bhd.

May 29, 2013

ARTICLE 1	THE TRANSACTIONS	1
1.1	Transferred Assets	1
1.2	Excluded Assets	2
1.3	Assumed Liabilities	3
1.4	Excluded Liabilities	4
1.5	Legal Transfer and Physical Delivery	5
1.6	Non-Assignable Assets	7
1.7	Shared Contracts	8
1.8	Payment of Transfer Fees	10
ARTICLE 2	PURCHASE PRICE	10
2.1	Purchase Price	10
2.2	Purchase Price Adjustments	10
ARTICLE 3	THE CLOSING	12
3.1	Closing	12
3.2	Closing Deliveries	13
3.3	Closing Conditions	14
3.4	Allocation	18
3.5	Withholding	18
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER	18
4.1	Organization and Good Standing; Authority and Enforceability	18
4.2	Governmental Approvals	19
4.3	Conflicts	20
4.4	Title; Sufficiency	20
4.5	Financial Information	21
4.6	Absence of Changes	22
4.7	Taxes	22
4.8	Personal Property	22
4.9	Real Property	23
4.10	Environmental Matters	24
4.11	Intellectual Property	25
4.12	Contracts	30
4.13	Customers, Contract Manufacturers and Suppliers	32
4.14	Employee Matters	33
4.15	Employee Benefits Plans	34
4.16	Insurance	36

4.17	Legal Proceedings	36
4.18	Compliance with Laws; Permits	36
4.19	Brokerage Fees	37
4.20	Related Party Transactions	37
4.21	Credit Support	37
4.22	Business Practices	37
4.23	Export Control Laws	38
4.24	Product Defect and Warranty	38
4.25	Books and Records	39
4.26	Complete Copies of Materials	39
4.27	Disclosure	39
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	39
5.1	Organization and Good Standing	39
5.2	Authority and Enforceability	39
5.3	Governmental Approvals	40
5.4	Conflicts	40
5.5	Funds	41
5.6	Brokers and Finders	41
ARTICLE 6	INTERIM CONDUCT OF BUSINESS	41
6.1	Conduct of Business	41
6.2	Restrictions on Business	42
ARTICLE 7	COVENANTS OF PARTIES	44
7.1	Commercially Reasonable Efforts	44
7.2	Regulatory Filings	44
7.3	Access to Information	46
7.4	Notification of Certain Matters	46
7.5	Confidentiality	47
7.6	Exclusivity	47
7.7	Public Statements	48
7.8	Insurance	48
7.9	Record Retention	48
7.10	Bulk Sales	49
7.11	Business Relationships; Payments	49
7.12	Other Rights	49

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ARTICLE 8	EMPLOYEE MATTERS	49
8.1	Automatic Transfer Employees	49
8.2	Offered Employees	50
8.3	Employee Retention Plans	51
8.4	Non-Solicitation of Transferred Employees	51
8.5	Tax Reporting	52
8.6	No Third Party Beneficiaries	52
ARTICLE 9	TAX MATTERS	52
9.1	Cooperation	52
9.2	Transfer Taxes	52
9.3	Allocation of Property Taxes	53
ARTICLE 10	NON-COMPETITION	53
10.1	Non-Competition	53
10.2	Severability	54
ARTICLE 11	PRE-CLOSING TERMINATION	54
11.1	Pre-Closing Termination	54
11.2	Effect of Pre-Closing Termination	55
11.3	Expenses	55
ARTICLE 12	POST-CLOSING INDEMNIFICATION	55
12.1	Survival of Representations and Warranties	55
12.2	Indemnification	56
12.3	Limitations on Indemnification	58
12.4	Indemnification Claims	59
12.5	Third Party Claims	59
12.6	Setoff	60
12.7	Tax Matters	61
12.8	Release	61
ARTICLE 13	MISCELLANEOUS	61
13.1	Notices	61
13.2	Certain Interpretations	62
13.3	Amendments and Waivers	63
13.4	Successors and Assigns	63
13.5	Severability	63
13.6	Specific Performance	63
13.7	Other Remedies	63
13.8	No Third Party Beneficiaries	64

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13.9	Entire Agreement	64
13.10	Governing Law	64
13.11	Arbitration	64
13.12	Waiver of Jury Trial	65
13.13	Counterparts	65

-iv-

SCHEDULES

Schedule 1.1(b) – Transferred Tangible Property

Schedule 1.1(d)-A – Transferred Patents

Schedule 1.1(d)-B – Transferred Trademarks

Schedule 1.1(d)-C – Documentation Deliverables

Schedule 1.1(d)-D – Transferred PCIe Assets

Schedule 1.1(d)-E – Transferred Technology

Schedule 1.1(d)-F – Transferred Copyrights

Schedule 1.1(d)-G – Other Transferred IP

Schedule 1.1(e) – Transferred Leases

Schedule 1.1(f) – Transferred Contracts

Schedule 1.1(g) – Transferred Permits

Schedule 1.1(j) – Additional Transferred Assets

Schedule 1.1(x) – Key Employees

Schedule 1.1(y) – Non-Offered Employees

Schedule 1.1(z) – Seller Knowledge Persons

Schedule 1.3(b) – Open Purchase Orders and Backlog

Schedule 1.3(c) – Assumed Employee Liabilities

Schedule 1.7(a) – Shared Contracts

Schedule 1.7(b) – Required Shared Contracts

Schedule 2.2(a) – Valuation Methodology

Schedule 3.2(a)(viii) – Required Leases

Schedule 3.3(b)(v) – Required Consents

Schedule 3.3(b)(vii)(A) – Transferred Permits

Schedule 3.3(b)(vii)(B) – Buyer Permits

Schedule 3.3(b)(x)(A) – Released Liens

Schedule 7.12 – Other Rights

Seller Disclosure Schedule

Section 4.8(a) – Business Personal Property

Section 4.8(b) – Related Personal Property

Section 4.8(c) – Inventory

Section 4.9(b)(i) – Business Real Property Leases

Section 4.9(b)(ii) – Related Real Property Leases

Section 4.10(d) – Business Permits

Section 4.10(h) – RoHS/WEEE Business Products

Section 4.11(a)(i) – Registered IP

Section 4.11(a)(iv) – Required Actions in Respect of Registered IP

Section 4.11(c) – Business Products

Section 4.11(d) – Granted Rights

Section 4.11(e) – Actions

Section 4.11(i) – Contracts

Section 4.11(j) – Third Party Components (Other than Open Source Software)

Section 4.11(k) – Third Party Components (Open Source Software)

Section 4.11(o) – Defects, Errors, Bugs and Deficiencies

Section 4.11(s) – Disaster and Security Plans, Procedures and Facilities

Section 4.12(a) – Material Contracts

Section 4.14(a) – Business Employee

Section 4.14(b) – Consultants

Section 4.14(g) – Terminated Business Employees

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Section 4.14(h) – Business Employees Receiving Payments

Section 4.15(a) – Business Employee Benefit Plans

Section 4.15(d) – Business Employee Benefit Plans (Deferred Compensation)

Section 4.15(e) – Business Employees Not Terminable At Will

Section 4.16 – Insurance Policies

Section 4.18(b) – Permits

Section 4.21 – Credit Support

Section 4.23 – Export Control Classifications

Section 6.1 – Conduct of Business

Section 6.2 – Permitted Actions

Section 6.2(t) – Permitted Capital Expenditures

EXHIBITS

Exhibit A – Form of License Agreement

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Bill of Sale

Exhibit D – Form of Assignment and Assumption Agreement

Exhibit E-1 – Form of IP Assignment (Patents)

Exhibit E-2 – Form of IP Assignment (Copyrights)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2013 by and between PMC-Sierra, Inc., a Delaware corporation (“Buyer”), Integrated Device Technology, Inc., a Delaware corporation (“Seller”), and Integrated Device Technology (Malaysia) Sdn. Bhd., a Malaysian corporation (“Selling Subsidiary”). Each of Buyer, Seller, and Selling Subsidiary are referred to herein sometimes as a “Party” and together as the “Parties.” All capitalized terms that are used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.

RECITALS

A. Seller, through itself and its Subsidiaries (including Selling Subsidiary), is engaged in the Business and owns the Transferred PCIe Assets.

B. Buyer desires to purchase the Business, and Seller and Selling Subsidiary desire to sell the Business, pursuant to a purchase and sale of all assets to the extent used exclusively in the Business.

C. Buyer desires to purchase the Transferred PCIe Assets, and Seller and Selling Subsidiary desire to sell the Transferred PCIe Assets.

D. The Parties desire to provide for the assignment and assumption by Seller and Selling Subsidiary to Buyer of certain liabilities and other obligations to the extent relating to the Business.

E. The Parties desire, as a condition and inducement to the willingness of the Parties to enter into this Agreement, that the Parties enter into concurrently herewith a License Agreement, substantially in the form attached hereto as Exhibit A (the “License Agreement”), which will be effective only upon the consummation of the Transactions at Closing.

F. The Parties desire, as a condition and inducement to the willingness of Buyer to enter into this Agreement, that Buyer and Seller enter into at the Closing a Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”).

G. The Parties desire to enter into the other Transaction Agreements, in each case as more fully described and upon the terms and subject to the conditions set forth herein (the transactions contemplated by this Agreement and the other Transaction Agreements are referred to, collectively, as the “Transactions”).

H. The Parties desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this agreement, in connection with the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

THE TRANSACTIONS

1.1 Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller and Selling Subsidiary shall (and, where applicable, shall cause their respective Subsidiaries to) sell, transfer, assign, convey and deliver to Buyer or one or more of its

Subsidiaries, and Buyer shall (and, where applicable, shall cause its Subsidiaries to) purchase, acquire and accept from Seller, Selling Subsidiary and their respective Subsidiaries, all right, title and interest of Seller, Selling Subsidiary and their respective Subsidiaries in, to and under (a) all of the assets, properties and rights (including contractual rights) of every kind and description, real, personal or mixed, tangible or intangible, wherever located, and whether or not reflected on the financial statements or other books and records of Seller or any of its Subsidiaries, exclusively used in the Business as it is operated by Seller and its Subsidiaries as of the date hereof and on the Closing Date and (b) the Transferred PCIe Assets (collectively, the “Transferred Assets”), free and clear of all Liens. Notwithstanding anything to the contrary in this Agreement, the phrase “used exclusively” (or similar references), when used with respect to the Business, the Business Products, or the Transferred PCIe Assets, shall mean used exclusively with respect to all (or any subset of) the Business, the Business Products, and/or the Transferred PCIe Assets collectively as a whole. For the avoidance of doubt, (X) no asset of Seller or its Subsidiaries shall be excluded from the Transferred Assets because it is used in both the Business and in Seller’s or its Subsidiaries’ PCIe Switches or PCIe Retimers and (Y) if an asset of Seller or its Subsidiaries is used in both the Business and in Seller’s or its Subsidiaries’ PCIe Switches or PCIe Retimers (but in no other businesses, products or services of Seller or its Subsidiaries), then such asset would be deemed to be used exclusively in the Business and used exclusively with respect to the Transferred PCIe Assets. Without limiting the generality of the foregoing, the Transferred Assets shall include the following, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or any Affiliate of Seller’s financial statements:

(a) all Business Products;

(b) all Transferred Tangible Property;

(c) all Transferred Inventory;

(d) all Transferred IP;

(e) all Transferred Leases;

(f) all Transferred Contracts;

(g) all Transferred Permits;

(h) all Transferred Books and Records;

(i) all Transferred Claims;

(j) all assets set forth on Schedule 1.1(j); and

(k) copies of all files and records associated with Transferred Employees.

1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, all assets of Seller and its Subsidiaries that are not Transferred Assets (collectively, the “Excluded Assets”) shall remain the property of Seller and its Subsidiaries as of the Closing and shall not be transferred to or otherwise acquired by Buyer or any of its Subsidiaries pursuant to or in connection with this Agreement or the Transactions contemplated hereby. Excluded Assets shall include (and in no event shall the definitions of the Transferred Assets listed in Section 1.1 be deemed to include): (a) any interests of Seller and its Subsidiaries in Real Property other than the Transferred Leases; (b) any Hazardous

Material waste created prior to the Closing; (c) any Hazardous Material not required for or reasonably expected to be required for the continued conduct of the Business after the Closing in the manner being conducted or planned to be conducted at the Closing; (d) all Accounts Receivable of Seller or any of its Subsidiaries; (e) all Tax refunds and credits of Seller; (f) all Tax books and records and Tax-related documents of Seller and its Subsidiaries; (g) all Business Employee Benefit Plans and any assets of such Business Employee Benefit Plans; (h) all human resources documents related to any Business Employee who is not a Transferred Employee; (i) any product developed, manufactured, distributed or sold by Seller or any of its Subsidiaries (or by any other Person whose Liability Seller or any of its Subsidiaries has retained or assumed either contractually or by operation of Law) other than the Business Products; (j) all Licensed IP; (k) any assets set forth in Section 4.4(b) of the Seller Disclosure Schedule that are not specifically scheduled as Transferred Assets on any Schedule to this Agreement; (l) any Third Party Components, other than Open Source Software, set forth in Section 4.11(j) of the Seller Disclosure Schedule that are not specifically scheduled as Transferred Assets on any Schedule to this Agreement; (m) any Third Party Components that are Open Source Software set forth in Section 4.11(k) of the Seller Disclosure Schedule that are not specifically scheduled as Transferred Assets on any Schedule to this Agreement; (n) any items listed in Section 4.8(b) of the Seller Disclosure Schedule that are not specifically scheduled as Transferred Assets on any Schedule to this Agreement; and (o) all Contracts that are not Transferred Contracts.

1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, only the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means the Liabilities specifically set forth or described in paragraphs (a) through (g) below, whether or not any such Liabilities have a value for accounting purposes or are carried or reflected in or specifically referred to in Seller’s or any Affiliate of Seller’s financial statements:

(a) all Liabilities arising after the Closing under the Transferred Leases and Transferred Contracts, but only to the extent such obligations (i) do not directly arise from or directly relate to any violation, breach or default by Seller or any of its Subsidiaries of any provision of any of such Transferred Leases or Transferred Contracts, and (ii) do not directly arise from or directly relate to any event, circumstance or condition occurring or existing prior to the Closing that constitutes or has resulted in, or, with notice or lapse of time, would constitute or result in, a violation, breach or default of any such Transferred Leases or Transferred Contracts or, in the case of the Transferred Leases, a liability to the lessee, under applicable Law;

(b) all open purchase orders and any other backlog of Seller or its Subsidiaries, in either case incurred in the ordinary course of business and that relate exclusively to the Business, that have not been fulfilled as of the Closing, and that are listed on Schedule 1.3(b);

(c) those Liabilities accrued as of immediately prior to the Closing for vacation, severance, pay in lieu of notice and other accrual-based employee benefits for Transferred Employees but only to the extent such payments and benefits are listed and quantified on a per Person basis on Schedule 1.3(c) and (i) are expressly provided for under a Business Employee Benefit Plan disclosed on Section 4.15(e) of the Seller Disclosure Schedule and a true and accurate copy of such Business Employee Benefit Plan has been made available to Buyer; (ii) are expressly required by applicable Laws (including in respect of the Automatic Transfer Employees) to be transferred to Buyer at the Closing; or (iii) are expressly assumed under the written offer made to such Transferred Employee by Buyer or its Subsidiaries in accordance with Section 8.2;

(d) all product warranty claims from customers of the Business Products that are made following the Closing Date (solely with respect to Business Products sold by Buyer and its Subsidiaries after the Closing);

(e) those Liabilities with respect to Transferred Employees that are incurred after the Closing in respect of services provided by the Transferred Employees to Buyer after the Closing or the termination thereof;

(f) Transfer Taxes and Property Taxes to the extent specifically allocated to Buyer pursuant to Sections 9.2 and 9.3; and

(g) all Liabilities arising after the Closing that exclusively relate to the Business, other than Liabilities arising after the Closing under the Transferred Leases and Transferred Contracts but which, pursuant to the proviso in Section 1.3(a), are not Assumed Liabilities.

1.4 Excluded Liabilities. Seller, Selling Subsidiary and Buyer hereby expressly acknowledge and agree that Buyer shall only accept, assume and agree to pay, perform or otherwise discharge the Assumed Liabilities hereunder and the Assumed Liabilities shall not include, and neither Seller nor any Subsidiary of Seller shall assign to Buyer pursuant to this Agreement or any other Transaction Agreement, and Buyer shall not accept or assume or be obligated to pay, perform or otherwise assume or discharge, any Liabilities of Seller or any Affiliate of Seller, whether direct or indirect, known or unknown, absolute, contingent or otherwise pursuant to or under the Excluded Liabilities. For purposes of this Agreement, the term “Excluded Liabilities” means any and all Liabilities of Seller or any of its Affiliates that do not constitute Assumed Liabilities and includes any and all Liabilities set forth or described in paragraphs (a) through (q) below, in each case whether or not any such Liability has a value for accounting purposes or is carried or reflected on, or specifically referred to in, Seller’s or the applicable Affiliate’s financial statements:

(a) except as specifically set forth in Section 1.3(b), Section 1.3(c), or Section 1.3(e), all Liabilities of the Business or with respect to the Transferred Assets arising prior to the Closing;

(b) all Liabilities arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries of any business other than the Business;

(c) all Liabilities arising out of or relating to any Excluded Assets;

(d) any and all Liabilities with respect to Seller’s or its Affiliates’ conduct of the Business or any other conduct of Seller or any of Seller’s Subsidiaries or Affiliates prior to the Closing;

(e) all Liabilities related to any current, former or prospective Employees who are not Transferred Employees (including but not limited to any Employees who are not Business Employees and any Employees, including Automatic Transfer Employees, who refuse to accept or commence employment with Buyer or its Affiliates), whether or not such Liabilities arise prior to or after the Closing;

(f) except as expressly provided for in Article 8 and Section 1.3(c), all Liabilities under or relating to (i) Business Employee Benefit Plans, including any accrued vacation or paid time off balances held by Business Employees at the Closing, and (ii) any claims by current, former or prospective Employees (and their covered dependents or beneficiaries) which are based on acts or omissions by Seller or its Subsidiaries which occurred prior to the Closing;

(g) except as expressly provided for in Section 1.3(c), all Liabilities related to any Automatic Transfer Employee arising prior to the Closing;

(h) except as expressly provided for in Article 8 and Section 1.3(c), all Liabilities incurred in connection with any restructuring or reorganization of Seller or its Subsidiaries whether resulting from the Transactions or otherwise;

(i) any Liabilities of Seller or any of its Subsidiaries in respect of any Accounts Payable;

(j) any Liabilities of Seller and its Affiliates in respect of any Indebtedness;

(k) any Liability to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by Seller pursuant to Section 11.3 with respect to the Transactions;

(l) any Liability arising from any Hazardous Material including, without limitation, any Liability arising in connection with the use, disposal, remediation, removal, treatment transportation, treatment, storage or other handling or any Hazardous Material prior to the Closing and the presence of any Hazardous Material at any leased or owned real property as of the Closing in violation of applicable legal requirements;

(m) any Liabilities of Seller or any of its Subsidiaries under this Agreement, the schedules attached hereto and each Transaction Agreement;

(n) any Liabilities of Seller or any of its Subsidiaries (i) arising by reason of any violation (or violation alleged in writing) of any Law, (ii) arising by reason of any breach (or breach alleged in writing) by Seller or any of its Subsidiaries of any Contract or Order, or (iii) relating to any Action arising out of or in connection with Seller’s or its Subsidiaries’ conduct of the Business or any other conduct of Seller, its Subsidiaries or their respective Affiliates prior to the Closing;

(o) any Indemnifiable Tax Liabilities;

(p) the financial Liability for all product warranty claims from customers of the Business Products other than as specifically described in Section 1.3(d); and

(q) any and all Liabilities for which Seller or any of Seller’s Affiliates becomes liable as a result of or in connection with the failure by Seller or any of Seller’s Affiliates to comply with any bulk sales laws or as a result of any “defacto merger” or “successor-in-interest” theory of liability.

1.5 Legal Transfer and Physical Delivery.

(a) The Transferred Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be jointly prepared by Buyer and Seller and shall include, in addition to the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignments, which shall be executed no later than at or as of the Closing by Seller and/or one or more of its Subsidiaries, as appropriate, and Buyer and/or one or more of its Subsidiaries, as appropriate.

(b) Seller and Selling Subsidiary will (i) prepare for the removal and relocation of any Transferred Tangible Property located at facilities that are not to be purchased, assigned, subleased, transferred to or otherwise occupied by Buyer or any of its Subsidiaries pursuant to this Agreement or any other agreement entered into in connection with the Transactions, or, if a third party facility, the Contract for which is not a Transferred Contract (each such facility, an “Excluded Seller Facility”) and remove and relocate such Transferred Assets from the relevant Excluded Seller Facility prior to the Closing, and (ii) prepare for the removal and relocation of any tangible Excluded Assets located at facilities that are to be purchased, assigned or transferred to Buyer and its Subsidiaries and not subleased or otherwise occupied by Seller or any of its Subsidiaries following the Closing pursuant to this Agreement or any other agreement entered into in connection with the Transactions (each such facility, a “Post-Closing Buyer Facility”) and remove and relocate such Excluded Assets from the relevant Post-Closing Buyer Facility prior to the Closing. The reasonable costs of any such removal and relocation shall be borne equally by Buyer and Seller. Subject to the provisions hereof, each of Seller, Selling Subsidiary and Buyer agrees to cooperate, and agrees to cause their respective Subsidiaries, as applicable, to cooperate with each other, and provide each other all assistance reasonably requested by the other party in connection with the planning and implementation of the removal and relocation of any such Transferred Assets or Excluded Assets to such location as Buyer or Seller, as applicable, will designate.

(c) Transfer and delivery of the Transferred IP and Licensed Technology shall include physical or electronic delivery of all Transferred IP and Licensed Technology, including delivery or production of Documentation Deliverables and other appropriate documentation thereof as reasonably requested by Buyer to facilitate the transfer and operation of the Business. The Parties shall cooperate in good faith to define and transfer such Transferred IP and Licensed Technology, but it is understood and acknowledged that Seller and Selling Subsidiary are ultimately responsible for delivering (i) the Transferred IP and (ii) the Licensed Technology, to the extent (A) reasonably requested by Buyer or (B) reasonably necessary in order to exercise the rights granted to Buyer with respect to such Licensed Technology. To the maximum extent commercially practicable, all Software and each other Transferred Asset capable of delivery by electronic means to be delivered hereunder shall be delivered by electronic means in a manner reasonably specified by Buyer. Except as expressly permitted in the License Agreement or in the Transition Services Agreement, neither Seller nor any Affiliate of Seller shall retain in its possession or control any Transferred IP or Transferred Technology or any copy thereof.

(d) From time to time following the Closing, Seller, Selling Subsidiary and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, powers of attorney and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to fully and effectively transfer, assign and convey to Buyer and its Subsidiaries and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer and its Subsidiaries under this Agreement and to fully and effectively transfer, assign and convey to Buyer and its Subsidiaries and their respective successors and assigns, the Assumed Liabilities intended to be assumed by Buyer and its Subsidiaries under this Agreement, and to otherwise make effective the Transactions contemplated hereby and to confirm the right, title or interest of Buyer and its Subsidiaries in the Transferred Assets, to put Buyer and its Subsidiaries in actual possession and operating control thereof, including (i) transferring back to Seller and its Subsidiaries any Liability not contemplated by this Agreement to be an Assumed Liability, which Liability was transferred to Buyer and its Subsidiaries at Closing and (ii) transferring to Buyer and its Subsidiaries any Liability contemplated by this Agreement to be an Assumed Liability which was not transferred and/or delivered to Buyer and its Subsidiaries at Closing.

(e) From time to time after the Closing, Seller and Selling Subsidiary shall (and shall cause each of their respective Subsidiaries to) execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer and its Subsidiaries, and to place Buyer and its Subsidiaries in possession and control of, the Transferred Assets, or to enable Buyer and its Subsidiaries to exercise and enjoy all rights and benefits of Seller and its Subsidiaries with respect thereto. Buyer shall take such actions as Seller may reasonably request in order to assure Buyer and its Subsidiaries’ assumption of the Assumed Liabilities. With respect to any Transferred Lease, Buyer shall cooperate with Seller in attempting to obtain any necessary consents in connection with such transfer, including without limitation (a) providing financial statements and references as may be reasonably requested by the lessor under such Transferred Lease, (b) agreeing to any amendments to such Transferred Lease as may be reasonably requested by the lessor under such Transferred Lease and (c) entering into a direct lease with the lessor, if reasonably requested by the lessor and on terms that are not materially more adverse to Buyer in comparison to those of the Transferred Lease or otherwise acceptable to Buyer in its reasonable discretion.

(f) If, during the four-year period after the Closing, Buyer determines in good faith that any material asset that falls within the definition of a “Transferred Asset” was not included on a Schedule and/or not transferred to Buyer as of the Closing, Seller or its Subsidiary, as applicable, shall promptly, without payment of further consideration by Buyer, transfer and assign such asset to Buyer, which assignment shall be deemed to have been effective as of the Closing, the relevant Schedule shall be amended accordingly, as applicable, and upon such transfer Buyer and its Affiliates (as applicable) shall grant to Seller and its Affiliates (as defined in the License Agreement) a license to such asset as a “Memory Controller Patent,” “PCIe Patent,” “Other Licensed Transferred Intellectual Property Right,” or “Licensed Transferred PCIe Technology,” as applicable, under the terms of the License Agreement with respect to products of Seller and its Affiliates (as defined in the License Agreement) as then used or under development. If, during the four-year period after the Closing, Seller determines in good faith that any material asset (excluding any asset listed as a Transferred Asset on a Schedule to this Agreement, which may not be requested by Seller) was, but should not have been, transferred to Buyer as of the Closing, Buyer or its Subsidiary, as applicable, shall promptly, without payment of consideration by Seller, transfer and assign such asset to Seller, and upon such transfer Seller and its Affiliates (as applicable) shall grant to Buyer and its Affiliates a license to such asset as “Licensed IP” under the terms of the License Agreement with respect to products of Buyer and its Affiliates as then used or under development. Any dispute regarding whether an asset should be assigned hereunder shall be resolved in accordance with Section 13.11.

1.6 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to Buyer or any of its Subsidiaries (provided, that this Section 1.6(a) shall not affect whether any asset, property or right shall be deemed to be a Transferred Asset for any other purpose under this Agreement, including for purposes of Article 4) or for Buyer or any of its Subsidiaries and their respective successors and assigns to assume any Assumed Liability which by its terms or by Law is not transferable or assignable, as applicable, without the consent or waiver of a third party or is cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver shall have been obtained (collectively, the “Non-Assignable Assets”).

(b) Seller shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to obtain, or to cause to be obtained, any consent or waiver that is required for Seller and its Subsidiaries to sell, transfer, assign, convey and deliver the Transferred Assets to Buyer and its Subsidiaries pursuant to this Agreement. Notwithstanding anything to the contrary herein, if the third party to any Transferred Asset conditions its grant of a consent (including by threatening to exercise a

“recapture” or other termination right) upon, conditions its agreement to enter into a Replacement Contract upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, or the provision of additional security (including a guaranty) (each, a “Transfer Fee”), (i) Seller shall be responsible for the payment of any Transfer Fee for a Transferred Asset or Replacement Contract that is exclusively related to the Business and (ii) the Parties shall share equally in the payment of a Transfer Fee for a Transferred Asset or a Replacement Contract that is not exclusively related to the Business; provided that in the case of clause (ii), the terms of such Transfer Fee shall be subject to both Buyer’s and Seller’s approval, in each case not to be unreasonably withheld. To the extent permitted by applicable Law, in the event any such consent, waiver or Replacement Contract cannot be obtained prior to Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller or the Selling Subsidiary, as applicable, in trust for the benefit of Buyer, and all benefits and obligations existing thereunder shall be for Buyer’s account, (ii) Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller or the Selling Subsidiary) all of the covenants and obligations of Seller or Selling Subsidiary, as applicable, incurred after the Closing with respect to such Non-Assignable Assets, (iii) Seller or Selling Subsidiary, as applicable, shall take or cause to be taken at its own expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and promptly pay over to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets, and (iv) the Parties, as applicable, shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the other Transaction Agreements. If and when such consent or waiver is obtained following Closing, Seller shall, and shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver such Non-Assignable Asset to Buyer or its applicable Subsidiaries for no additional consideration.

(c) As of and from the Closing, Seller and Selling Subsidiary authorize (and shall cause each of their respective Subsidiaries to authorize) Buyer (and, to the extent applicable, each of its Subsidiaries), to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller, Selling Subsidiary and their respective Subsidiaries under the Non-Assignable Assets.

1.7 Shared Contracts.

(a) Schedule 1.7(a) sets forth a list of all Shared Contracts.

(b) Seller shall use its commercially reasonable efforts prior to the Closing to cause the counterparty to (i) each Shared Contract listed on Schedule 1.7(b) (each, a “Required Shared Contract”) and (ii) each other Shared Contract that is not a Required Shared Contract that Buyer identifies as a Shared Contract that Buyer desires to assume in part or with respect to which Buyer desires to enter into a Replacement Contract (A) in writing to Seller within thirty (30) days after the date hereof (the “Shared Contract Election Date”) or (B) on Schedule 3.3(b)(v) (each an “Identified Shared Contract”), to consent to a partial assignment to Buyer or one or more of its Subsidiaries that is not subject to termination by the Seller or its Subsidiaries of such portions of such Required Shared Contract or Identified Shared Contract that are exclusive to the Business (each such assignment, a “Partial Shared Contract Assignment”), or to otherwise enter into a Replacement Contract for such Required Shared Contract or Identified Shared Contract, in each case as of the Closing, and Buyer shall use its commercially reasonable efforts to cooperate with Seller with regard to the foregoing.

(c) Notwithstanding anything to the contrary herein, if a counterparty to any Required Shared Contract or Identified Shared Contract at any time conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, conditions its agreement to enter into a Replacement Contract upon, or otherwise requires in response to a notice or consent request regarding this Agreement the payment of a Transfer Fee, (i) Seller shall be responsible for the payment of any such Transfer Fee for (A) any Partial Shared Contract Assignment and (B) any Replacement Contract for a Required Shared Contract and (ii) the Parties shall share equally in the payment of any Transfer Fee for any Replacement Contract for an Identified Shared Contract that, as of the date of this Agreement, does not apply solely to the Business, and the terms of such Transfer Fee referenced in this clause (ii) shall be subject to both Buyer’s and Seller’s approval, in each case not to be unreasonably withheld. Seller shall, or shall cause one or more of its Subsidiaries, as applicable, to consummate each (i) Partial Shared Contract Assignment and (ii) Replacement Contract for a Required Shared Contract. Any condition to closing related to a Required Shared Contract for which there is a Replacement Contract for such Required Shared Contract shall be deemed to be waived by Buyer.

(d) With respect to each Required Shared Contract and each Identified Shared Contract, until the earlier of (i) the date that is twelve (12) months after the Closing Date and (ii) the date such Required Shared Contract or Identified Shared Contract is acquired by Buyer or its Subsidiary through a Partial Shared Contract Assignment or a Replacement Contract, Seller shall not, and shall not permit any of its Subsidiaries to, take any action to terminate prior to its expiration such Required Shared Contract or Identified Shared Contract, or take any action or fail to take any action that would permit the other party to any such Required Shared Contract or Identified Shared Contract to terminate prior to its expiration such Required Shared Contract or Identified Shared Contract; provided that Seller or any of its Subsidiaries, as applicable, shall be able to terminate such Required Shared Contract or Identified Shared Contract pursuant to the terms of such Required Shared Contract or Identified Shared Contract in the event of a material breach by any counterparty thereto. Seller shall promptly notify Buyer of any circumstances which could reasonably be expected to result in any such termination. Notwithstanding the foregoing, Seller shall not be required to partially assign to Buyer or any of its Subsidiaries any of the Shared Contracts for which consent has not been obtained.

(e) With respect to each Required Shared Contract or Identified Shared Contract for which the arrangements described in Section 1.7(b) could not be entered into prior to the Closing Date, Seller agrees to continue to use its commercially reasonable efforts for a period of six (6) months from and after the Closing Date to cause the counterparty to each such Required Shared Contract or Identified Shared Contract to consent to a Partial Shared Contract Assignment of such Required Shared Contract or Identified Shared Contract to Buyer or one or more of its Subsidiaries, or to otherwise enter into a Replacement Contract for such Required Shared Contract or Identified Shared Contract. Until any such consent or Replacement Contract is obtained, Seller and Buyer will use their respective commercially reasonable efforts to cooperate in any lawful and reasonable arrangement which will provide Buyer and its Subsidiaries the obligations and benefits of any such Required Shared Contract or Identified Shared Contract with respect to the Business, including subcontracting, licensing, sublicensing, leasing or subleasing to Buyer and its Subsidiaries any or all of Seller’s and its Subsidiaries’ rights and obligations with respect to such Required Shared Contract or Identified Shared Contract with respect to the Business. With respect to that portion of the Required Shared Contract or Identified Shared Contract that Buyer has notified Seller pursuant to the first sentence of Section 1.7(b) that it desires to assume in part, Buyer shall (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) be solely entitled to all benefits thereof, economic or otherwise, (iii) be solely responsible for any warranty or breach thereof, and any repurchase, indemnity and service obligations thereof, and (iv) promptly reimburse the reasonable costs and expenses of Seller and its Affiliates related thereto. If and when such consents or approvals are obtained or such other required actions have been taken, the partial assignment of such Required Shared Contract or Identified Shared Contract will be effected in accordance with the terms of this Agreement.

1.8 Payment of Transfer Fees. Except as set forth below in this Section 1.8, Seller and its Subsidiaries, as applicable, shall promptly pay to the applicable third party any Transfer Fees payable under this Agreement, including any portion of any Transfer Fees payable by Buyer under this Agreement; provided that Buyer shall, prior to Seller or its Subsidiaries, as applicable, tendering such amounts to the applicable third party, pay such portion of any Transfer Fee payable by Buyer under this Agreement to Seller. In the event that Buyer notifies Seller in writing that Buyer will pay a Transfer Fee in full to the applicable third party under this Agreement, Seller shall promptly pay its portion of any such Transfer Fee to Buyer and Buyer shall promptly pay such Transfer Fee in full to such third party.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Transferred Assets (the “Purchase Price”) shall be (i) a cash payment of One Hundred Million Dollars ($100,000,000) (the “Unadjusted Purchase Price”), as adjusted pursuant to the terms of Section 2.2, payable by Buyer (or any of Buyer’s Affiliates in accordance with Section 13.4(a)) in accordance with the terms of this Agreement, plus (ii) assumption by Buyer (or one or more of its Subsidiaries) of the Assumed Liabilities in accordance with the terms of this Agreement.

2.2 Purchase Price Adjustments.

(a) For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto below:

(i) “Adjusted Purchase Price” shall mean the Unadjusted Purchase Price minus (A) the sum of the positive amounts, if any, by which (I) the Target Closing Inventory Value of each Inventory Component Type exceeds (II) the Closing Inventory Value of the same Inventory Component Type; minus (B) the amount of the Liabilities accrued as of immediately prior to Closing with respect to the Transferred Employees for vacation, severance, pay in lieu of notice and other accrual-based employee benefits under Business Employee Benefit Plans (but only to the extent Buyer expressly assumes those Liabilities under Section 1.3(c)) (the “Accrued Employee Liabilities”); minus (C) the Retention Payments determined as of the Closing Date, provided that no adjustment to the Unadjusted Purchase Price pursuant to clause (A) above shall be made as to any Inventory Component Type unless the number of units of Closing Inventory of such Inventory Component Type is less than ninety percent (90%) of the number of units of Target Closing Inventory of the same Inventory Component Type.

(ii) “Closing Inventory” shall mean the actual number of units of Inventory that at the Closing would be Transferred Inventory, measured by Inventory Component Type, as of the close of business on the Business Day immediately prior to the Closing Date.

(iii) “Closing Inventory Value” shall mean the actual dollar value of the Closing Inventory of an Inventory Component Type calculated according to the valuation methodology set forth on Schedule 2.2(a)(iii), as of the close of business on the Business Day immediately prior to the Closing Date.

(iv) “Target Closing Inventory” shall have the meaning set forth in Schedule 2.2(a).

(v) “Target Closing Inventory Value” shall mean the dollar value of the Target Closing Inventory of an Inventory Component Type, calculated according to the valuation methodology set forth on Schedule 2.2(a)(v).

(b) No later than seven (7) Business Days prior to the date preliminarily agreed to by the Parties as the Closing Date (subject to all conditions thereto), Seller shall deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth Seller’s good faith estimate of (i) the Target Closing Inventory Value for each Inventory Component Type, (ii) the Accrued Employee Liabilities, (iii) the Retention Payments and (iv) a calculation of the Adjusted Purchase Price based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Adjusted Purchase Price”), together with reasonably detailed supporting documentation for such calculations and any additional documentation and information reasonably requested by Buyer (which shall be promptly provided by Seller).

(c) At the Closing, pursuant to this Section 2.2(c) and Section 3.2(b)(i), Buyer shall deliver to Seller a cash payment in immediately available funds in an amount equal to the Estimated Adjusted Purchase Price as set forth in the Pre-Closing Statement.

(d) As promptly as practicable, but in no event later than one hundred twenty (120) days after the Closing Date (the “Post-Closing Statement Date”), Buyer may deliver to Seller a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of (i) the Closing Inventory Value (and each component thereof), (ii) the Accrued Employee Liabilities, (iii) the Retention Payments and (iv) a calculation of the Adjusted Purchase Price based on the foregoing amount, together with reasonably detailed supporting documentation for such calculations and any additional documentation and information reasonably requested by Seller (which shall be promptly provided by Buyer).

(e) After the delivery of a Post-Closing Statement, Buyer shall provide Seller and its representatives with reasonable access (with the right to make copies), during normal business hours and upon reasonable advance notice, to the work papers of Buyer related to the preparation of the Post-Closing Statement, as well as to any of the property and facilities and such books and records, correspondence and other relevant documentation and information of Buyer related to the Business, and Buyer shall make available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement. Seller shall have thirty (30) calendar days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same together with all documentation and information requested in accordance with this Section 2.2(e) (which shall be promptly provided by Buyer). On or before the expiration of the Review Period, Seller shall deliver to Buyer a written statement accepting or disputing the Post-Closing Statement. In the event that Seller shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of Seller’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Estimated Adjusted Purchase Price that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Seller delivers a statement to Buyer accepting the Post-Closing Statement or does not deliver a Dispute Statement to Buyer within the Review Period, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(f) If Seller delivers a Dispute Statement during the Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Seller may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Buyer and Seller during the Resolution Period shall be final and binding on the Parties and not subject to appeal. If Buyer and Seller do not resolve all such disputed items by the end of the Resolution Period, Buyer and Seller shall submit all items then remaining in dispute with respect to the Dispute Statement to the Accounting Firm for review and resolution (with each Party preparing a submission to the Accounting Firm that reflects all revisions made to such Party’s proposal as a result of the negotiations during the Resolution Period and outlining the items that remain in dispute at the time of the submission only). The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm (i) shall determine only those items remaining in dispute between Buyer and Seller, and (ii) shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyer in the Post-Closing Statement or the amount of such disputed item as proposed by Seller in the Dispute Statement. Each of Buyer and Seller shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties hereto and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted. Neither Party shall engage in ex parte communications with the Accounting Firm with respect to the Transactions until the Accounting Firm issues its final determination.

(g) In the event that no Post-Closing Statement is delivered within the period provided in Section 2.2(d), the Estimated Adjusted Purchase Price shall be the “Final Adjusted Purchase Price.” In the event that a Post-Closing Statement is delivered within the period provided in Section 2.2(d), the Adjusted Purchase Price, as determined in accordance with the final, binding and nonappealable resolution of the calculation of the amount of Closing Inventory Value and Accrued Employee Liabilities, shall be the “Final Adjusted Purchase Price.” As soon as practicable (and in any event within five (5) Business Days) following the determination of the Final Adjusted Purchase Price, if the Estimated Adjusted Purchase Price is greater than the Final Adjusted Purchase Price, Seller shall deliver to Buyer a cash amount equal to such excess in immediately available funds by wire transfer to an account or accounts designated in writing by Buyer.

ARTICLE 3

THE CLOSING

3.1 Closing. Unless this Agreement is validly terminated pursuant to Section 11.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than three (3) Business Days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 3.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, CA 94303, unless another date and/or place is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

3.2 Closing Deliveries.

(a) Seller and Selling Subsidiary Closing Deliveries. At the Closing and subject thereto, Seller and Selling Subsidiary shall deliver (or cause to be delivered) to Buyer the following:

(i) a receipt against payment of the Estimated Adjusted Purchase Price payable at the Closing pursuant to Section 2.2(c) and Section 3.2(b)(i);

(ii) an executed copy of the Bill of Sale substantially in the form attached hereto as Exhibit C (the “Bill of Sale”);

(iii) an executed copy of the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”);

(iv) an executed copy of the License Agreement;

(v) an executed copy of the Transition Services Agreement;

(vi) an executed copy of the Intellectual Property Assignments substantially in the forms attached hereto as Exhibit E-1 and Exhibit E-2 (the “IP Assignments”);

(vii) the offer letters provided by Buyer or its Subsidiaries to the Offered Employees, duly executed by such Offered Employees to the extent required by Sections 3.3(b)(viii) and 3.3(b)(ix);

(viii) an executed copy of an Assignment and Assumption of Lease, in form and substance reasonably acceptable to Buyer and to Seller (each, a “Lease Assumption Agreement”), with respect to each Transferred Lease set forth on Schedule 3.2(a)(viii), together with the written consent of the applicable lessor, sublessor or licensor under such Transferred Lease in a form reasonably acceptable to Buyer;

(ix) a certificate of non-foreign status of Seller, and of each of Seller’s Subsidiaries, if any, that is organized in the United States and from whom Buyer will acquire Transferred Assets, conforming to the requirements of Treasury Regulations Section 1.1445-2(b) and in the form specified by Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(x) an executed copy of the Supply Agreement; and

(xi) such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, dated as of the Closing Date, as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Transferred Assets to Buyer pursuant to this Agreement or any Transaction Agreement, and to put Buyer in actual possession or control of the Transferred Assets.

(b) Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) to Seller the following:

(i) a cash payment in immediately available funds in the amount of the Estimated Adjusted Purchase Price, payable at the Closing pursuant to Section 2.2(c) and this Section 3.2(b)(i), to one or more accounts designated in writing by Seller prior to the Closing;

(ii) an executed copy of the Bill of Sale;

(iii) an executed copy of the Assignment and Assumption Agreement;

(iv) an executed copy of the License Agreement;

(v) an executed copy of the Transition Services Agreement;

(vi) the offer letters provided by Buyer or its Subsidiaries to the Offered Employees, duly executed by Buyer or its Subsidiary;

(vii) an executed copy of the IP Assignments;

(viii) an executed copy of each Lease Assumption Agreement;

(ix) an executed copy of the Supply Agreement; and

(x) such other documents and instruments of assumption, dated as of the Closing Date, as Seller may reasonably request or as may be otherwise necessary to evidence and effect the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement.

3.3 Closing Conditions.

(a) Closing Conditions of Both Parties. The respective obligations of Buyer, Seller and Selling Subsidiary to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i) Receipt of Requisite Regulatory Approvals.

(A) Any waiting period applicable to the Transactions under any Antitrust Laws applicable to the Transactions shall have expired or been terminated early; and

(B) Any affirmative approval of a Governmental Authority required under any Antitrust Laws applicable to the Transactions shall have been obtained.

(ii) Absence of Legal Restraints.

(A) No Governmental Authority shall have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions, or the Parties’ performance under any of the Transaction Agreements, illegal or otherwise prohibits or otherwise restrains the consummation of the Transactions or the Parties’ performance under any of the Transaction Agreements.

(B) No Action shall be pending before any Governmental Authority pursuant to which an unfavorable Order in respect thereof would (1) prevent the performance of this Agreement or the consummation of any of the Transactions or declare unlawful any of the Transactions, (2) cause any of the Transactions to be rescinded following consummation, or (3) affect adversely the right of Buyer to own the Transferred Assets or operate the Business, and no such Order shall have been issued or granted or be in effect.

(b) Additional Closing Conditions of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Buyer:

(i) Accuracy of Seller Representations and Warranties.

(A) Each of the representations and warranties of Seller set forth in Section 4.1 (Organization and Good Standing; Authority and Enforceability) shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).

(B) Each of the representations and warranties of Seller set forth in this Agreement (other than in Section 4.1 (Organization and Good Standing; Authority and Enforceability)) that is not qualified by “materiality” or “Business Material Adverse Effect” or similar concept shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date).

(C) Each of the representations and warranties of Seller set forth in this Agreement (other than in Section 4.1 (Organization and Good Standing; Authority and Enforceability)) that is qualified by “materiality” or “Business Material Adverse Effect” or similar concept shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).

(ii) Compliance with Covenants. Seller and Selling Subsidiary shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Seller or Selling Subsidiary, as applicable, prior to the Closing.

(iii) Absence of Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be ongoing as of the Closing a Business Material Adverse Effect.

(iv) Seller Closing Certificate. Buyer shall have received a certificate, duly executed by an authorized officer of Seller, certifying as to the matters set forth in Section 3.3(b)(i), Section 3.3(b)(ii) and Section 3.3(b)(iii).

(v) Required Consents. Each of the consents, waivers, approvals, authorizations, licenses, permits, and notices identified on Schedule 3.3(b)(v) shall have been obtained and shall be in full force and effect.

(vi) Seller Secretary’s Certificate. Buyer shall have received a certificate from Seller, Selling Subsidiary and of each of their respective Subsidiaries selling Transferred Assets hereunder, each duly executed by the secretary (or equivalent officer) of such Person and having attached thereto (i) the certificate of incorporation, certificate of formation, or equivalent document of such Person as in effect at the time of the Closing, (ii) the bylaws, operating agreement, or equivalent document of such Person as in effect at the time of the Closing, (iii) resolutions approved by the board of directors, board of managers, or similar governing body of such Person authorizing the transactions contemplated hereby, and (iv) good standing certificates (including tax good standing, if applicable) with respect to such Person from the applicable authority in such Person’s jurisdiction of incorporation or formation, dated a recent date before the Closing.

(vii) Required Permits.

(A) Each Transferred Permit set forth on Schedule 3.3(b)(vii)(A) shall have been transferred and delivered to, and shall inure to the benefit of, Buyer, and Seller or Selling Subsidiary shall have provided evidence of the transfer of each such Transferred Permit in form and substance reasonably satisfactory to Buyer.

(B) Each Permit set forth on Schedule 3.3(b)(vii)(B) shall have been obtained by Buyer so as to enable Buyer to own and operate the Business on the Closing Date after the Closing in the same manner in which Seller and Selling Subsidiary operated the Business on the date hereof and on the Closing Date before the Closing.

(viii) Offered Employees. At least 80% of the Offered Employees to whom Buyer shall have extended offers of employment on or prior to the date that is two weeks following the date hereof provided that Buyer received from Seller all information reasonably requested by Buyer with respect to the Offered Employees, shall (A) be employees of Seller or one of Seller’s Subsidiaries immediately prior to the Closing, (B) have accepted offers in writing of employment with Buyer (or any of Buyer’s Subsidiaries) which shall be effective as of the Closing, which accepted offers of employment shall not have been repudiated or otherwise rejected by such employee, and (C) not have notified Seller or any of its Subsidiaries, or Buyer (or any of Buyer’s Subsidiaries) that such Person has a present intent to leave the employ of Buyer (or any of Buyer’s Subsidiaries) shortly after Closing; provided that, in the event Buyer or one of its Subsidiaries does not make written offers to one or more Offered Employees (excluding for this purpose the Key Employees) on the terms set forth in Article 8, or following the acceptance of a written offer of employment by an Offered Employee (excluding for this purpose the Key Employees), Buyer (or any of its Subsidiaries) amends in a manner that is materially detrimental to the Offered Employee or withdraws such offer of employment, the applicable Offered Employees shall nevertheless be deemed to have accepted offers of employment with Buyer and shall be included in the calculation above; provided further, that any Offered Employee who dies or becomes permanently disabled or is terminated by Seller or any of its Subsidiaries for cause prior to the Closing Date shall no longer be considered an Offered Employee.

(ix) Key Employees. Each of the Key Employees shall (A) be employees of Seller (or one of Seller’s Subsidiaries) immediately prior to the Closing, (B) have accepted the

Key Employee’s Employment Offer Letter, which acceptance shall be effective as of the Closing, (C) not have notified Seller (or any of Seller’s Subsidiaries) or Buyer (or any of Buyer’s Subsidiaries) that such Person has a present intent to leave the employ of Buyer (or any of Buyer’s Subsidiaries) shortly after the Closing Date, and (D) not have repudiated or otherwise rejected such Key Employee’s Employment Offer Letter or any term thereof; provided that, notwithstanding the foregoing, there shall be allowance for one non-acceptance by any Key Employee; provided, further, that in the event Buyer or one of its Subsidiaries does not make written offers to one or more Key Employees on the terms set forth in Article 8, or following the acceptance of a written offer of employment by a Key Employee, Buyer (or any of its Subsidiaries) amends in a manner that is materially detrimental to the Key Employee or withdraws such offer of employment, the applicable Key Employee shall nevertheless be deemed to have accepted offers of employment with Buyer and shall be included in the calculation above; and provided, further, that any Key Employee who dies or becomes permanently disabled prior to the Closing Date shall no longer be considered a Key Employee.

(x) Seller Closing Deliveries. Seller shall have delivered (or caused to be delivered) the following:

(A) releases of all Liens relating to the Transferred Assets, including the Liens set forth on Schedule 3.3(b)(x)(A); and

(B) the closing deliveries set forth in Section 3.2(a) (other than the receipt described in Section 3.2(a)(iii).

(c) Additional Closing Conditions of Seller. The obligations of Seller and Selling Subsidiary to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Seller:

(i) Accuracy of Buyer Representations and Warranties.

(A) Each of the representations and warranties of Buyer set forth in Sections 5.1 (Organization and Good Standing) and 5.2 (Authority and Enforceability) shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).

(B) Each of the representations and warranties of Buyer set forth in this Agreement that is not qualified by “materiality” or “Buyer Material Adverse Effect” or similar concept shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date).

(C) Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by “materiality” or “Buyer Material Adverse Effect” or similar concept shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).

(ii) Compliance with Covenants. Buyer shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyer prior to the Closing.

(iii) Buyer Closing Certificate. Seller shall have received a certificate, duly executed by an authorized officer of Buyer, certifying as to the matters set forth in Section 3.3(c)(i) and Section 3.3(c)(ii).

3.4 Allocation. Buyer shall deliver to Seller an allocation of the Purchase Price to be paid pursuant to the terms of this Article 3 and any Assumed Liabilities among the Transferred Assets and the covenant set forth in Section 10.1(b) in accordance with Section 1060 of the Code, within thirty (30) Business Days after the determination of the Final Adjusted Purchase Price, as determined pursuant to Section 2.2(g) (the “Allocation Schedule”). Seller shall review such Allocation Schedule and provide any proposed revisions to Buyer within thirty (30) Business Days after receipt of such Allocation Schedule. Buyer and Seller agree to negotiate in good faith to resolve any disputes over the Allocation Schedule and to attempt to resolve any differences between the Parties. Buyer and Seller agree to report, and to cause each of their respective Subsidiaries to prepare and file all Tax Returns, in a manner consistent with the Allocation Schedule as agreed to (the “Final Allocation Schedule”); provided, however, that if Buyer and Seller fail to agree on a Final Allocation Schedule, each of Buyer and Seller may file all Tax Returns in a manner it deems reasonable at its own discretion.

3.5 Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under any other provision of federal, state, local, or foreign Tax Law or under any applicable Law, except to the extent such withholding arises from an assignment by Buyer to a non-U.S. Person pursuant to Section 13.4. To the extent such amounts are so deducted and withheld and paid to the relevant Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (except to the extent, and only to the extent, such Person is prejudiced by reason of Buyer’s failure to pay such amounts to the relevant Taxing Authority in compliance with applicable Law). Buyer shall provide Seller with at least three days’ advance notice of Buyer’s intention to deduct and withhold any amount under this Section 3.5; provided, however, that any failure to provide such advance notice shall not be deemed to give rise to a Loss to any Seller Indemnified Party except to the extent, and only to the extent, such Seller Indemnified Party was materially prejudiced by such failure.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Seller Disclosure Schedule”) (referencing the appropriate section numbers of this Article 4; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections and subsections of this Article 4 to the extent the applicability of such disclosure to such other sections and subsections is readily apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer as follows:

4.1 Organization and Good Standing; Authority and Enforceability.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Selling Subsidiary is a Malaysian corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Seller, Selling Subsidiary and their applicable Subsidiaries has all necessary corporate power and authority to carry on the Business and to own and use the Transferred Assets.

(b) Seller and Selling Subsidiary have all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which Seller or Selling Subsidiary are or will be parties and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Seller or Selling Subsidiary pursuant hereto or thereto, to perform their obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by Seller and Selling Subsidiary of this Agreement, the other Transaction Agreements to which Seller or Selling Subsidiary are or will be parties and each certificate and other instrument required to be executed and delivered by Seller or Selling Subsidiary pursuant hereto or thereto, the performance by Seller and Selling Subsidiary of their obligations hereunder and thereunder, and the consummation by Seller and Selling Subsidiary of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller and Selling Subsidiary. The board of directors of Seller and the board of directors of Selling Subsidiary have each approved this Agreement, the other Transaction Agreements to which Seller or Selling Subsidiary are or will be parties, as applicable, and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Seller, Selling Subsidiary or any of their respective Subsidiaries are necessary to authorize this Agreement or any other Transaction Agreements to which Seller and Selling Subsidiary are or will be parties or to consummate the Transactions on the terms set forth herein and therein. No Person other than Seller, Selling Subsidiary and their respective Subsidiaries own, have any rights to or under, or hold any other interest in any Transferred Assets (other than non-exclusive licenses to Business Products or to Transferred PCIe Assets granted by Seller, Selling Subsidiary or any of their respective Subsidiaries in the ordinary course of business incident to a sale to an end-user customer in connection with sales of Business Products).

(c) This Agreement, the other Transaction Agreements to which Seller, Selling Subsidiary or any of their respective Subsidiaries is or will be a party and each certificate and other instrument required to be executed and delivered by Seller, Selling Subsidiary or any of their respective Subsidiaries pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Seller, Selling Subsidiary or such Subsidiary, and, assuming the due authorization, execution and delivery by Buyer, constitutes (or will constitute) a legal, valid and binding obligation of each of Seller, Selling Subsidiary, and any such Subsidiary, enforceable against each of Seller, Selling Subsidiary, and any such Subsidiary in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

(d) Selling Subsidiary is the only Subsidiary of Seller that has title to any asset reasonably expected to be a Transferred Asset or an obligation reasonably expected to be an Assumed Liability.

4.2 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority (together, “Governmental Approvals”) is required on the part of Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which Seller or Selling Subsidiary is or will be a party or any certificate and other instrument required to be executed and delivered by Seller or Selling Subsidiary pursuant hereto or thereto, the performance by Seller and Selling Subsidiary of their obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for filings required under, and compliance with any other applicable requirements of, the HSR Act and any other Antitrust Laws applicable to the Transactions.

4.3 Conflicts. Except (i) for required filings under the HSR Act, and any other applicable Antitrust Laws and (ii) if determined to be necessary by Seller, the filing of this Agreement with the Securities and Exchange Commission, the execution and delivery by Seller and Selling Subsidiary of this Agreement, the other Transaction Agreements to which Seller or any Subsidiary of Seller is or will be a party and each certificate and other instrument required to be executed and delivered by Seller or any Subsidiary of Seller pursuant hereto or thereto, the performance by Seller or such Subsidiary of Seller of its obligations hereunder and thereunder and the consummation by Seller and Selling Subsidiary of the Transactions and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or comparable organization documents) of Seller, Selling Subsidiary or any of their respective Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, result in the creation of any Lien upon any of the Transferred Assets pursuant to, require any notice, consent or waiver under, or result in the loss of any benefit under, (i) any Transferred Contract, or (ii) any Permit or Order relating to the Business, the Transferred Assets or Seller or any of its Subsidiaries or (c) violate any Law or Order applicable to the Business, the Transferred Assets or Seller or any of its Subsidiaries.

4.4 Title; Sufficiency.

(a) Seller (or one or more of its Subsidiaries) has good, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Transferred Assets, free and clear of all Liens (excluding any non-exclusive licenses to Business Products or to Transferred PCIe Assets granted by Seller or any of its Subsidiaries in the ordinary course of business incident to a sale of such Business Product to an end-user customer). Buyer (or one or more of its Subsidiaries) will acquire at Closing good, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Transferred Assets, free and clear of all Liens (excluding any non-exclusive licenses to Business Products or to Transferred PCIe Assets granted by Seller or any of its Subsidiaries in the ordinary course of business incident to a sale of such Business Product to an end-user customer and Liens arising out of any actions of Buyer and its Subsidiaries); provided that Buyer engages in legally valid means to obtain title. Each of the Transferred Assets that is a tangible asset is in reasonably good repair and operating condition (subject to normal wear and tear).

(b) The Transferred Assets, together with the licenses under the License Agreement, constitute all of the properties, assets, rights and facilities owned, used, held for use, intended for use, leased, licensed or sublicensed by Seller and its Subsidiaries in the Business as currently conducted by Seller and its Subsidiaries and as conducted by Seller and its Subsidiaries on the Closing Date or with respect to the use or commercial exploitation of the Transferred PCIe Assets as currently conducted by Seller and its Subsidiaries and as conducted by Seller and its Subsidiaries on the Closing Date. The Transferred Assets, together with the other rights, licenses, services and benefits to be provided to Buyer and its Subsidiaries pursuant to this Agreement, the License Agreement and the Transition Services Agreement, constitute all of the properties, assets, rights and facilities necessary and sufficient to enable Buyer and its Subsidiaries, following the Closing, to continue to conduct the Business and use or commercially exploit the Transferred PCIe Assets in the same manner as currently conducted, or used or exploited, by Seller and its Subsidiaries; provided that the foregoing shall not constitute a representation or warranty of non-infringement of third-party Intellectual Property Rights covered in Section 4.11(f).

(c) None of the Excluded Assets are exclusively used in connection with any Transferred PCIe Assets.

(d) The Transferred PCIe Assets constitute all of the Intellectual Property Rights and Technology owned or purported to be owned by Seller or any of its Subsidiaries that relate exclusively to PCIe Switches and PCIe Retimers.

4.5 Financial Information.

(a) Seller has made available to Buyer certain historical information related to the Business and the business related to the Transferred Assets in connection with Buyer’s evaluation of the Transactions (collectively, the “Financial Information”), copies of which are included in Section 4.5 of the Seller Disclosure Schedule. The Financial Information is accurate and complete in all material respects and presents fairly the financial position of the Business and the business related to the Transferred Assets as of the respective dates thereof and Seller’s good faith estimate of the historical revenues and development and other costs of the Business and the business related to the Transferred Assets. The Financial Information has not been prepared in accordance with GAAP. All information contained in the Financial Information relates solely to the Transferred Assets and no such information relates to any assets of Seller or any of its Affiliates that are not contained in the Transferred Assets.

(b) The books and records and accounts of Seller and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets exclusively used in or required for the operation of the Business. The systems of internal accounting controls maintained by Seller and its Subsidiaries that are used in, held for use in or necessary for the operation of the Business are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Seller nor any of its Subsidiaries (including any directors or officers of Seller or any of its Subsidiaries) nor Seller’s independent accountants has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Seller or any of its Subsidiaries that are used in, held for use in or necessary for the operation of the Business, (B) any fraud, whether or not material, that involves the management of Seller or any of its Subsidiaries or any employees of Seller or any of its Subsidiaries who have a role in the preparation of financial statements of the Business or the internal accounting controls utilized by Seller or any of its Subsidiaries that are used in, held for use in or necessary for the operation of the Business or (C) any claim or allegation regarding any of the foregoing.

(c) Neither Seller nor any of its Subsidiaries has Liabilities that arise from the operation or conduct of, or are otherwise allocated to, the Business, whether or not required to be reflected in financial statements in accordance with GAAP, except Liabilities which individually or in the aggregate (i) have been reflected in the Financial Information (to the extent of such reflection), (ii) have arisen in the ordinary course of business consistent with past practices since the Reference Date and are not material, or (iii) are executory obligations under Transferred Contracts arising in the ordinary course of business consistent with past practice (and not as a result of breach or default thereunder).

(d) Neither Seller nor any of its Subsidiaries has any Indebtedness incurred from the operation or conduct of, or otherwise allocated to, the Business.

4.6 Absence of Changes. Since the Reference Date:

(a) Seller and its Subsidiaries have operated the Business and used or held the Transferred PCIe Assets in the ordinary course of business;

(b) there has not occurred a Business Material Adverse Effect;

(c) there has not been any material Loss, damage or destruction to, or any material interruption in the use of, any of the assets, rights or permits used in, held for use in or necessary for the operation of the Business (whether or not covered by insurance); and

(d) neither Seller nor any of its Subsidiaries has taken any action that would be prohibited by the terms of Section 6.1 or Section 6.2 if proposed to be taken after the date hereof.

4.7 Taxes.

(a) There are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon the Transferred Assets.

(b) Except as could not (assuming no change in Law after the date hereof) give rise to a Lien on the Transferred Assets for any unpaid Taxes of Seller or any of its Subsidiaries or result in any Liability of Buyer for any unpaid Taxes of Seller or any of its Subsidiaries: (i) all Tax Returns required to be filed by Seller and its Subsidiaries have been timely filed and such Tax Returns are true and correct, and have been completed in accordance with applicable Law, in all material respects; (ii) all Taxes (whether or not shown on any Tax Return) required to be paid or withheld by or on behalf of Seller and its Subsidiaries have been timely paid or withheld and timely paid; (iii) there is no Tax deficiency outstanding, assessed or proposed against or with respect to Seller or any of its Subsidiaries; (iv) neither Seller nor any of its Subsidiaries has been notified in writing of any request for an audit, examination or proceeding with respect to any Tax Return of or with respect to Seller or any of its Subsidiaries, nor is any such audit, examination or proceeding presently in progress; and (v) none of Seller or its Subsidiaries has received a written claim from a Taxing Authority that it is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(c) None of the Transferred Assets being transferred by any of Seller’s non-U.S. Subsidiaries is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

4.8 Personal Property.

(a) Section 4.8(a) of the Seller Disclosure Schedule contains a complete and accurate list of: (i) all Inventory owned by Seller or any of its Subsidiaries and exclusively used in the operation of the Business, as of the date hereof; (ii) all raw materials and supplies owned by Seller or any of its Subsidiaries and exclusively used in the operation of the Business, as of the date hereof; (iii) all manufacturing and test equipment owned by Seller or any of its Subsidiaries and exclusively used in the operation of the Business, as of the date hereof; (iv) all office equipment (e.g., desks, chairs, etc.) owned by Seller or any of its Subsidiaries and exclusively used in the operation of the Business, as of the date hereof; (v) all information technology equipment (e.g., computers, cell phones, etc.) owned by Seller or any of its Subsidiaries and exclusively used in the operation of the Business, as of the date hereof; (vi) all vehicles owned by Seller or any of its Subsidiaries and exclusively used in the operation of the Business, as of the date hereof; and (vii) all other material tangible personal property owned by Seller or any of its

Subsidiaries and exclusively used in the operation of the Business, as of the date hereof. The foregoing personal properties and assets are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted.

(b) Section 4.8(b) of the Seller Disclosure Schedule contains a complete and accurate list of each of the items described in clauses (i)–(vii) above but which are related to the Business or otherwise required for the operation of the Business but not exclusively used therein.

(c) All of the Transferred Inventory (i) consists of a quantity and quality historically usable and salable in the ordinary course of business, (ii) has been manufactured and stored in the ordinary course of business, (iii) is located at facilities of the Business, and (iv) has not been consigned to any Person not a party to this Agreement. Since the Reference Date, Seller and its Subsidiaries have sold and continued to replenish such Inventory in a normal and customary manner consistent with past practice. The Inventory set forth in Section 4.8(c) of the Seller Disclosure Schedule constitutes all of the Inventory related to the Business or otherwise required for the operation of the Business, as of the date hereof.

4.9 Real Property.

(a) Neither Seller nor any of its Subsidiaries owns any Real Property exclusively used in or required for the operation of the Business.

(b) Section 4.9(b)(i) of the Seller Disclosure Schedule sets forth the names of the lessor, lessee, the address of any parcel of Real Property leased by Seller or its Subsidiaries as lessor or lessee and exclusively used in the operation of the Business and Section 4.9(b)(ii) sets forth a list of such items which are related to the Business or otherwise required for the operation of the Business but not exclusively used therein (collectively, the “Leased Real Property”). Seller has made available to Buyer a true and complete copy of each lease, sublease, amendment, extension, renewal, guaranty, license, concession or other agreement (collectively, the “Leases”) with respect to each such Leased Real Property, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases, (i) the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property, (ii) Seller’s or its Subsidiaries’ possession of the Leased Real Property is not currently subject to disturbance, (iii) Seller or its Subsidiaries, as applicable, hold a good and valid leasehold interest in the Leased Real Property free and clear of all Liens, and (iv) neither Seller nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy the Leased Real Property or granted any other security interest in such Lease or any interest therein.

(c) Each Lease is a valid and binding agreement of Seller or its Subsidiaries and is in full force and effect in accordance with its terms. Neither Seller nor any of its Subsidiaries has violated or breached in any material respect, and neither Seller nor any of its Subsidiaries has committed any material default under, any Lease, which remains uncured. To the Knowledge of Seller, no other Person has violated or breached in any material respect, or committed any material default under, any Lease which remains uncured. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or material breach of any of the provisions of any Lease; (ii) give any Person the right to declare a default or exercise any remedy under any Lease; (iii) give any Person the right to accelerate the maturity or performance of any Lease; or (iv) give any Person the right to cancel, terminate or modify any Lease. Neither Seller nor any of its Subsidiaries has received any written notice (or, to the Knowledge of Seller, other communication) regarding any actual or possible material violation or material breach of, or material default under, any Lease, which remains uncured. Neither Seller nor any of its Subsidiaries has waived any of its respective material rights under any Lease.

(d) The Leased Real Property is in good operating condition and repair and is suitable for the operation of the Business as presently conducted therein. Neither the operation of the Business by Seller or any of its Subsidiaries on the Leased Real Property nor, to Seller’s Knowledge, such Leased Real Property, violate any Law relating to such property or operations thereon. Neither Seller nor any of its Subsidiaries could be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease. Neither Seller nor any Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

4.10 Environmental Matters.

(a) Seller and its Subsidiaries are, and have at all times been, in compliance in all material respects with all Environmental Laws that are applicable to the Business, any of the Transferred Assets, any Leased Real Property and/or any Business Product. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in any Liability arising with respect to any Hazardous Material, any Liability arising under any Environmental Law with respect to a Business Product, or any other violation by Seller or any of its Subsidiaries of, or a failure on the part of Seller or any of its Subsidiaries to comply with, any Environmental Law that is applicable to the Business, any of the Transferred Assets or any Leased Real Property.

(b) Neither Seller nor any of its Subsidiaries has received any environmental claim that relates in any way to the Business, any of the Transferred Assets or the Leased Real Property that has not been fully satisfied or fully discharged. No environmental claim is now pending or, to Seller’s Knowledge, threatened against Seller or any of its Subsidiaries (or against any other Person whose Liability Seller has retained or assumed either contractually or by operation of Law). To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to, give rise to or serve as a basis for the commencement of any Action under applicable Environmental Laws with respect to the Business, any Business Product, any of the Transferred Assets, or the Leased Real Property.

(c) There has been no Release of Hazardous Materials that has created any Assumed Liability or at any Transferred Asset or Leased Real Property during the operation of the Business at such location or by Seller or any of its Subsidiaries at such location. No Hazardous Material is present on or in any Transferred Asset or any Leased Real Property (or the soil, groundwater, surface water, air or building materials thereof) in violation of any Environmental Law, Order or other legal requirement or obligation.

(d) Each of Seller and its Subsidiaries (i) has (and the Transferred Assets include) all Permits required for the operation of the Business and the Leased Real Property under applicable Environmental Laws and (ii) is in compliance with all such Permits. Each such Permit may be transferred to Buyer at the Closing without any material delay or impact and without the consent of any other Person. Section 4.10(d) of the Seller Disclosure Schedule identifies all Permits currently held by Seller and any of its Subsidiaries pursuant to any Environmental Laws with respect to the Business and the Leased Real Property, and all underground and aboveground storage tanks located on property included in the Business and the Leased Real Property. No violation of any such Permit has occurred that has not been fully corrected.

(e) Neither Seller nor any of its Subsidiaries is party to, or subject to the terms of, any Order under any applicable Environmental Law applicable to the Business or the Leased Real Property, any Business Product, or any Hazardous Material.

(f) There are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis for Liability pursuant to the Environmental Laws with respect to the Business, any Business Product, any Transferred Asset, or the Leased Real Property.

(g) No employee or other person has been exposed to any Hazardous Material in the course of the conduct of the Business prior to the Closing in violation of any Environmental Law or in a manner that could result in an adverse health effect or in a manner that has created any Assumed Liability.

(h) Section 4.10(h) of the Seller Disclosure Schedule lists all Business Products which are subject to the RoHS Directive or Waste Electrical and Electronic Equipment (WEEE) laws.

(i) There is no asbestos contained in or forming part of any Transferred Asset, the Leased Real Property, or any building, structure or asset currently or previously owned or leased by Seller or any of its Subsidiaries (or by any other Person whose Liability Seller or any of its Subsidiaries has retained or assumed either contractually or by operation of Law) with respect to the Business, and there is no (and has never been any) asbestos contained in or forming part of any Business Products or any other products currently or previously manufactured, distributed or sold by Seller or any of its Subsidiaries (or by any other Person whose Liability Seller or any of its Subsidiaries has retained or assumed either contractually or by operation of Law) with respect to the Business.

(j) Seller has made available to Buyer true and complete copies of all reports, studies, assessments, audits, correspondence and other documentation in the possession or control of Seller or its Subsidiaries materially bearing on environmental, health and safe matters applicable to the Transferred Assets, the Leased Real Property, the Assumed Liabilities, or the Business.

4.11 Intellectual Property.

(a) Registered IP; Registration and Validity. Section 4.11(a)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Transferred IP that is Registered IP, in respect of each such item of Registered IP, including the current owner and, the jurisdiction in which each item has been registered or filed and the applicable registration, application or serial number or similar identifier, the filing date, and applicable issuance, registration or grant date. With respect to each item of Transferred IP that is Registered IP: (i) all necessary registration, maintenance and renewal fees and taxes have been paid, and all necessary documents and certificates have been filed with the Patent and Trademark Office, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights; (ii) each such item is currently in compliance with formal legal requirements (including payment of filing fees); (iii) each such item is not subject to any late unpaid registration, maintenance or renewal fees; and (iv) except as set forth in Section 4.11(a)(iv) of the Seller Disclosure Schedule, there are no actions that must be taken by Buyer within one hundred and twenty (120) days of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining, or renewing any Transferred IP that are Registered IP. Seller has made available to Buyer complete and accurate copies of all applications, all correspondence with any Governmental Authority and other material documents in its possession related to each such item of Registered IP filed or received by Seller and its Subsidiaries. Each item of Transferred IP that is Registered IP is currently subsisting and, to Seller’s Knowledge, valid and enforceable.

(b) Transferred Patents. The Transferred Patents listed on Section 4.11(a)(i) of the Seller Disclosure Schedule include all Patents and Patent applications owned by, purported to be owned by, or held in the name of Seller or any of its Subsidiaries (i) that are exclusively used in the Business or (ii) that are exclusively embodied in Transferred PCIe Assets.

(c) Business Products. Section 4.11(c) of the Seller Disclosure Schedule contains a complete and accurate list of all Business Products (by name and version).

(d) Ownership. Seller or one of its Subsidiaries is the sole and exclusive owner of all Transferred IP. Except as set forth on Section 4.11(d) of the Seller Disclosure Schedule, no licenses, covenants not to sue, or other similar rights (i) under the Transferred Patents have been granted to any Person (excluding any non-exclusive licenses to Business Products or to Transferred PCIe Assets granted by Seller or any of its Subsidiaries in the ordinary course of business incident to a sale of such Business Products to an end-customer using Seller’s standard form of agreement); or (ii) under the Transferred IP have been granted exclusively to any Person. Seller or one of its Subsidiaries has the exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Transferred IP.

(e) Actions Challenging Transferred IP. Section 4.11(e) of the Seller Disclosure Schedule contains a complete and accurate list of all Actions challenging the use, ownership, validity, enforceability or registerability of any Transferred IP during the three (3) years prior to the date of this Agreement.

(f) Non-infringement. Neither (i) the operation of the Business by Seller and its Subsidiaries, nor (ii) the use, sale, import, export, and manufacture of the Business Products, the Transferred Technology, the Transferred PCIe Assets, or the Licensed Technology (A) have infringed, misappropriated or otherwise violated or constituted the unauthorized use of, and as currently conducted do not infringe, misappropriate or otherwise violate or constitute the unauthorized use of, any Intellectual Property Rights owned by any Person, and such conduct will not constitute infringement, misappropriation or other violation of the Intellectual Property Rights of any Person when conducted by Buyer in substantially the same manner, and (B) has not constituted and does not constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither Seller nor any of its Subsidiaries has received written notice from any Person (1) claiming the operation of the Business, or any Transferred Technology, Transferred PCIe Assets, Licensed Technology or Business Products infringes, misappropriates or otherwise violates or constitutes the unauthorized use of any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor) or (2) demanding or offering to license to Seller or any of its Subsidiaries any Intellectual Property Rights in connection with the Business. To Seller’s Knowledge, no item of Transferred IP, nor any item of Licensed IP, is subject to any Action or outstanding Order or settlement agreement or stipulation in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by Seller or any of its Subsidiaries or may affect the validity, use, ownership, registerability or enforceability of such Transferred IP or Licensed IP.

(g) Infringement of Transferred IP or Licensed IP. To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any item of (i) Transferred IP or (ii) Licensed IP used in or for the Transferred PCIe Assets. Since January 1, 2007, no Actions have been brought or threatened against any Person by Seller or any of its Subsidiaries alleging that a Person is infringing, misappropriating or otherwise violating or is engaged in the unauthorized use of, any (i) Transferred IP or (ii) Licensed IP used in or for the Transferred PCIe Assets.

(h) Employee Rights to Transferred IP. Since January 1, 2004, Seller and each of its Subsidiaries has at all times required each current and former Employee who has made any contributions to the creation or development of any Technology or Intellectual Property Right for any Business Product or with respect to any Transferred PCIe Assets or for the operation of the Business to execute a Proprietary Information and Inventions Agreement or consulting agreement containing proprietary information, confidentiality and assignment provisions that provide for (i) the non-disclosure by such Person of any of Seller’s or any of its Subsidiaries’ confidential information relating to the Business or with respect to any Transferred PCIe Assets and (ii) the assignment by such Person to Seller or any of its Subsidiaries of all Intellectual Property Rights arising out of such Person’s employment or engagement by, or contract with, Seller or any of its Subsidiaries, which forms that were executed by each of the Transferred Employees have been provided to Buyer, and each current Employee who began working for Seller or any of its Subsidiaries has executed such an agreement. Without limiting any other provision of this Agreement, no current or former Employee or spouse or former spouse of any such current or former Employee owns or has any right to Transferred IP, nor to the Knowledge of Seller has any such person made any assertions with respect to any alleged ownership or rights thereto. To the Knowledge of Seller, none of the Employees’ work for Seller or any of its Subsidiaries has been in any way performed in breach of such Employees’ obligations to any Person, including any confidentiality or Intellectual Property Rights transfer obligations, and there is no reasonable basis for any Person to claim rights to any Transferred IP as work for hire or otherwise in connection with any work done by an Employee or consultant for such Person at any time.

(i) IP Contracts. Section 4.11(i) of the Seller Disclosure Schedule contains a complete and accurate list of (i) all Contracts pursuant to which Seller or any of its Subsidiaries has licensed or is obligated to license any Transferred IP or Business Products to a third party excluding any non-exclusive licenses to Business Products or to Transferred PCIe Assets granted by Seller or any of its Subsidiaries in the ordinary course of business incident to a sale of such Business Products to an end-customer using Seller’s standard form of agreement (the “Out-Licenses”), or (ii) other than Open Source Software licenses, all Contracts pursuant to which a third party has licensed any Intellectual Property Rights to Seller or any of its Subsidiaries that is (A) incorporated into the Business Products or the Transferred PCIe Assets (other than Shrink-Wrap Code), or (B) is otherwise material to the Business or the Transferred PCIe Assets (together with Contracts for Third Party Components, the “In-Licenses”); excluding, for the purpose of (i) and (ii), employee agreements, agreements with consultants and independent contractors and non-disclosure agreements entered into in the ordinary course of business (the Out-Licenses, together with the In-Licenses, the “IP Contracts”). No third party that has licensed or provided Intellectual Property Rights or any Technology to Seller or any of its Subsidiaries has retained ownership of, or license rights under, any Intellectual Property Rights in any improvements or derivative works made solely by, or jointly with, Seller or any of its Subsidiaries.

(j) Third Party Components. Section 4.11(j) of the Seller Disclosure Schedule contains a complete and accurate list of Third Party Components other than Open Source Software, in each case identifying (i) the Business Product or Transferred PCIe Assets and versions thereof associated with such Third Party Component and (ii) the license or other Contract granting Seller or any of its Subsidiaries rights in and to such Third Party Component.

(k) Open Source Software Disclosure. Section 4.11(k) of the Seller Disclosure Schedule sets forth a complete and accurate list of Third Party Components that are Open Source Software that are material to the operation of the Business, or that are incorporated into the Business Products or the Transferred PCIe Assets, in each case identifying (i) the Business Product or Transferred

PCIe Assets associated with such Open Source Software, and (ii) the name and version number of the applicable license agreement for each such item of Open Source Software. Seller and its Subsidiaries have at all times been in compliance with the terms of each agreement licensing Open Source Software which is material for the operation of the Business, or whereby Open Source Software is incorporated into the Business Products or the Transferred PCIe Assets.

(l) Open Source Software Obligations. Neither Seller nor any of its Subsidiaries has used Open Source Software in any manner that would, with respect to any Transferred Technology, Transferred PCIe Assets, or Business Products, (i) require its disclosure or distribution in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for Seller or any of its Subsidiaries with respect to any Transferred IP or grant, or purport to grant, to any third party, any rights or immunities under any Transferred IP or (v) impose any other material limitation, restriction, or condition on the right of Seller or any of its Subsidiaries with respect to its use or distribution, including prohibitions on the enforcement of any Intellectual Property Right.

(m) Source Code. Neither Seller nor any of its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any escrow agent or other Person, agreed to disclose, deliver or license to any escrow agent or other Person, or permitted the disclosure, delivery or licensing to any escrow agent or other Person of, any Source Code for any Business Product, Transferred Technology, or Transferred PCIe Assets except for disclosures to Employees and contractors under binding written agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performances of services to Seller or any Subsidiary thereof. None of Seller or any its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Business Product, Transferred Technology, or Transferred PCIe Assets to any escrow agent or other Person, including as a result of the consummation of this Agreement.

(n) Contaminants. To Seller’s Knowledge, all Business Products, Transferred Technology, Transferred PCIe Assets, and Licensed Technology are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement, data corruption or erasure or otherwise significantly adversely affect the functionality of the Business Products, Transferred Technology, Transferred PCIe Assets, or Licensed Technology (“Contaminants”). Seller and its Subsidiaries have used commercially reasonable efforts to prevent the introduction of Contaminants.

(o) Errors or Bugs. Section 4.11(o) of the Seller Disclosure Schedule sets forth all known material defects, errors, bugs and deficiencies in the Business Products, Transferred Technology, Transferred PCIe Assets, or Licensed Technology. To Seller’s Knowledge, except as set forth in Section 4.11(o) of the Seller Disclosure Schedule, there are no material defects, errors, bugs or deficiencies in the Business Products, Transferred Technology, Transferred PCIe Assets, or Licensed Technology which do, or may reasonably be expected to, adversely affect the value, functionality or fitness of the intended purpose of such Business Product, Transferred Technology, Transferred PCIe Assets, or Licensed Technology.

(p) Funding Sources. To Seller’s Knowledge, no government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any Business Product and no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Business Product, Transferred Technology, or Transferred PCIe Assets. To Seller’s Knowledge, no Person (including any current or former Employee of Seller or any of its Subsidiaries), who was involved in, or who contributed to, the creation or development of any Business Product, Transferred Technology, or

Transferred PCIe Assets, has performed services for Governmental Authority, university, college, or other educational institution or research center during a period of time during which such Person was also performing services for Seller or any of Subsidiaries.

(q) Effect of Transaction. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction Agreements, nor the assignment of the Transferred Contracts, will, with or without notice or lapse of time, result in, except as to Seller and its Affiliates: (i) a loss of, or encumbrance on, any Transferred IP or Licensed IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Business Product or with respect to any Transferred PCIe Assets; (ii) a breach of or default under any Transferred Contract or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Business Product or with respect to any Transferred PCIe Assets; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Transferred Contract; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any Intellectual Property Rights owned by Buyer or any of its Affiliates as of Closing (other than the Transferred IP); or (v) Buyer or any of its Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.

(r) Standards Bodies. Neither Seller nor any of its Subsidiaries or, to Seller’s Knowledge, any of their respective Employees has participated in, participates in, or is or was a member of, or party to, any industry standards body, research consortium, trade associations or other formal organization, body or group that is involved in setting, proposing, publishing or developing any industry standards or which places any restrictions on, or requirement with respect to, the licensing or enforcement of any Transferred IP, and neither Seller nor any of its Subsidiaries has agreed to, or is otherwise obligated or required to, license any Transferred IP to any third party, or is required to grant licenses on RAND or FRAND terms.

(s) IT Systems. Seller and its Subsidiaries have and maintain disaster recovery and security plans, procedures and facilities for the Business. Seller and its Subsidiaries have at all times taken reasonable steps consistent with industry standards to safeguard the information technology systems, networks and equipment utilized in connection with the operation of the Business or with respect to any Transferred PCIe Assets from unauthorized access and Contaminants. To Seller’s Knowledge, there have been no material unauthorized intrusions upon, or breaches of the security of, any information technology systems, networks or equipment used in connection with the operation of the Business or with respect to any Transferred PCIe Assets.

(t) Confidentiality; Trade Secrets. Seller and its Subsidiaries have at all times used commercially reasonable efforts to maintain, protect and preserve the confidentiality of all Business Confidential Information (including trade secrets) material to the operation of the Business that is included within the Transferred Technology, Transferred PCIe Assets, or Licensed Technology. To Seller’s Knowledge, there has been no unauthorized access to, or use or disclosure of, any such Business Confidential Information by any Person where such access, use or disclosure would be materially adverse to the operation of the Business or the use of the Transferred Assets.

(u) Privacy Requirements. Seller and its Subsidiaries have at all times complied in all material respects with applicable Privacy Legal Requirements in connection with the operation of the Business and there are no transfers of Personal Data contemplated by this Agreement that shall cause Buyer to be in violation of any applicable Privacy Legal Requirement.

(v) Gen3 Switch Customers. Section 4.11(v) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of Seller’s and its Subsidiaries’ customers for the Gen3 Switches.

4.12 Contracts.

(a) Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is party to, or bound by, any of the following:

(i) any Contract with any direct customer of Business Products (excluding third party dealers, distributors, resellers, sales representatives or similar representatives and OEMs), including purchase agreements, open purchase orders for which there is no underlying purchase agreement, maintenance and service agreements and warranty agreements;

(ii) any Contract with any dealer, distributor, reseller, sales representative or similar representative of Business Products that (A) is material to the operation of the Business or (B) is exclusive with respect to any Business Product;

(iii) any Contract with any OEM of Business Products;

(iv) any Contract with any supplier of any raw material or components incorporated into Business Products or Transferred PCIe Assets involving (A) required annual payments by Seller and its Subsidiaries of $30,000 or more, or (B) aggregate payments by Seller and its Subsidiaries of $80,000 or more in the calendar year ended December 31, 2012;

(v) any Contract with a third party that (A) is material to the operation of the Business or Transferred PCIe Assets, and (B) provides manufacturing, design or test services including any contract manufacturer or original design manufacturer of the Business Products or the Transferred PCIe Assets;

(vi) any Contract with any Business Employees, including employment agreements, retention agreements, severance agreements, change in control agreements or other similar agreements, other than Contracts that are terminable on an at-will basis and without Liability (other than Liability to provide, or provide access to, statutory benefits);

(vii) any Contract with any labor union, works council or any collective bargaining agreement or similar agreement with or in respect of any Business Employees;

(viii) any Contract under which Seller or any of its Subsidiaries has advanced or loaned, in respect of the Business, any other Person amounts in the aggregate exceeding $10,000 or under which any Person would be deemed to have Indebtedness to Seller or any of its Subsidiaries in respect of the Business in amounts in the aggregate exceeding $10,000;

(ix) any Contract relating to borrowed money or other Indebtedness in respect of the Business or the mortgaging, pledging or otherwise placing a Lien on any Transferred Assets in an amount exceeding $10,000;

(x) a lease, sublease or similar Contract with any Person under which (A) Seller or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person that is necessary for the operation of the Business or (B) Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any machinery, equipment, vehicle or other tangible personal property owned or leased by Seller or its Subsidiaries that is necessary for the operation of the Business, in any case that has an aggregate future Liability or receivable, as the case may be, in any fiscal year in excess of $10,000;

(xi) (A) a continuing Contract for the future purchase by Seller or its Subsidiaries of materials, supplies, equipment or services (other than purchase orders for inventory (including raw materials, work in process and finished goods) in the ordinary course of business) in respect of the Business that has an aggregate future Liability in any fiscal year to any Person in excess of $20,000, (B) a management, consulting or other similar Contract for services to be provided to Seller or any of its Subsidiaries in respect of the Business or the Transferred PCIe Assets that has an aggregate future Liability in any fiscal year to any Person in excess of $20,000 or (C) an advertising agreement or arrangement in respect of the Business, in any such case that has an aggregate future Liability in any fiscal year to any Person in excess of $20,000;

(xii) any Contract in respect of the Business or the Transferred PCIe Assets containing a most favored nation or similar provision in favor of any customer or other counterparty to Seller or any of its Subsidiaries;

(xiii) any Contract in respect of the Business or the Transferred PCIe Assets obligating Seller or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(xiv) any Contract exclusively related to the Business or the Transferred Assets between or among Seller and one or more of its Subsidiaries;

(xv) any Contract in respect of the Business or the Transferred PCIe Assets imposing any material restriction on the right or ability of Seller or any of its Subsidiaries (or that would purport to materially limit the freedom of Buyer or any of its Subsidiaries) with respect to the Business or the Transferred PCIe Assets: (A) to compete with any other Person or to engage in any line of business, market or geographic area or (B) to develop or distribute any Transferred Technology or any Transferred PCIe Assets;

(xvi) any Contract that limits the ability of Seller or any of its Subsidiaries to make generally available, subject to applicable law, any versions of any of the Business Products or of any Transferred PCIe Assets developed by or for Seller or any of its Subsidiaries;

(xvii) any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of Seller or any of its Subsidiaries directly related to the Business, the Transferred Assets, or the Licensed Technology;

(xviii) any Contract in respect of the Business or the Transferred PCIe Assets pursuant to which Seller or any of its Subsidiaries is bound to, or has committed to provide or license any product or service to any third party (including any reseller or distributor of products) on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party (excluding customization of products or services for or by a party in the ordinary course of business) with respect to the Business or the Transferred PCIe Assets;

(xix) (A) any joint venture Contract in respect of the Business or the Transferred PCIe Assets, (B) other than reseller agreements, any Contract in respect of the Business or the Transferred PCIe Assets that involves a sharing of revenues, profits, cash flows, expenses or Losses with other Persons or (C) any Contract in respect of the Business or the Transferred PCIe Assets that involves the payment of royalties to any other Person in excess of $20,000 per annum;

(xx) any written warranty, guaranty and/or other similar undertaking with respect to product performance extended by Seller or any of its Subsidiaries in respect of the Business or the Transferred PCIe Assets other than in the ordinary course of business;

(xxi) any settlement agreement in respect of the Business or the Transferred PCIe Assets under which Seller or any of its Subsidiaries has material ongoing obligations; and

(xxii) any other Contract, whether or not made in the ordinary course of business, that is material to, or necessary for the conduct of, the Business, or is material to the Transferred PCIe Assets.

(b) Seller has made available to Buyer true and correct copies of all Contracts listed in Section 4.12(a) of the Disclosure Schedule and all IP Contracts (including all amendments, supplements and other modifications thereto), with competitive information redacted, as in effect on the date hereof. Each Transferred Contract is a valid and binding agreement of Seller or its Subsidiaries and is in full force and effect in accordance with its terms. Neither Seller nor any of its Subsidiaries has violated or breached in any material respect, and neither Seller nor any of its Subsidiaries has committed any material default under, any Transferred Contract, which remains uncured, and, to the Knowledge of Seller, no other Person has violated or breached in any material respect, or committed any material default under, any Transferred Contract which remains uncured. To the Knowledge of Seller no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or material breach of any of the provisions of any Transferred Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Transferred Contract; (iii) give any Person the right to accelerate the maturity or performance of any Transferred Contract; or (iv) give any Person the right to cancel, terminate or modify any Transferred Contract. Neither Seller nor any of its Subsidiaries has received any written notice (or, to the Knowledge of Seller, other communication) regarding any actual or possible material violation or material breach of, or material default under, any Transferred Contract, which remains uncured. Neither Seller nor any of its Subsidiaries has waived any of its respective material rights under any Transferred Contract.

4.13 Customers, Contract Manufacturers and Suppliers. Neither Seller nor any of its Subsidiaries has received any written or, to the Knowledge of Seller, verbal notice from any direct customer, dealer, distributor, reseller, sales representative or similar representative or OEM of Business Products or Transferred PCIe Assets that is material to the Business to the effect that such Person will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from Seller and its Subsidiaries relating to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither Seller nor any of its Subsidiaries has received any written or, to the Knowledge of Seller, verbal notice from any supplier, contract manufacturer or original design manufacturer of Seller or its Subsidiaries that is material to the Business to the effect that such supplier, contract manufacturer or original design manufacturer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, Transferred IP, products or services to Seller relating to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.14 Employee Matters.

(a) Section 4.14(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, with respect to each Business Employee who is not a consultant or independent contractor, of (i) the employee ID, and respective title and/or position, place of employment, date of hire and annual remuneration (including base salary or wage rate, target commission, target bonus opportunity) of each such Business Employee, (ii) whether any Business Employees are Leave Employees or otherwise absent from active employment, and (iii) whether each such Business Employee is an Automatic Transfer Employee.

(b) Section 4.14(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Persons (including Business Employees) who, as of the date hereof, are consultants or independent contractors who primarily provide services to the Business.

(c) Seller and each of its Subsidiaries are, and have at all times been, in compliance in all material respects with all Laws respecting terms and conditions of employment, including all applicable federal, state, local and foreign Laws concerning discrimination and equal opportunity in employment, wages, hours and working conditions of employment, meal and rest periods, vacations, leaves of absence, employee privacy, worker classification (including the proper classification of workers as exempt from overtime, or independent contractors and consultants), payment of wages (including overtime wages), workers’ compensation, occupational safety and health, workers’ hazardous materials, workplace safety and insurance, layoffs, immigration and employment practices, employer contributions to any trade union, housing, unemployment, retirement, bonus, and welfare funds, the payment of social security, employment insurance, statutory deductions and withholdings, and other Taxes, and all reporting and recordkeeping related thereto, that are applicable to the Business, any of the Business Employees, any of the Transferred Assets or any of the Assumed Liabilities. Except as would not reasonably be expected to result in a material Liability to Buyer, no event has occurred, and, to the Knowledge of Seller, no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by Seller or its Subsidiaries of, or a failure on the part of Seller or any of its Subsidiaries to comply with, any Laws respecting employment that are applicable to the Business, any of the Business Employees, any of the Transferred Assets or any of the Assumed Liabilities.

(d) Neither Seller nor any of its Subsidiaries, nor, to the Knowledge of Seller, any of their Employees, are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed (as of the date of this Agreement) activities of the Business, except for agreements referred to in Section 4.11(h) between Seller or any of its Subsidiaries and their present and former Employees.

(e) Other than as required by applicable Law, neither Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Business Employee, and no such collective bargaining agreement or other union Contract is being negotiated by Seller or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Business Employee. To the Knowledge of Seller, there are no current activities or proceedings of any labor union to organize the Business Employees. There is no labor dispute, strike or work stoppage against Seller or any of its Subsidiaries pending or, to the Knowledge of Seller, threatened which would reasonably be expected to interfere with the Business. To the Knowledge of Seller, Seller and each of its Subsidiaries have not engaged in any unfair labor practice in connection with the operation of the Business, or been subject to any pending or threatened charge or complaint of unfair labor practice in connection with the operation of the Business, before the National Labor Relations Board and any similar state, local or foreign agency.

(f) Within the past two (2) years, Seller has not implemented any layoff of any Employees providing services to the Business, involved in the use of the Transferred PCIe Assets, or in any location in which the Business or the use of the Transferred PCIe Assets is conducted, in each case that could implicate the WARN Act in respect of the Business Employees.

(g) Section 4.14(g) of the Seller Disclosure Schedule sets forth the employee ID or consultant ID, title or position, reason for termination, and work places of all Business Employees whose employment or service was terminated by Seller or its Subsidiaries during the ninety (90)-day period prior to the Closing Date.

(h) No Business Employee is currently in receipt of payments under a long term disability or permanent health insurance scheme or policy. Section 4.14(h) of the Seller Disclosure Schedule sets forth each Business Employee, if any, who is currently in receipt of payments under a short term disability scheme or policy.

(i) Seller has not dismissed any Employee engaged in the Business or the use of the Transferred PCIe Assets during the last twelve (12) months who could reasonably claim to be entitled to transfer into the employment or service of Buyer or any Affiliate of Buyer under the Transfer Regulations.

(j) There is no pending Action with any dismissed Employee who was engaged in the Business or the use of the Transferred PCIe Assets challenging the validity of such Person’s termination.

(k) No person other than a Business Employee shall transfer into the employment of Buyer pursuant to the Transfer Regulations by reason of the arrangements contemplated by this Agreement.

(l) No Business Employee has instituted any formal internal grievance procedure, corporate information disclosure procedure or malpractice notification procedure. No Business Employee has been the subject of material disciplinary proceedings in the last twelve (12) months by reason of misconduct or suspected misconduct.

4.15 Employee Benefits Plans.

(a) Section 4.15(a) of the Seller Disclosure Schedule identifies each material Business Employee Benefit Plan. Seller has provided or made available to Buyer with respect to each Business Employee Benefit Plan, to the extent applicable, complete and correct copies of (i) the plan documents (including any trusts or other agreements that implement such plan), (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Business Employee Benefit Plan subject to ERISA, (iii) the most recent summary plan description (or a description of such plan) with respect to each Business Employee Benefit Plan not subject to ERISA, (iv) the most recent annual report (Form 5500, with all applicable attachments), (v) all related trust agreements and insurance contracts, and (vi) the most recent independent auditor’s report(s) and other funding arrangements that implement each Business Employee Benefit Plan.

(b) Each Business Employee Benefit Plan and each funding vehicle related to such Business Employee Benefit Plan is currently in compliance in all material respects with, and has been, funded, contributed to (including all employer and employee contributions), administered and operated in material compliance with, its terms, the terms of any applicable collective bargaining agreement and all applicable Laws. Each Business Employee Benefit Plan that is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and, to Seller’s Knowledge, there are no facts that would adversely affect such qualification. Seller has provided or made available to Buyer copies of any such opinion, advisory or determination letter with respect to each applicable Business Employee Benefit Plan.

(c) Except as would not be expected to result in material Liability to Buyer, (i) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Business Employee Benefit Plan; (ii) there are no actions, suits or claims pending or, to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Business Employee Benefit Plan or against the assets of any Business Employee Benefit Plan; and (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by the IRS, DOL, or any other Governmental Authority with respect to any Business Employee Benefit Plan.

(d) Neither Seller nor its ERISA Affiliates maintains, sponsors, contributes to or has any Liability or potential Liability with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA at no cost to Seller or its ERISA Affiliates), (iv) any multiple employer plan, or (v) any plan described in Section 413 of the Code. Except as set forth in Section 4.15(d) of the Seller Disclosure Schedule, none of the Business Employee Benefit Plans constitutes a top hat plan or self-insured “group health plan”.

(e) Except as set forth in Section 4.15(e) of the Seller Disclosure Schedule, the employment of each Business Employee is terminable by Seller or its Subsidiaries at will, and no Business Employee is entitled or eligible to receive severance pay, pay in lieu of notice, or other termination pay or benefits from Seller or its Subsidiaries following the termination of such Business Employee’s employment or service with Seller or its Subsidiaries.

(f) The Closing will not give rise to the payment of any remuneration, payments or benefits or any enhancements or accelerations thereof to any Business Employee, whether in accordance with the standard terms and conditions of employment of such Employee or otherwise, except as contemplated by this Agreement. No payment or benefit which has been, will be or may be made with respect to any Business Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code in connection with or as a result of the Transactions, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which Seller or any of its Subsidiaries is a party or by which it is bound to compensate any Business Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(g) Except as would not reasonably be expected to result in any Liability to Buyer or adversely affect the ability of Buyer to enter into new employment arrangements with Business Employees, each Business Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) has been, in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. No Business Employee has a right to any tax gross up or tax Liability indemnification in respect of any payments or benefits under any Business Employee Benefit Plan.

4.16 Insurance. Section 4.16 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by Seller or any of its Subsidiaries as of the date hereof, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance policies, complete and accurate copies of which have been made available to Buyer, in connection with the Business or the Transferred Assets. Such policies are in full force and effect and each of Seller and its Subsidiaries have complied in all material respects with the provisions of such policies. There is no claim pending relating to the Business or the Transferred Assets under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Seller or one of its Subsidiaries, and Seller and each applicable Subsidiary is otherwise in compliance with the terms of such policies and have not been denied insurance coverage. Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Neither Seller nor any of its Subsidiaries has any self-insurance or co-insurance programs. There is no claim under or based upon any insurance policy of Seller or its Subsidiaries that covers the Business or the Transferred Assets.

4.17 Legal Proceedings.

(a) There is no Action pending, or to the Knowledge of Seller, threatened in writing against or affecting Seller or any of its Subsidiaries that relates to the Business or any of the Transferred Assets, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or any other transaction contemplated by this Agreement or any other Transaction Agreement. To the Knowledge of Seller, no event has occurred, and no claim or dispute exists, that will or would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Action. To the Knowledge of Seller, there is no inquiry or investigation pending or threatened by or before a Governmental Authority against or affecting the Business or any of the Transferred Assets (including any inquiry as to the qualification of the Business, Seller or any of its Subsidiaries to hold or receive any license or Permit related to the Business or the Transferred Assets).

(b) There is no Order to which Seller or any of its Subsidiaries is subject that affects the Business or any of the Transferred Assets.

4.18 Compliance with Laws; Permits.

(a) Seller and its Subsidiaries are, and have at all times been, in compliance in all material respects with each Law that is applicable to the Business, the Business Products, any of the Transferred Assets or the Assumed Liabilities. To Seller’s Knowledge, no event has occurred that will (with or without notice or lapse of time) constitute or result in a material violation by Seller or any of its Subsidiaries of, or a failure on the part of Seller or any of its Subsidiaries to comply with, any Law that is applicable to the Business, any of the Transferred Assets or the Assumed Liabilities. Neither Seller nor any of its Subsidiaries has received any written notice (or, to the Knowledge of Seller, other communication) from any Person regarding any actual or possible violation of, or failure to comply with, any Law that is applicable to the Business, any of the Transferred Assets or the Assumed Liabilities.

(b) Section 4.18(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Permits (i) pursuant to which Seller or any of its Subsidiaries currently leases, operates or holds any interest in any Transferred Assets, or (ii) which are required for the operation of the Business as currently conducted or the holding of any such interest. Seller and its Subsidiaries have been issued or granted all such Permits, and all such Permits are in full force and effect and constitute all Permits required to permit Seller or such Subsidiary to operate or conduct the Business as it is currently conducted and hold any interest in its properties or assets. Seller and its Subsidiaries are, and have at all times been, in compliance in all material respects with each such Permit. Neither Seller nor any of its Subsidiaries has received any written notice (or, to the Knowledge of Seller, other communication) from any Governmental Authority regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

4.19 Brokerage Fees. Seller and its Subsidiaries have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Seller.

4.20 Related Party Transactions. (a) No Related Party has, and no Related Party has had, any interest in any asset used in the Business or any Transferred Asset; (b) no Related Party has entered into, or has had any financial interest in, any Transferred Contract, transaction or business dealing or involving the Business or any Transferred Asset; and (c) to the Knowledge of Seller, no Related Party is competing with the Business. As used herein, “Related Party” shall mean: (i) each individual who is an officer or director of Seller or any of its Subsidiaries; (ii) each member of the immediate family of each of the individuals referred to in clause (ii) above; and (iii) any trust or other Person in which any one of the Persons referred to in clauses (i) and (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a voting, proprietary or equity interest that exceeds five percent (5%).

4.21 Credit Support. Section 4.21 of the Seller Disclosure Schedule sets forth a complete and accurate list of all letters of credit, guarantees, surety bonds, or other credit support provided by or arranged by Seller or its Affiliates which benefit the Business or the Transferred Assets and for which Buyer would be reasonably expected to replace letters of credit, Guaranties, surety bonds, or other credit support following the Closing. To Seller’s Knowledge, other than as set forth on Section 4.21 of the Seller Disclosure Schedule, Buyer will not be required to provide or arrange for any letters of credit, Guaranties, surety bonds, or other credit support following the Closing to allow Buyer to operate the Business as currently operated from and after the Closing.

4.22 Business Practices. Neither Seller, any of its Subsidiaries, nor any of their respective officers, directors, employees, agents or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of Seller or its Subsidiaries in connection with the operation of Business or the ownership of Transferred Assets, have directly or indirectly, acting for or on behalf of Seller or its Subsidiaries:

(a) made or attempted to make any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (i) obtain favorable treatment for business or Transferred Contracts secured, (ii) pay for favorable treatment for business or Transferred Contracts secured, or (ii) obtain special concessions or for special concessions already obtained, in each of clauses (i), (ii) and (iii) in violation of any requirement of Laws applicable to the Business or the Transferred Assets;

(b) made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of Seller or its Subsidiaries; or

(c) established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable Law or applicable written policy of Seller or its Subsidiaries and which Seller, any of its Subsidiaries, or any of its officers, directors or employees has willfully failed to record in Seller’s or its Subsidiaries’ books and records. To the extent required by applicable Law, Seller has established and maintains a compliance program and reasonable internal controls and procedures with respect to the Business and the Transferred Assets that, for all periods prior to the Closing Date, were appropriate to the requirements of anti-corruption and anti-bribery laws.

4.23 Export Control Laws. Each of Seller and its Subsidiaries has at all times conducted its export transactions in connection with the Business and the Transferred PCIe Assets in accordance with all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and the International Traffic in Arms Regulations, and all other applicable import/export controls in other countries in which Seller and its Subsidiaries conduct the Business. Without limiting the foregoing:

(a) Seller and each of its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and reexport of products (including the Business Products), services, Software and technologies exclusively used in or required for the operation of the Business or use of the Transferred PCIe Assets and (ii) releases of technologies and Software exclusively used in or required for the operation of the Business or use of the Transferred PCIe Assets to non-U.S. nationals located in the United States and abroad (“Export Approvals”);

(b) Seller and each of its Subsidiaries are, and have at all times been, in compliance in all material respects with the terms of all applicable Export Approvals that are applicable to the Business or any of the Transferred Assets;

(c) There are no pending or, to Seller’s Knowledge, threatened claims against Seller or any of its Subsidiaries with respect to such Export Approvals;

(d) To the Knowledge of Seller, there are no presently existing facts or circumstances pertaining to Seller’s or its Subsidiaries’ export transactions in respect of the Business and the Gen3 Switches that would constitute a reasonable basis for any future claims with respect to such Export Approvals; and

(e) No Export Approvals for the transfer of export licenses to Buyer are required, or such Export Approvals can be obtained expeditiously without material cost.

Section 4.23 of the Seller Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the products, services, Software and technologies of the Business and the Transferred Assets.

4.24 Product Defect and Warranty.

(a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, shipped or licensed, or any services rendered by Seller or its Subsidiaries exclusively related to the Business or any Business Product beyond that set forth in the standard conditions of sale or service, copies of which have been made available to Buyer.

(b) Each Business Product that has been manufactured, sold, distributed, shipped or licensed prior to the Closing contains all warnings required by applicable Law.

(c) The Financial Information describes any reserve in respect of product design and warranty claims and other damages and with respect to any prospective liability under RoHS and WEEE Environmental Laws in connection with any product manufactured, sold, distributed, shipped or licensed, or service rendered, by Seller or its Subsidiaries in connection with the Business on or prior to the Reference Date. The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Business Products manufactured, sold, distributed, shipped or licensed, or services rendered by, Seller or its Subsidiaries in connection with the Business on or prior to the Closing.

4.25 Books and Records. Seller and its Subsidiaries have made and kept (and given Buyer access to) all books and records, which, in reasonable detail, accurately and fairly reflect the activities of the Business and the Transferred Assets. Neither Seller nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds in connection with the Business or the Transferred Assets, except as reflected in its normally maintained books and records. The books and records have been maintained in accordance with sounds business practices, including the maintenance of an adequate system of internal controls. The minute books of the Business, all of which have been made available to Buyer, contain true, correct and complete records of all meetings held, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of each of Seller and its Subsidiaries in connection with the Business, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books.

4.26 Complete Copies of Materials. Seller has delivered to Buyer true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of each Contract and other document that has been reasonably requested by Buyer or its agents in connection with this Agreement or any of the other Transaction Agreements or that is referred to in the Schedules attached hereto.

4.27 Disclosure. None of the representations or warranties made by Seller or Selling Subsidiary (as modified by the Seller Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller or any of its Subsidiaries pursuant to this Agreement or the other Transaction Agreements contains, or, if applicable, will contain at the Closing, any untrue statement of a material fact, or omits or, if applicable, will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Selling Subsidiary as follows:

5.1 Organization and Good Standing. Buyer (or any Affiliate of Buyer that is or will be party to any Transaction Agreement) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

5.2 Authority and Enforceability.

(a) Buyer (or any Affiliate of Buyer that is or will be party to any Transaction Agreement) has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which Buyer (or, as applicable, such Affiliate) is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Buyer (or, as applicable, such Affiliate) pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer (or, as applicable, such Affiliate) of this Agreement, the other Transaction Agreements to which Buyer (or, as applicable, such Affiliate) is or will be a party and each certificate and other instrument required to be executed and delivered by Buyer (or, as applicable, such Affiliate) pursuant hereto or thereto, the performance by Buyer (or, as applicable, such Affiliate) of its obligations hereunder and thereunder and the consummation by Buyer (or, as applicable, such Affiliate) of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer (or, as applicable, such Affiliate). The board of directors of Buyer has approved this Agreement, the other Transaction Agreements to which Buyer is or will be a party and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Buyer or any of its Subsidiaries are necessary to authorize this Agreement or any other Transaction Agreements to which Buyer is or will be a party or to consummate the Transactions on the terms set forth herein and therein. The board of directors of any Affiliate of Buyer that is or will be party to any Transaction Agreement has approved or will approve the Transaction Agreements to which such Affiliate is or will be a party and the transactions contemplated thereby, and no other corporate proceedings on the part of such Affiliate are necessary to authorize any Transaction Agreements to which such Affiliate is or will be a party or to consummate the Transactions on the terms set forth herein and therein.

(b) This Agreement, the other Transaction Agreements to which Buyer (or any Affiliate of Buyer that is or will be party to any Transaction Agreement) is or will be a party and each certificate and other instrument required to be executed and delivered by Buyer (or, as applicable, such Affiliate) pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by Buyer (or, as applicable, such Affiliate) and, assuming the due authorization, execution and delivery by Seller and Selling Subsidiary, constitutes (or will constitute) a legal, valid and binding obligation of Buyer (or, as applicable, such Affiliate), enforceable against Buyer (or, as applicable, such Affiliate) in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

5.3 Governmental Approvals. No Governmental Approvals are required on the part of Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which Buyer (or any Affiliate of Buyer that is or will be party to any Transaction Agreement) is or will be a party or any certificate and other instrument required to be executed and delivered by Buyer (or, as applicable, such Affiliate) pursuant hereto or thereto, the performance by Buyer (or, as applicable, such Affiliate) of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings required under, and compliance with any other applicable requirements of, the HSR Act and other Antitrust Laws applicable to the Transactions and (b) filings or reports required under, and compliance with, applicable federal securities Laws.

5.4 Conflicts. The execution and delivery by Buyer of this Agreement, the other Transaction Agreements to which Buyer (or any Affiliate of Buyer that is or will be party to any Transaction Agreement) is or will be a party and each certificate and other instrument required to be executed and delivered by Buyer (or, as applicable, such Affiliate) pursuant hereto or thereto, the performance by Buyer (or, as applicable, such Affiliate) of its obligations hereunder and thereunder and the consummation by Buyer (or, as applicable, such Affiliate) of the Transactions and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or other comparable organization documents) of Buyer or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which Buyer (or, as applicable, such Affiliate) is entitled under, any Contract to which Buyer (or, as applicable, such Affiliate) is a party or by which Buyer (or, as applicable, such Affiliate) is bound or to which its assets are subject, or (c) violate any Law applicable to Buyer (or, as applicable, such Affiliate) or any of its properties or assets, other than in the case of the preceding clauses (b) or (c) for any conflicts, breaches, defaults or violations that would not have a Buyer Material Adverse Effect.

5.5 Funds. Buyer will have sufficient funds at the Closing to pay the Adjusted Purchase Price.

5.6 Brokers and Finders. Buyer has not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Buyer (which, for purposes of clarity, will not be paid by Seller or Selling Subsidiary).

ARTICLE 6

INTERIM CONDUCT OF BUSINESS

6.1 Conduct of Business. Except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing, at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller and Selling Subsidiary shall and shall also cause their respective Subsidiaries to:

(a) operate the Business in the regular and ordinary course in substantially the same manner as heretofore conducted;

(b) take all reasonable steps to preserve and protect the Transferred Assets in good working order and condition, ordinary wear and tear excepted;

(c) comply with all requirements of Law, Permits, Orders and contractual obligations applicable to the operation of the Business;

(d) use commercially reasonable efforts to preserve intact the Business, keep available the services of the Business’s officers, employees and agents and maintain the Business’s current relations and good will with suppliers, customers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due;

(e) sell and continue to replenish Transferred Inventory in a normal and customary manner consistent with past practice;

(f) continue in full force and effect all insurance coverage pertaining to the Business or the Transferred Assets that are in effect as of the date hereof or obtain substantially equivalent policies;

(g) except for operational decisions in the ordinary course of business, confer with Buyer prior to implementing Business operational decisions of a material nature and otherwise report periodically to Buyer concerning the status of the Business;

(h) maintain the books and records in ordinary course of business consistent with past practice;

(i) pay all necessary registration, maintenance and renewal fees and taxes and file all necessary documents and certificates with the Patent and Trademark Office, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining and renewing, and maintaining in full force and effect, all Transferred IP that is Registered IP; and

(j) file new Patent applications on inventions arising from the development of the Business Products and the Transferred PCIe Assets or the operation of the Business in the ordinary course of business consistent with past practice (and to not delay any such filings in order to avoid such Patent application from becoming a Transferred Asset).

6.2 Restrictions on Business. Except as expressly contemplated by this Agreement, as set forth in Section 6.2 of the Seller Disclosure Schedule, or as Buyer may otherwise consent in writing, at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Seller and Selling Subsidiary shall not and shall ensure that their respective Subsidiaries do not take any of the following actions with respect to the Business, the Transferred Assets or the Assumed Liabilities:

(a) other than in the ordinary course of business consistent with past practice, enter into any Contract that would be required to be disclosed in Section 4.12 of the Seller Disclosure Schedule had it been entered into prior to the date hereof;

(b) enter into any Contract restricting in any material respect the operation of the Business;

(c) modify or amend in any material respect or terminate any Transferred Contract, other than pursuant to the expiration of a Transferred Contract in accordance with its terms, provided that Seller and Selling Subsidiary shall not allow any Contract for the supply of Third Party Components to lapse;

(d) other than in the ordinary course of business, directly or indirectly engage in any transaction, arrangement or contract with any officer, director, stockholder or other insider or Affiliate of Seller or Selling Subsidiary directly related to the Business or the Transferred Assets;

(e) other than sales of Inventory in the ordinary course of business consistent with past practice, sell, lease, license, transfer or otherwise dispose of or encumber any Transferred Assets, or grant or otherwise create or consent to the creation of any Lien, easement, covenant, restriction, assessment or charge affecting any Transferred Assets or any part thereof;

(f) sell, transfer or otherwise dispose of, lease, license, or otherwise distribute any Licensed IP so as to prevent such Licensed IP from being licensed to Buyer under the License Agreement;

(g) make any material changes to the Business Products;

(h) enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Buyer or any of its Subsidiaries which would constitute an Assumed Liability;

(i) cancel, compromise, release or assign any Indebtedness owed to the Business or any claims held by the Business;

(j) (A) incur any Indebtedness or guarantee any Indebtedness or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or (B) enter into any arrangements having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other Person, in each case of clause (A) or (B) as would impose any Liability or obligation on Buyer or the Business or the Transferred Assets to be conveyed at Closing to Buyer;

(k) make or change any material Tax election, adopt or change any method of Tax accounting, settle or compromise any Tax claim or assessment, enter into any closing agreement with any Taxing Authority, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any amended Tax Return or claim for refund of Taxes, in each case that would bind Buyer or any of its Affiliates after the Closing;

(l) grant any severance, change-in-control, termination pay or similar pay benefits (in cash or otherwise) to any Business Employee, including any officer, except as required under the terms of any pre-existing employment agreement or arrangement disclosed in Section 4.15(e) of the Seller Disclosure Schedule or pursuant to Section 8.3(a);

(m) terminate the employment of any Business Employee, except for cause, provided Seller provides notice to Buyer prior to any such termination;

(n) adopt, establish, enter into, amend or terminate any Business Employee Benefit Plan with respect to any Business Employees, enter into any employee agreement, agree to pay any special bonus or special remuneration to any Business Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Business Employee, except as required under applicable Law or the terms of any pre-existing employment agreement or arrangement disclosed in the Seller Disclosure Schedule;

(o) implement any facility closing or other layoff of any Business Employees that could implicate the WARN Act or any social plan or redundancy program with the labor departments, unions or works council with any of the European Union countries;

(p) make any material changes to the working conditions of the Automatic Transfer Employees that have not either been announced or agreed to under a collectively bargained agreement;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(r) disclose any Confidential Information to any Person (other than to Buyer and its Affiliates and other than in the ordinary course of business in circumstances in which reasonable confidentiality restrictions have been imposed), or abandon or permit to lapse any Transferred IP (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any of its Subsidiaries, including a failure by Seller or any of its Subsidiaries to pay any required registration or maintenance fees));

(s) alter, amend, modify, violate or terminate any of the terms of any Leases;

(t) fail to make any capital expenditures or commitment therefore as set forth in Section 6.2(t) of the Seller Disclosure Schedule or make any capital expenditures or commitments other than as set forth in Section 6.2(t) of the Seller Disclosure Schedule;

(u) make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business, including through channel partners;

(v) compromise, settle or waive any material claims or rights of the Business;

(w) commence any Action relating to the Business or the Transferred Assets other than (i) for the routine collection of amounts owed or (ii) in such cases where the failure to commence litigation could have a Business Material Adverse Effect, provided that Seller consult with Buyer prior to filing such litigation; or

(x) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 6.2(a) through Section 6.2(w), inclusive.

ARTICLE 7

COVENANTS OF PARTIES

7.1 Commercially Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each of Buyer, Seller and Selling Subsidiary shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Section 3.3 to be satisfied as soon as practicable after the date hereof, (b) obtain all necessary or appropriate consents, waivers and approvals under any Transferred Contracts in connection with this Agreement and the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements so as to maintain and preserve the benefits under such Transferred Contracts following the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements; (c) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); and (d) prepare, execute and deliver any additional certificates and other instruments that are necessary to consummate the Transactions and to fully carry out the purpose and intent of this Agreement and the other Transaction Agreements.

7.2 Regulatory Filings.

(a) Without limiting the generality of the foregoing provisions of Section 7.1, as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Buyer and Seller shall file with the FTC a Notification and Report Form relating to this Agreement and the other Transaction Agreement and the transactions contemplated hereby (including the Transactions) and thereby as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the Antitrust Laws of any applicable foreign jurisdiction or be deemed desirable by Buyer, in each case as Buyer may deem necessary and/or appropriate. Each of Buyer and Seller shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Buyer reasonably deems necessary and/or appropriate, and (iv) share equally all fees and filing expenses incurred in connection with filings made in connection with this Section 7.2(a). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements, then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer shall be entitled, after consultation with Seller and consideration in good faith of the views of Seller, to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Authority any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Buyer or Seller or any of their respective subsidiaries in connection with the consummation of the Transactions, including but not limited to, the timing and content of substantive submissions made to any Governmental Authority, the timing and content of responses to any query from a Governmental Authority whether written or verbal, to the extent permitted by law, the timing of compliance with any request by any Governmental Authority, and any and all material decisions related to any litigation with any Governmental Authority. To that end, each of Buyer and Seller shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements.

(b) Without limiting the generality of the foregoing provisions of Section 7.1, promptly after execution of this Agreement and prior to the Closing, Seller and Selling Subsidiary will use commercially reasonable efforts, at Seller’s expense, to transfer to or obtain for Buyer and its Subsidiaries all Permits necessary to allow Buyer and its Subsidiaries to own and operate the Business and the Transferred Assets immediately following the Closing in the same manner in which Seller and its Subsidiaries owns and operates the Business and the Transferred Assets on the date hereof, and Buyer will cooperate with Seller and Selling Subsidiary in assisting with such transfers or applications. To prepare for such transfer or receipt of Permits, Seller or Selling Subsidiary shall have initiated the transfer or application process prior to the Closing, as applicable, in respect of each such Permit subject to Buyer’s having cooperated with such efforts. For purposes of clarity, if the transfer or application process for a Permit requires a local presence (either in terms of a local legal entity or agency relationship with a third party) in connection with such transfer or requires product retesting or development as a result of standards having changed since the original Permit issuance as a result of such transfer, Buyer shall be responsible for first establishing such local presence or retesting or development of such products and Seller and Selling Subsidiary shall cooperate with Buyer in transferring or obtaining Permits in such countries. For a period of one (1) year after the Closing, subject to Buyer’s cooperation with such efforts, Seller and Selling Subsidiary shall, at Seller’s expense, use commercially reasonable efforts to complete the transfer or application process for all such Permits that were not transferred to or obtained for Buyer and its Subsidiaries prior to the Closing as quickly as commercially practicable.

(c) Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) none of Buyer, Seller or Selling Subsidiary shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) none of Buyer, Seller or Selling Subsidiary shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates or Seller or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Business or any of the Transferred Assets or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the Business and the Transferred Assets. For the avoidance of doubt, Buyer shall not be required to, and neither Seller nor Selling Subsidiary may without the prior written consent of Buyer, in order to comply with any requirements under the HSR Act or the Antitrust Laws of any applicable foreign jurisdiction, consent to, or offer or agree to, any requirement, condition, limitation, understanding, agreement or order to (X) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of Buyer or any of its Affiliates or Seller or any of its Subsidiaries, (Y) conduct, restrict, operate, invest or otherwise change the Business or the Transferred Assets or the business of Buyer or any of its Affiliates or Seller or any of its Subsidiaries, or (Z) impose any restriction, requirement or limitation on the Business or operation of the Business or of the Buyer or any of its Affiliates or Seller or any of its Subsidiaries; provided, that if requested by Buyer, Seller and its Subsidiaries will consent to, or offer or agree to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Seller and its Subsidiaries in the event the Closing occurs.

7.3 Access to Information. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as otherwise prohibited by applicable Law (it being understood and agreed that the Parties shall use their commercially reasonable efforts to cause any information that is withheld pursuant to applicable Law to be provided or made available in a manner that is not prohibited by applicable Law), Seller and Selling Subsidiary shall afford Buyer and its accountants, counsel and other representatives, reasonable access during Seller’s and Selling Subsidiary’s normal business hours to (a) all of the assets, properties, books and records, Contracts, Permits, commitments, correspondence, documents and personnel of Seller and its Subsidiaries that are related to the Business or the Transferred Assets (but only to the extent applicable to the Business or the Transferred Assets), and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of Seller and its Subsidiaries that are related to the Business, the Business Products, the Transferred Assets, the Assumed Liabilities, or the Leased Real Property (but only to the extent applicable to the same) as Buyer may reasonably request.

7.4 Notification of Certain Matters.

(a) Seller shall promptly notify Buyer of (i) the occurrence or non-occurrence of any event that would reasonably be expected to cause any representation or warranty of Seller or Selling Subsidiary set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, (ii) any failure of Seller or Selling Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect, and (iii) the occurrence or failure of any event, that, individually or in the aggregate, results in a Business Material Adverse Effect.

(b) Seller shall deliver monthly unaudited consolidated balance sheets, unaudited consolidated statements of income and statements of capital expenditures of the Business within twenty (20) days after each month-end during the period between execution of this Agreement and the Closing Date.

(c) The delivery of any notice pursuant to this Section 7.4 shall not be deemed to affect or modify, amend or supplement any representation or warranty set forth herein or the Seller Disclosure Schedule, or the conditions to the obligations of the Parties to consummate the Transactions in accordance with the terms and conditions hereof, or the remedies available to the Parties hereunder.

7.5 Confidentiality.

(a) Buyer and Seller acknowledge and agree that the existence of this Agreement (including the Seller Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Proprietary Information” under and within the meaning of the Mutual Confidentiality Agreement, dated as of December 28, 2012, by and between the Parties (the “Confidentiality Agreement”). The Confidentiality Agreement will terminate at the Closing.

(b) For a period of five (5) years after the Closing (and, with respect to the terms and conditions of this Agreement, at all times after the Closing), unless required by Law or Order to disclose any Business Confidential Information or as explicitly permitted by Section 7.7, Seller agrees not to use or disclose at any time (and shall cause each of its Subsidiaries and Controlled Affiliates not to use or disclose at any time) any Business Confidential Information. In the event Seller or any of its Controlled Affiliates are required by Law or Order to disclose any Business Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller and its Controlled Affiliates shall cooperate with Buyer and Seller to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Business Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent related to the business, products, financial condition, services, or research or development of the Business, the Transferred PCIe Assets, Seller and its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business, Seller and its Subsidiaries’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, Personal Data, other data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights. Notwithstanding the foregoing, “Business Confidential Information” does not include (a) information that was or has become generally available to the public other than as a result of disclosure by Seller or its Affiliates after the date hereof, or (b) information that is independently developed by Seller or its Affiliates or Subsidiaries (other than by or on behalf of the Business or Seller and its Subsidiaries prior to the Closing) without the use of Buyer’s or its Affiliates’ or Seller and its Subsidiaries’ Business Confidential Information. Nothing in this Section 7.5(b) is intended to prevent Seller from exercising any of its rights under the License Agreement or fulfilling its obligations under the Transition Services Agreement, provided that Seller protects the confidentiality of Business Confidential Information as required by this Section 7.5(b) and complies with Section 10.1.

7.6 Exclusivity. Seller and its Subsidiaries shall not authorize or permit their respective Affiliates, representatives, officers, employees, directors and agents to (a) solicit or initiate any inquiries relating to or the making of any proposal that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal (as defined below), (b) facilitate or encourage (including by way of furnishing non-public information) or participate in any discussions or negotiations (and as of the date hereof, Seller and its Subsidiaries shall immediately cease any discussions or negotiations that are ongoing) regarding, any proposal or inquiry that constitutes, or that would be reasonably expected to lead to, an Acquisition Proposal, or (c) enter into any letter of intent or other oral or written agreement or understanding relating to any Acquisition Proposal. Seller will notify Buyer promptly, and in any event within 24 hours, if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such third party). Seller shall be deemed to have breached the terms of this Section 7.6 if any of its Subsidiaries or any of its or their respective Affiliates, representatives, officers, employees, directors or agents takes any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 7.6. “Acquisition Proposal” means any proposal or offer, or an inquiry relating to a proposal or offer, from any Person (other than Buyer and its Affiliates in connection with the Transactions) for any (i) direct or indirect acquisition of the Business or any portion of the Transferred Assets (other than Inventory in the ordinary course of business consistent with past practice), whether by sale of stock, sale of assets, merger, recapitalization or otherwise or (ii) any joint venture or other non-ordinary course strategic investment involving the Business or any portion of the Transferred Assets.

7.7 Public Statements. Except as necessary to comply with any listing agreement with any national securities exchange or stock market or applicable securities Laws, as permitted pursuant to or consistent with prior disclosures made pursuant to the last sentence of this Section 7.7, or otherwise required by Law, prior to the Closing, neither Buyer nor Seller shall, without the prior written consent of the other, directly or indirectly make or issue any public statement or other communication to the public or to any third party not bound to the disclosing Party by obligations of confidentiality regarding the subject matter of this Agreement or any of the other Transaction Agreements, or the terms and conditions hereof or thereof, including, if applicable, the termination of this Agreement and the reasons therefor, or any disputes or arbitration proceedings hereunder or thereunder. Buyer and Seller shall issue mutually agreed press releases and shall file mutually agreed Forms 8-K promptly following the date hereof. After the Closing, Buyer or Seller may issue any releases of information without the consent of any other Party. The Parties agree and acknowledge that Buyer or Seller may file this Agreement and disclose the acquisition of the Business in its periodic reports filed with the Securities and Exchange Commission and discuss the acquisition of the Business otherwise as required by Law, including without limitation discussion of the proposed sale or acquisition of the Business during any earnings or any other investor calls or presentations, provided such disclosures are materially consistent with the disclosures included in any periodic reports filed with the Securities and Exchange Commission.

7.8 Insurance. Following the Closing, to the extent permitted under applicable Law and the insurance policies of Seller covering liabilities of the Business, at Buyer’s request, Seller and Selling Subsidiary shall use commercially reasonable efforts to make claims on behalf of Buyer and/or one or more of its Subsidiaries under the insurance policies of Seller (or any of its Subsidiaries) covering Liabilities of the Business, in each case solely for Liabilities arising and/or matters occurring prior to the Closing; provided, however, that neither Seller nor Selling Subsidiary shall be required by this Section 7.8 or any other term or provision of this Agreement to maintain any insurance policies or coverage following the Closing. If and to the extent that Seller or any of its Subsidiaries receives any insurance payment in respect of a claim under an insurance policy covering liabilities of the Business, Seller and/or its Subsidiaries (as applicable) shall promptly remit such payment to Buyer, subject to the offset for any theretofore unpaid out-of-pocket costs and expenses (other than premiums or retentions) incurred by Seller or any of its Subsidiaries as a result of the fulfillment of its obligations under this Section 7.8 payable by Buyer pursuant to the immediately preceding sentence.

7.9 Record Retention. Each Party agrees, on behalf of itself and its Controlled Affiliates, that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Transferred Assets, the Business Employees or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such books and records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other party hereto twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other Party’s expense, custody of such books and records as such first party may intend to destroy. Notwithstanding the foregoing, immediately after the Closing, Seller and Selling Subsidiary shall deliver to Buyer or destroy copies of Transferred Technology in Seller’s or Selling Subsidiary’s possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (a) Seller and Selling Subsidiary are entitled to possess such copies to the extent expressly permitted by this Agreement, and (b) Seller and Selling Subsidiary may retain and use copies of financial books and records relating to the Business.

7.10 Bulk Sales. It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales laws or similar laws of the jurisdiction in which the Transferred Assets to be conveyed hereby are situated or of any other jurisdictions which may be asserted to be applicable to the transaction contemplated hereunder and the parties believe that it is not clear that any such laws are applicable to such transaction. Accordingly, to induce Buyer to waive any requirement for compliance on the part of Seller and Selling Subsidiary with the procedures of any such laws, Seller and Selling Subsidiary hereby agree to indemnify and hold harmless the Buyer Indemnified Parties, in accordance with the provisions of Article 12, from and against, and to compensate and reimburse the Buyer Indemnified Parties, in accordance with the provisions of Article 12, for, any and all Losses arising out of or resulting from the failure of Seller or Selling Subsidiary to comply with or perform any actions in connection with the provisions of any such law of any states or jurisdictions applicable to the transaction contemplated by this Agreement.

7.11 Business Relationships; Payments.

(a) Seller and Selling Subsidiary shall cooperate with Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing, including relationships with customers, suppliers and others.

(b) After the Closing, Seller and Selling Subsidiary shall, and shall cause their respective Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyer, any cash, checks or other instruments of payment Seller or any of its Subsidiaries receives that relate to the Transferred Assets or the Business to which Buyer is entitled and shall hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

(c) After the Closing, Buyer shall, as promptly as practicable, deliver to Seller (or any of its Subsidiaries, as applicable) any mail and payments received by Buyer that do not relate to the Transferred Assets or the Business and to which Seller or its Subsidiaries is entitled.

7.12 Other Rights. Seller shall use its commercially reasonable efforts to secure certain benefits and rights (as set forth on Schedule 7.12) of Seller and its Subsidiaries under the Contracts listed on Schedule 7.12 for the benefit of Buyer (but Seller shall not be required to make payments in respect thereof in excess of $300,000 in the aggregate).

ARTICLE 8

EMPLOYEE MATTERS

8.1 Automatic Transfer Employees.

(a) Except as otherwise set forth in this Agreement, effective as of the Closing, all rights, powers and Liabilities of Seller and its Subsidiaries to, or in respect of, any Automatic Transfer Employee (including the rights, powers and Liabilities under, in connection with or arising from a Contract of employment or employment relationship between an Automatic Transfer Employee and Seller or any of its Subsidiaries) in force and effect immediately prior to the Closing shall remain with, or be transferred by operation of law to, Buyer or one of its Subsidiaries.

(b) Buyer shall comply (or cause its Subsidiaries to comply) with all applicable provisions of the Transfer Regulations and other similar country-specific legal standards or applicable Laws in respect of all Automatic Transfer Employees. In furtherance and not in limitation of the preceding sentence, Seller, Selling Subsidiary and Buyer shall (and shall cause their respective Subsidiaries to, as applicable) comply with all required obligations under the applicable Transfer Regulations and other similar country-specific legal standards or applicable Laws to notify and/or consult with Automatic Transfer Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such reasonable information to the other Party as is required by that Party to comply with its notification and/or consultation obligations under any and all such legal standards and Laws. Seller, Selling Subsidiary and Buyer shall indemnify and hold harmless each other (and their respective Indemnified Parties) from and against, and shall compensate and reimburse each other (and their respective Indemnified Parties) for, any and all Losses resulting from or arising out of any failure of the other Party to notify and/or consult, or to provide such information in a timely manner, in accordance with the foregoing legal standards and Laws.

8.2 Offered Employees.

(a) Prior to the Closing, Buyer shall, or shall cause one of its Subsidiaries to, offer employment to each Offered Employee other than any Leave Employee, in each case effective as of the Closing. Such offers of employment shall be on terms substantially equivalent, considering salary, terms, active benefit plans (but excluding for purposes of determining equivalency, the existence or value of deferred compensation benefits or programs), and positions, as such employees respectively held or received at Seller immediately prior to the date hereof. The Parties acknowledge that Buyer does not currently offer any deferred compensation plan to any of its employees and has no intentions to adopt any such plan and, thus, for the avoidance of doubt, is not obligated to provide any such plan as a result of this Agreement. Effective as of the Closing, Buyer or one of its Subsidiaries shall hire and employ each Offered Employee who accepts the offer of employment extended to such Offered Employee pursuant to the first sentence of this Section 8.2(a). Seller shall provide all reasonable assistance to Buyer and its Subsidiaries in connection with the offers of employment to the Offered Employees contemplated by the preceding sentences. Those Offered Employees who accept employment from Buyer or one of its Subsidiaries pursuant to the offers of employment made pursuant to this Section 8.2(a) and commence employment with Buyer or one of its Subsidiaries as of the Closing (or such later date with respect to the Leave Employees as permitted by Buyer), together with all Automatic Transferred Employees, shall be referred to herein collectively as “Transferred Employees.” Those Offered Employees who do not accept employment from Buyer or one of its Subsidiaries pursuant to the offers of employment made pursuant to this Section 8.2(a) and commence employment with Buyer or one of its Subsidiaries as of the Closing (or such later date with respect to the Leave Employees) shall be terminated by Seller promptly following the Closing (or such later date).

(b) Except as required by applicable Law or the terms of the Transition Services Agreement, from and after the Closing, the Transferred Employees shall cease to participate in and/or accrue further rights or benefits under any Business Employee Benefit Plans.

(c) Buyer shall take such steps as are not financially unreasonable or impractical to permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the 401(k) plan maintained by Seller, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the 401(k) plan maintained by Seller into an account under a 401(k) plan maintained by Buyer.

(d) With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Buyer or Buyer’s Subsidiary, Buyer shall cause there to be waived any pre-existing condition and waiting periods.

(e) Transferred Employees shall be given credit for purposes of future vacation accrual for the number of years of service with Seller, its Subsidiaries and any predecessor employer for which Seller or its Subsidiaries credited service, excluding credit which would result in the duplication of benefits accrual for the same period of service.

8.3 Employee Retention Plans.

(a) Seller shall use its commercially reasonable efforts to implement short-term retention plans for the Transferred Employees, with terms that are reasonable for the purpose of retaining such Transferred Employees until the date that is thirty (30) days after the Closing Date, which plans shall be funded and paid by Seller. All such payments by Seller pursuant to such short-term retention plans described in this Section 8.3(a) shall be referred to collectively herein as the “Seller Incentive Payments.” As of the date hereof, the amount of the Seller Incentive Payments shall be $2,242,000, subject to a non-discretionary reduction immediately following Closing based on the number and category of actual Transferred Employees as agreed between the parties as of Closing.

(b) The Seller Incentive Payments shall be made by Seller to the Transferred Employees thirty-one (31) days after the Closing Date; provided that if the thirty-first (31st) day is a weekend or bank holiday, such payment will be made on the first Business Day thereafter. Promptly following the payment of such Seller Incentive Payments, Seller shall use commercially reasonable efforts to assign to Buyer any and all clawback rights associated with such Seller Incentive Payments, subject to compliance with all applicable laws. Seller shall provide for (i) a twelve (12) month clawback to fifty percent (50%) of the Seller Incentive Payments to Key Employees and (ii) a nine (9) month clawback to fifty percent (50%) of the Seller Incentive Payments to those Transferred Employees denoted as “Tier 2 Employees.” All other Seller Incentive Payments to Transferred Employees shall not be subject to any clawbacks. Any material changes to the clawback terms of the Seller Incentive Payments shall be mutually agreed to by both Buyer and Seller prior to the Closing Date.

(c) Buyer and Seller shall use their commercially reasonable efforts to implement retention plans for the Transferred Employees, with terms that are reasonable, which plans shall be funded and paid for by Buyer and Seller on a schedule mutually agreeable to the Parties. The aggregate amount of funding by Seller of such retention plans for the Transferred Employees at Closing shall be referred to herein as the “Retention Payments.” As of the date hereof, the Retention Payments shall be $3,157,000, subject to reduction immediately following Closing based on the number and category of actual Transferred Employees. As of the date hereof, the aggregate amount of funding by Buyer of such retention plans for the Transferred Employees shall be $660,000, subject to a non-discretionary reduction immediately following Closing based on the number and category of actual Transferred Employees as agreed between the parties as of Closing. Additionally, Buyer shall issue restricted stock units to Transferred Employees, consistent with amounts mutually agreed to by both Buyer and Seller, at the time offer letters are given to such Transferred Employees.

8.4 Non-Solicitation of Transferred Employees. Following the Closing for a period of two (2) years, Seller shall not, and shall cause its Subsidiaries and their representatives not to, solicit to employ, or solicit to provide services to Seller or any of its Subsidiaries, any Transferred Employee who is then-employed by or otherwise providing services to Buyer or its Affiliates or any other employee or consultant of Buyer or its Affiliates who was involved in the Transactions contemplated by this Agreement and who is then-employed by or then-providing service to Buyer or its Affiliates. Following the Closing for a period of one (1) year, Buyer shall not, and shall cause its Subsidiaries and their representatives not to, solicit to employ, or solicit to provide services to Buyer or any of its Subsidiaries, any employee or consultant of Seller or its Affiliates who was involved in the Transactions contemplated by this Agreement and who is then-employed by or then-providing service to Seller or its Affiliates. Following the Closing for a period of one (1) year, Seller shall not, and shall cause its Subsidiaries and their representatives not to, solicit to employ, or solicit to provide services to Seller or any of its Subsidiaries, any employee or consultant of Buyer or its Affiliates who was involved in the Transactions contemplated by this Agreement and who is then-employed by or then-providing services to Buyer or its Affiliates. For purposes of this Section 8.4, the term “solicit” shall not be deemed to include generalized searches for employees or consultants through media advertisements or employment firms. Seller agrees that it will not, and will cause its Affiliates not to, assert that any Transferred Employees have breached any agreements with Seller or its Affiliates, including but not limited to any employment, consulting, noncompete, and/or confidentiality agreements, by accepting employment with and/or performing any services for Buyer or any of its Affiliates.

8.5 Tax Reporting. At Buyer’s election, which shall be provided in writing to Seller prior to the Closing, the Parties shall use the alternate procedure of Revenue Procedure 2004-53 with respect to any employees of the Business who become employees of Buyer or any of its Affiliates.

8.6 No Third Party Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this Article 8 or any other provision of this Agreement with respect to Business Employees are included for the sole benefit of the respective Parties and shall not create any right (a) in any other Person, including any Business Employees, former Employees, any participant in any Business Employee Benefit Plan or any beneficiary thereof, (b) to continued employment, either before or after the Closing, with Seller, Buyer or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements; provided, however, that the Parties acknowledge and agree that the provisions herein in Article 8 do not supersede the rights, under the Transfer Regulations, of any Automatic Transfer Employee.

ARTICLE 9

TAX MATTERS

9.1 Cooperation. The parties to this Agreement shall (i) provide assistance to each other as reasonably requested, including access to books, records, and workpapers as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit, or proceeding relating to any Tax, and (ii) retain all books and records with respect to Taxes pertaining to the Transferred Assets and the Business for a period of at least seven (7) years following the Closing Date. The parties shall further cooperate with each other, as reasonably requested, in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Transferred Assets, the Business or the Allocation.

9.2 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all sales (including bulk sales), use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement shall be borne in an amount up to $50,000 by the Party required to bear such Transfer Taxes under applicable Law, and Transfer Taxes in excess of $50,000 that would otherwise be borne by a Party shall be borne 50% by Buyer and 50% by Seller. Each party shall prepare any Tax Returns required to be filed by it in connection with such Transfer Taxes at its own expense. The Parties shall use commercially reasonable efforts to minimize Transfer Taxes, if any, arising out of the transactions contemplated by this Agreement, including (to the extent commercially reasonable for Buyer and Seller) by Buyer accepting delivery of software assets located in the State of California by electronic transmission from Seller and its Affiliates’ places of business to Buyer’s computers in accordance with California Sales and Use Tax Regulation 1502(f)(1)(D) and Seller having no obligation to deliver any tangible assets in connection with the delivery of such software.

9.3 Allocation of Property Taxes. Seller and Selling Subsidiary shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Transferred Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Transferred Assets for the Straddle Period shall be apportioned between Buyer and Seller or between Buyer and Selling Subsidiary, as applicable, based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller or Selling Subsidiary, as applicable, shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer, Seller or Selling Subsidiary, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer, Seller or Selling Subsidiary makes any payment for which it is entitled to reimbursement under this Section 9.3, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

ARTICLE 10

NON-COMPETITION

10.1 Non-Competition.

(a) For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Competing Business” shall mean the design, development, manufacture, testing, marketing, supporting, maintaining, distributing, provisioning and selling of Non-Volatile Memory Controllers using PCIe, SAS or SATA interfaces or NVMe, Scsi, or Scsi Express protocols, including any products and services that are the same as, or substantially similar in function to, the Business Products, with any version of the above interfaces or protocols.

(ii) “Competing Territory” shall mean worldwide.

(b) Seller acknowledges and agrees that Buyer would be irreparably damaged if Seller or any of its Affiliates were to provide services to or otherwise participate in a Competing Business and that any such competition by Seller (or its Subsidiaries or Affiliates) would result in a significant loss of goodwill by Buyer. Seller further acknowledges and agrees that the covenants and agreements set forth in this Article 10 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this

Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 10.1. Therefore, Seller agrees, in further consideration of the amounts to be paid hereunder for the Transferred Assets and the goodwill of Seller sold by Seller that, except with the prior written consent of Buyer, at all times until the fourth (4th) anniversary of the Closing Date, Seller shall not, and shall cause its Subsidiaries and Controlled Affiliates not to, directly or indirectly, engage in, conduct, manage, operate, own, control or participate in the management of a Competing Business in the Competing Territory or any portion thereof. Seller acknowledges that the Business has been conducted or is presently proposed to be conducted throughout the Competing Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business being sold by Seller pursuant to this Agreement.

10.2 Severability. If, at the time of enforcement of the covenants contained in Section 7.5, Section 8.4 and this Article 10 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Seller’s Business and the substantial investment in Seller made by Buyer hereunder. Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by Seller of the Transferred Assets and the goodwill of the Business pursuant to this Agreement and not directly or indirectly in connection with Seller’s employment or other relationship with Buyer.

ARTICLE 11

PRE-CLOSING TERMINATION

11.1 Pre-Closing Termination. Subject to the terms of Section 11.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on August 29, 2013; provided, however, that Buyer may in its sole and absolute discretion, by written notice to Seller prior to such date, extend such date by a reasonable additional period (but not later than February 28, 2014) if (1) Seller enters into a definitive agreement, binding term sheet or binding letter of intent that contemplates a Change of Control of Seller or (2) Seller or any of its Affiliates makes a public announcement or makes any pre-merger notification filing pursuant to Section 7A of the Clayton Act, 15 U.S.C. § 18a, as amended by the HSR Act regarding a contemplated Change of Control of Seller, or (3) any Person makes a public announcement of a tender offer to acquire outstanding capital stock of Seller that would constitute a Change of Control of Seller, or makes a pre-merger notification filing pursuant to Section 7A of the Clayton Act, 15 U.S.C. § 18a, as amended by the HSR Act, regarding a contemplated Change of Control of Seller involving such Person; and provided, further, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Buyer or Seller, if:

(i) a Governmental Authority shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

(ii) a Governmental Authority shall have issued an Order prohibiting the Transactions that has become final and nonappealable;

(d) by Buyer (provided that Buyer is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Seller or Selling Subsidiary set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.3(b) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Seller; or

(e) by Seller (provided that Seller or Selling Subsidiary is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.3(c) would not be satisfied at the Closing and such breach has not been cured within twenty (20) Business Days after written notice thereof to Buyer.

11.2 Effect of Pre-Closing Termination. In the event of the valid termination of this Agreement in accordance with the terms of this Article 11, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no liability or obligation on the part of Buyer, Seller, Selling Subsidiary or their respective Affiliates or representatives in connection herewith; provided, however, that no such termination shall relieve any Party from liability resulting from or arising out of any breach of such Party’s representations, warranties, or covenants prior to such termination or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; and provided further that the provisions of Section 7.5 (Confidentiality), Section 7.7 (Public Statements), this Section 11.2, Section 11.3 and Article 13 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 11.1.

11.3 Expenses. Except as otherwise provided herein, each of Seller, Selling Subsidiary and Buyer shall pay all of its own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transactions. Without limiting the foregoing, Seller shall be responsible for all fees, costs and expenses relating to the termination of employment of the Business Employees except as expressly set forth in Section 1.3(c). Losses suffered by a Party for a breach of this Agreement shall in no way be limited by the amounts described in this Section 11.3.

ARTICLE 12

POST-CLOSING INDEMNIFICATION

12.1 Survival of Representations and Warranties. If the Transactions are consummated, (a) the representations and warranties of Buyer set forth in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to the terms of this Agreement shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the date that is fifteen (15) months after the Closing Date, (b) the representations and warranties of Seller or Selling Subsidiary set forth in this Agreement or in any certificate delivered by or on behalf of Seller or Selling Subsidiary pursuant to the terms of this Agreement (other than the Seller Fundamental Representations) shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the date that is fifteen (15) months after the

Closing Date, and (c) the Seller Fundamental Representations shall survive the Closing and remain in full force and effect until the expiration of all applicable statutes of limitations or extensions thereof (the periods referred to in clauses (b) and (c), the “Survival Period”); provided, however, that in the event that any Buyer Indemnified Party shall deliver a Claim Certificate to Seller setting forth a claim for indemnification, compensation or reimbursement under this Article 12 in respect of a breach of a representation or warranty of Seller or Selling Subsidiary set forth in this Agreement or in any certificate delivered by or on behalf of Seller or Selling Subsidiary pursuant to the terms of this Agreement prior to the expiration of the applicable Survival Period, then such representation or warranty shall survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof.

12.2 Indemnification.

(a) Subject to the limitations set forth in this Article 12, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who Control or are Controlled by Buyer or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) that arise directly or indirectly from or as a result of, or are directly or indirectly connected with, any matter of the type referred to in the subsections of this Section 12.2(a) (including any Action with respect thereto or any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 12):

(i) any Excluded Liabilities;

(ii) any breach of or inaccuracy in any of the representations or warranties made by Seller or Selling Subsidiary in this Agreement or any other Transaction Agreement, other than the Seller Fundamental Representations and any of the representations or warranties made by Seller or Selling Subsidiary in Section 4.4(b), on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, or in any certificate delivered by or on behalf of Seller or Selling Subsidiary pursuant to the terms of this Agreement;

(iii) any breach of or inaccuracy in any of Seller Fundamental Representations on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, or in any certificate delivered by or on behalf of Seller or Selling Subsidiary pursuant to the terms of this Agreement;

(iv) any breach of or inaccuracy in any of the representations or warranties made by Seller or Selling Subsidiary in Section 4.4(b) on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, or in any certificate delivered by or on behalf of Seller or Selling Subsidiary pursuant to the terms of this Agreement;

(v) any non-fulfillment or breach of any covenant or other agreement of Seller, Selling Subsidiary or their respective Subsidiaries under this Agreement or any other Transaction Agreement;

(vi) any Losses related to removing any Liens;

(vii) any Action brought prior to, on or after the Closing to the extent relating to the conduct of Seller, Selling Subsidiary or their respective Subsidiaries, the Business, or the Transferred Assets as of or prior to the Closing; and

(viii) any fraud, intentional misrepresentation, or willful misconduct of Seller or Selling Subsidiary.

(b) Subject to the limitations set forth in this Article 12, from and after the Closing, Buyer shall indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who Control or are Controlled by Seller or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses which are directly or indirectly suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) that arise directly or indirectly from or as a result of, or are directly or indirectly connected with, any matter of the type referred to in the subsections of this Section 12.2(b) (including any Action with respect thereto or any Action commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Article 12):

(i) any Assumed Liabilities;

(ii) any breach of or inaccuracy in any of the representations or warranties, other than the Buyer Fundamental Representations, made by Buyer in this Agreement or any Transaction Agreement on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, or in any certificate delivered by or on behalf of Buyer pursuant to the terms of this Agreement;

(iii) any breach of or inaccuracy in any of the Buyer Fundamental Representations on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, or in any certificate delivered by or on behalf of Buyer pursuant to the terms of this Agreement; and

(iv) any non-fulfillment or breach of any covenant or other agreement of Buyer under this Agreement.

(c) Except in the event of fraud, intentional misrepresentation or willful breach, from and after the Closing, the rights of Buyer and Seller to indemnification, compensation or reimbursement under this Agreement shall be the exclusive remedies of the Parties with respect to any breach of, inaccuracy in or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement or the Transactions. Notwithstanding the foregoing, the limitations set forth in this Section 12.2(c) shall not apply to any actions to specifically enforce the covenants in this Agreement.

(d) When determining the existence of any breach of, inaccuracy in or failure of any representation, warranty, covenant or agreement given or made by Seller, Selling Subsidiary or Buyer, or when determining the amount of Losses suffered by an Indemnified Person as a result of any breach of, inaccuracy in or failure of any representation, warranty, covenant or agreement given or made by Seller, Selling Subsidiary or Buyer, in either case that is qualified or limited in scope as to materiality, Business Material Adverse Effect or Knowledge (or similar concepts), such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(e) The right to indemnification, compensation or reimbursement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, inaccuracy in or compliance with, any representation, warranty, covenant or agreement or by the waiver of any condition. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, compensation or reimbursement based on any such representation, warranty, covenant or agreement. No Buyer Indemnified Party shall be required to show reliance on any representation, warranty, covenant or other agreement in order for such Buyer Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Buyer, Seller and Selling Subsidiary each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the Adjusted Purchase Price that Buyer would have paid in connection with the Transactions.

12.3 Limitations on Indemnification. Except for claims arising out of fraud, intentional misrepresentation or willful breach:

(a) The Buyer Indemnified Parties shall not be entitled to recover any Losses under Section 12.2(a)(ii) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties has or have otherwise directly or indirectly become subject, exceeds $250,000 (the “Loss Threshold”), in which case the Buyer Indemnified Parties shall be entitled to recovery for all such Losses (including the amount of the Loss Threshold); provided, however, that the limitation contained in this Section 12.3(a) shall not apply to any breach of or inaccuracy in any Seller Fundamental Representation, any breach of or inaccuracy in the representations and warranties contained in Section 4.4(b), any Excluded Liabilities, any breach of covenant, or fraud, intentional misrepresentation or willful misconduct.

(b) The maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover under Section 12.2(a)(ii) shall be limited to thirteen percent (13%) of the Final Adjusted Purchase Price.

(c) The maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover under Section 12.2(a)(iv) shall be limited to twenty percent (20%) of the Final Adjusted Purchase Price.

(d) Notwithstanding Section 12.3(b) and Section 12.3(c), the maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover under Section 12.2(a)(ii) and Section 12.2(a)(iv), collectively, shall be limited to $20,000,000.

(e) The maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover under Section 12.2(a)(i), Section 12.2(a)(ii), Section 12.2(a)(iii), Section 12.2(a)(iv), Section 12.2(a)(vi) and Section 12.2(a)(vii), collectively, shall be limited to the Final Adjusted Purchase Price.

(f) Notwithstanding anything to the contrary herein, the maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover under Section 12.2(a)(v) or Section 12.2(a)(viii) shall not be limited.

(g) The maximum aggregate amount of Losses that the Seller Indemnified Parties shall be entitled to recover under Section 12.2(b)(ii) shall be limited to thirteen percent (13%) of the Final Adjusted Purchase Price.

(h) The maximum aggregate amount of Losses that the Seller Indemnified Parties shall be entitled to recover under Section 12.2(b)(i), Section 12.2(b)(ii), and Section 12.2(b)(iii), collectively, shall be limited to the Final Adjusted Purchase Price.

(i) Notwithstanding anything to the contrary herein, the maximum aggregate amount of Losses that the Seller Indemnified Parties shall be entitled to recover under Section 12.2(b)(iv) shall not be limited.

12.4 Indemnification Claims.

(a) If an Indemnified Party is of the opinion that it has or may have a right to indemnification, compensation or reimbursement under this Agreement (an “Indemnification Claim”), such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”), prior to the expiration of the applicable Survival Period (if applicable): (i) stating that such Indemnified Party has directly or indirectly suffered or incurred any Losses, or reasonably anticipates that it will directly or indirectly suffer or incur any Losses, for which it is entitled to indemnification, compensation or reimbursement under this Agreement; (ii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof; and (iii) the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related.

(b) In the event that the Indemnifying Party shall seek to contest any individual items of Losses set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of such Claim Certificate, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Loss. In the event that the Indemnifying Party shall fail to object to any items of Loss set forth in a Claim Certificate within the foregoing thirty-day period, the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify, compensate and reimburse the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement.

12.5 Third Party Claims. In the event any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Action, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure shall have caused the damages for which the Indemnified Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. Upon receipt of such notice, the Indemnifying Party shall have the right, in its sole discretion, to control the defense or settlement of such Third Party Claim by appointing a recognized and reputable counsel acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be responsible for all liabilities and obligations relating to such Third Party Claim up to the limitations (if any) set forth in Section 12.3 and subject to such limitations, and provided, further, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);

(b) the Indemnifying Party shall not be entitled to assume control of, or continue to control if any of the following conditions is not satisfied at any time following the Indemnifying Party’s assumption of control, such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification, compensation or reimbursement relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnified Party’s reputation, business, operations or future business prospects; (iii) the claim seeks an injunction or equitable or any other non-monetary relief against the Indemnified Party; (iv) the Indemnifying Party fails to vigorously prosecute or defend such claim; (v) the amount of Losses to be incurred pursuant to such Third Party Claim (when combined with all other outstanding claims for indemnification, compensation or reimbursement and any amount previously paid by the Indemnifying Party that applies toward the applicable cap under Section 12.3 (if any) would be reasonably expected to exceed the applicable cap contemplated by Section 12.3 (if any)) in the reasonable judgment of the Indemnified Party; or (vi) the claim relates to a breach or alleged breach of Section 4.4 (Title; Sufficiency) or Section 4.11 (Intellectual Property);

(c) if the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of or consenting to the entry of any judgment with respect to such claim unless (1) the terms of the proposed settlement or judgment include as an unconditional and with-prejudice term thereof the granting by the third party to Buyer and any other relevant Indemnified Party a release from all Liability in respect of such Third Party Claim; (2) there is (A) no finding or admission of any violation of Law by any Indemnified Party, and (B) no finding or admission of any violation of the rights of any Person by any Indemnified Party; and (3) the sole form of relief is monetary damages that shall be paid in full by the Indemnifying Party; and

(d) if the Indemnified Party shall control the defense of any Third Party Claim, the Indemnified Party shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if the Indemnified Party settles, adjusts or compromises any such Third Party Claim without the prior written consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim (it being understood that if the Indemnified Party requests that the Indemnifying Party consent to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold or delay such consent).

12.6 Setoff. Notwithstanding anything herein to the contrary, on or after the two year anniversary of the Closing Date, any Retention Payments not actually paid to any retained Transferred Employee as of such date or otherwise distributed pursuant to this Section 12.6 shall be used to satisfy, to the maximum extent possible and prior to any indemnity payments by Seller pursuant to this Article 12, any indemnity payments owed by Seller to the Buyer Indemnified Parties pursuant to this Agreement. Any additional indemnity payments owed by Seller to Buyer Indemnified Parties shall be satisfied in accordance with the other sections of this Article 12.

12.7 Tax Matters. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Adjusted Purchase Price, unless otherwise required by applicable Law.

12.8 Release. Effective upon the Closing, Seller and its Subsidiaries hereby irrevocably waive, release and discharge Buyer and its Affiliates from any and all Liabilities of any kind or nature whatsoever, whether arising under any agreement or understanding (other than under this Agreement and any Collateral Agreement) or otherwise at law or in equity arising prior to Closing or relating to pre-Closing periods, and Seller and its Subsidiaries agree that they shall not seek to recover any amounts in connection therewith or thereunder from Buyer or any of its Affiliates. In no event shall Buyer or any of its Affiliates have any Liability whatsoever to Seller or any of its Subsidiary for any breaches of the representations, warranties, agreements or covenants of Seller and its Subsidiaries hereunder, and in any event Seller and its Subsidiaries may not seek contribution from Buyer or any of its Affiliates in respect of any payments required to be made by Seller or any of its Subsidiary pursuant to this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) three (3) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

(i)	if to Buyer, to:

PMC-Sierra, Inc.

1380 Bordeaux Drive

Sunnyvale, CA 94089

Attention: General Counsel

Facsimile: (408) 239-8166

Email: Alinka.Flaminia@pmcs.com

with a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: Daniel R. Mitz and Micheal J. Reagan

Facsimile: (650) 739-3900

Emails: drmitz@jonesday.com and mreagan@jonesday.com

if to Seller or Selling Subsidiary, to:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Attention: General Counsel

Facsimile: (408) 284-2775

Email: Matthew.Brandalise@idt.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark V. Roeder

Facsimile: (650) 463-2600

Email: mark.roeder@lw.com

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

13.2 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement (as applicable) unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.

(c) When used herein, references to “$” or “Dollars” shall be deemed to be references to U.S. dollars.

(d) The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns.

(f) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(h) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

13.3 Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.4 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party, except that, without the consent of Seller: (a) Buyer may assign its rights and obligations hereunder (including its right to purchase the Transferred Assets), in whole or in part, to any of its Affiliates, (b) Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, to an entity that succeeds to all or substantially all of the Business (whether by sale of stock, sale of assets, merger, recapitalization or otherwise) and (c) Buyer and, following the Closing, Seller or Selling Subsidiary may assign any or all of its rights pursuant to this Agreement, and each of the other agreements and instruments contemplated hereby, including its rights to indemnification, compensation or reimbursement, to any of its lenders as collateral security. Any agreement in respect of any Change of Control of Seller shall be subject to this Agreement.

13.5 Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).

13.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

13.7 Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.8 No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

13.9 Entire Agreement. This Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto), all Schedules and Exhibits to this Agreement, and each other agreement referred to herein or otherwise constituting a Transaction Agreement, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Seller Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Seller Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.

13.10 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of California applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

13.11 Arbitration.

(a) Except as provided in Article 12, any dispute, claim or controversy arising out of or relating to this Agreement or the Transaction Agreements or the breach, termination, enforcement, interpretation or validity hereof or thereof, including any request for specific performance, claim based on contract, tort, statute or constitution or the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in San Jose, California before one arbitrator. The arbitration will be administered by Judicial Arbitration and Mediation Services pursuant to its Comprehensive Arbitration Rules and Procedures, as modified in this Section.

(b) The arbitrator will have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the Parties of the arbitration. The arbitration proceedings will be conducted in English.

(c) The arbitrator will have the power to order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g., motions for summary disposition).

(d) Each Party will be entitled to the timely production by the other Party of relevant, non-privileged documents or copies thereof. If the Parties are unable to agree on the scope and/or timing of such document production, the arbitrator will have the power, upon application of any Party, to make all appropriate orders for the production of documents by any Party.

(e) Before the arbitrator establishes the facts of the case, each Party will be entitled to examine witnesses by deposition to provide non-privileged testimony that is relevant to the controversies, claims or disputes at issue. If the Parties are unable to agree on the propriety, scope or timing of a deposition, the arbitrator, upon the application of any Party, may make all appropriate orders in connection with a proposed deposition.

(f) The arbitrator may appoint expert witnesses only with the consent of all of the parties to the arbitration.

(g) The arbitrator’s fees and the administrative expenses of the arbitration will be paid equally by the Parties. Each party to the arbitration will pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.

(h) The award rendered by the arbitrator will be executory, final and binding on the Parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding will disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(i) Except as required by law, neither Party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the evidence produced by its opposing parties, or any analyses or summaries derived from such evidence.

(j) Each Party hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 13.1 and irrevocably waives any defenses it may have to service in such manner.

(k) Each Party hereby agrees that this Agreement does not preclude parties from seeking provisional remedies in aid of arbitration from (1) the Federal or state courts located in Santa Clara County, California; or (2) the United States District Court for the Northern District of California. For the purposes of this subparagraph, each of the Parties consents to submit itself to the personal jurisdiction of the courts described in the first sentence of this paragraph, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other application, agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any other court, agrees that it will not assert as a defense that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Transaction Agreements may not be enforced in or by such courts, and agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 13.1 or in such other manner as may be permitted by Law will be valid and sufficient service thereof.

13.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.13 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

PMC-SIERRA, INC.

By:	/s/ Gregory S. Lang
Name:	Gregory S. Lang
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Theodore L. Tewksbury III
Name:	Theodore L. Tewksbury III
Title:	President and Chief Executive Officer

INTEGRATED DEVICE TECHNOLOGY (MALAYSIA) SDN. BHD.

By:	/s/ Theodore L. Tewksbury III
Name:	Theodore L. Tewksbury III
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A

DEFINITIONS

For all purposes of and under this Agreement, the capitalized terms in this Annex A shall have the meanings set forth below.

“Accounting Firm” shall mean Ernst & Young LLP, and if such firm refuses or is unable to perform the requested services, Buyer and Seller shall negotiate in good faith to agree upon a different, mutually acceptable accounting firm.

“Accounts Payable” shall mean (i) all trade accounts payable and obligations to make payments to suppliers and other service providers of Seller or any of its Subsidiaries, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered to Seller or any of its Subsidiaries, (ii) all other accounts or notes payable by Seller or any of its Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller or any of its Subsidiaries, (ii) all other accounts or notes receivable of Seller or any of its Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.

“Action” shall mean any action, arbitration, complaint, hearing, audit, investigation, lawsuit, litigation or other legal or administrative proceeding (whether at law or in equity, whether civil, criminal, administrative, judicial or investigative) filed, commenced or brought by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, directly or indirectly Controlled by, or under direct or indirect common Control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person Controlling any such general partner, including each Subsidiary of such Person.

“Ancillary Product Materials” shall mean all documentation owned by, and currently distributed by, Seller or any of its Subsidiaries with any of the Business Products, including customer support materials such as support and training materials, support bulletins, and marketing materials relating to any Business Product, including sale and marketing collateral, white papers, performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Automatic Transfer Employee” shall mean those Business Employees who will become employed by Buyer or one of its Subsidiaries as of the Closing as a result of local employment Laws, including the Transfer Regulations, that provide for an automatic transfer by operation of Law of the employment of any such Business Employee upon the transfer of the Business as a going concern pursuant to the Transactions.

“Business” shall mean Seller and its Subsidiaries’ worldwide business and operations related to the design, development, manufacture, testing, marketing, supporting, maintaining, distributing, provisioning and selling of PCIe Non-Volatile Memory Controllers; including (A) the design, development, manufacture and testing of Business Products, including both internal operations for the foregoing and management of third party vendor and suppliers with respect to the foregoing; (B) the design, development, creation and testing of Software for Business Products, including firmware, drivers and Software distributed for use with or embedded into Business Products; (C) the sales, distribution and marketing of Business Products; (D) the support and maintenance of Business Products including fulfillment of warranty obligations and customer support; and (E) provisions of services related to Business Products, including equipping original equipment manufacturers and custom design support.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by Law to close.

“Business Employee” shall mean an Employee who performs all or substantially all of his or her services for Seller or any of its Subsidiaries on behalf of the Business, including (i) any such Employees on temporary leave for purposes of jury or annual two (2) week national service/military duty, employees on vacation and employees on a regularly scheduled day off from work and (ii) any such Employees who on the Closing Date are on maternity or paternity leave, education leave, military leave with veteran’s reemployment rights under federal Law, leave under the Family Medical Leave Act of 1993 or equivalent provisions of any similar Laws of any jurisdictions, approved personal leave, short-term disability leave or medical leave but, unless otherwise required under local employment Laws, excluding any such Employees on long-term disability or whose employment with Seller and any of its Subsidiaries has terminated prior to the Closing (those Employees set forth in this clause (ii), the “Leave Employees”).

“Business Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any compensation, bonus, profit sharing, savings, pension, retirement, scheme, fund, deferred compensation, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, fringe benefit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, incentive, commission, payroll practice, severance, pay in lieu of notice, retention, change in control, non-competition, or any other employee plan, agreement, policy or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by Seller, any Subsidiary of Seller, or any other Person under common Control with Seller or any of its Subsidiaries within the meaning of 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) and to which Seller or any ERISA Affiliate has any Liability or potential Liability in respect of the Business Employees or Employees who formerly were Business Employees.

“Business Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or is reasonably likely to be materially adverse to (i) Seller’s ability to consummate the Transactions and fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements, or that is reasonably likely to materially delay the consummation of the Transactions, or (ii) the business, operations, condition (financial or otherwise), assets, liabilities or results of operations of the Business, taken as a whole; provided, however, that in the case of clause (ii) only, in determining whether a Business Material Adverse Effect has or would occur, is reasonably likely to occur, or would reasonably be expected to occur, any change, event, circumstance or effect on Seller or any of its Subsidiaries to the extent (and only to the extent) primarily resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded: (A) changes in, or conditions affecting, the economy in the United States or any other country or region in the world; (B) changes in, or conditions affecting, the industries in which the Business operates; (C) acts of war, terrorism or natural disasters; and (D) changes resulting from the announcement of this Agreement or the pendency of the Transactions, unless such changes, events, circumstances or effects referred to in the foregoing clauses (A), (B), and (C) have a disproportionate effect on the Business relative to other businesses in the industry in which the Business operates.

“Business Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of Seller or any of its Subsidiaries relating to the Business, including any policy, representation, obligation, or promise relating to: (i) the privacy of users of any Business Product or any website or service operated in the operation of the Business; (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data; or (iii) information about individuals who are Employees or are associated with Persons with which Seller or any of its Subsidiaries has an agreement.

“Business Products” shall mean (i) the products, services and solutions listed in Section 4.11(c) of the Seller Disclosure Schedule and prior versions thereof, (ii) all PCIe Non-Volatile Memory Controllers, services or solutions currently under development by Seller or any of its Subsidiaries, (iii) any other PCIe Non-Volatile Memory Controllers, services or solutions of Seller or any of its Subsidiaries, and (iv) all versions of any Software owned or purported to be owned by Seller or any of its Subsidiaries that are exclusively (A) used or developed for the use, programming, verification, testing, support, provisioning or operation of PCIe Non-Volatile Memory Controllers, or (B) distributed by or for Seller or any of its Subsidiaries together with a PCIe Non-Volatile Memory Controllers, either preloaded on such PCIe Non-Volatile Memory Controllers or distributed together with such PCIe Non-Volatile Memory Controllers on any type of storage media, or otherwise made available for download by Seller or its Subsidiaries for use on or with a PCIe Non-Volatile Memory Controllers, in each case together with the Ancillary Products Materials.

“Buyer Fundamental Representations” shall mean (i) the representations and warranties of Buyer set forth in Section 5.1 (Organization and Good Standing) and Section 5.2 (Authority and Enforceability) and (ii) the representations and warranties set forth in any certificate delivered by or on behalf of Buyer pursuant to the terms of this Agreement, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause (i) of this sentence.

“Buyer Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or is reasonably likely to be materially adverse to Buyer’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements, or that is reasonably likely to materially delay the consummation of the Transactions.

“Change of Control” shall mean (i) any acquisition of Seller by another Person by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of Seller outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of Seller or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) a sale, lease, irrevocable and exclusive license or other disposition of all or substantially all of the assets and/or intellectual property of Seller and its Subsidiaries, on a consolidated basis.

“COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any written or oral contract, agreement, instrument or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, indentures, promissory notes, guarantees and purchase orders.

“Control” (including “Controlled by” and “under common Control with” and similar usages) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Documentation Deliverables” shall mean documentation sufficient to disclose and transfer to Buyer, as well as fully utilize, understand and implement, the Transferred Technology, the Transferred PCIe Assets, and the Licensed Technology including the documentation specified in Schedule 1.1(d)-C.

“Employee” shall mean any employee, consultant, director or independent contractor of Seller or any ERISA Affiliate.

“Environmental Laws” shall mean all Laws, all common laws, Permit requirements, and Orders relating to Hazardous Materials, pollution or protection of the environment, public health and safety, or worker health and safety, including without limitation RoHS and WEEE.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Gen3 Switches” shall mean Seller’s PCIe Gen3 switch products as of the Closing Date, and any new product of Seller or any of its Subsidiaries which is substantially equivalent in form, function (including any product that would allow a host device to connect to PCIe I/Os or endpoints) and fit (including pin compatibility) to such products.

“Governmental Authority” shall mean any government or quasi-governmental entity, or political subdivision thereof, whether foreign, federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator or tribunal (or any department, bureau or division thereof).

“Hazardous Materials” shall mean (i) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials, asbestos in any form, (ii) any chemicals, materials, substances or wastes that are defined as or included in the definition of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or words of similar import under any Environmental Law, and (iii) any other chemical, material, substance, waste or exposure that is limited or regulated by any Governmental Authority or that has been designated as a risk to human health, reproduction or the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean any (i) indebtedness and obligations for borrowed money or in respect of loan or advances; (ii) indebtedness and obligations evidenced by any note, bond, debenture or other debt security; (iii) deferred rent; (iv) Liabilities for the deferred purchase price of property or services (contingent or otherwise); (v) Liabilities under conditional sale or other title retention agreements relating to property or assets; (vi) commitment assuring a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (vii) indebtedness guaranteed in any manner; (viii) Liabilities under capitalized leases; (ix) indebtedness or Liabilities secured by an Lien; (x) amounts owed to Affiliates (including intercompany trade and accounts payable); (xi) “cut” but uncashed checks that are outstanding as of the Closing Date and cash book overdrafts; (xii) Liabilities (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging Contracts; (xiii) any Liabilities pursuant to factoring Contracts, (xiv) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the foregoing, and (xv) all guarantees of the obligations described in the immediately preceding clauses (i) – (xiv), inclusive, of any other Person.

“Indemnifiable Tax Liabilities” means any Liability for (i) any Taxes imposed on Seller or any of its Subsidiaries for any Taxable period (including any Taxes imposed on Seller or its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement), (ii) any Taxes imposed in connection with the operation of the Business or the ownership of the Transferred Assets for any Pre-Closing Tax Period, and (iii) any employment or payroll taxes with respect to any bonuses, cash out of options or other compensatory payments made by Seller or its Subsidiaries in connection with the transactions contemplated by this Agreement, except, in each case, as specifically provided in Section 3.5, Section 9.2, or Section 9.3.

“Indemnified Party” shall mean any Person entitled to, or seeking, indemnification, compensation or reimbursement under the terms of this Agreement.

“Indemnifying Party” shall mean any Party obligated to provide indemnification, compensation or reimbursement, or against whom indemnification, compensation or reimbursement is sought, under the terms of this Agreement.

“Intellectual Property Rights” shall mean all of the following in any jurisdiction throughout the world and all rights therein: (i) patents and applications therefor (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing (“Patents”); (ii) trade-secret rights and all other rights in confidential business or technical information; (iii) copyrights, copyrights registrations and applications therefor, moral rights, and all other rights corresponding thereto (including mask works) (“Copyrights”); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor (“Trademarks”); (vi) all rights in databases and data collections; and (vii) any similar or equivalent rights to any of the foregoing, including but not limited to moral rights (as applicable).

“Inventory” shall mean the raw materials, work-in-process, semi-finished goods, and finished goods solely related to the Business.

“Inventory Component Type” shall have the meaning set forth in Schedule 2.2(a)(i).

“Key Employees” shall mean the Employees listed on Schedule 1.1(x); provided that if any Key Employee dies or becomes disabled or is terminated by Seller for cause, in each case prior to the Closing Date, such person shall no longer be considered a Key Employee.

“Knowledge” shall mean, with respect to Seller, the knowledge (after reasonable inquiry) of the individuals set forth on Schedule 1.1(z).

“Law” shall mean any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority or any order, judgment, writ, injunction, decree or other determination of an arbitrator or court or other Governmental Authority, whether foreign or domestic.

“Liability” shall mean any liability or other obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, choate or inchoate, asserted or unasserted, known or unknown, including those arising under any Law or Contract.

“Licensed IP” shall have the meaning set forth in the License Agreement.

“Licensed Technology” shall have the meaning set forth in the License Agreement.

“Lien” shall mean any mortgage, pledge, hypothecation, charge, preference, security interest, attachment, claim, restriction, including transfer restrictions, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.

“Loss” or “Losses” shall mean any Liability, Indebtedness, claim, loss, damage, Tax deficiency, Lien, cost (including reasonable out-of-pocket costs of investigation) or expense, including settlement costs, fines, interest, awards, judgments, penalties, charges, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses).

“Non-Volatile Memory Controllers” means an integrated circuit and/or software that manages non-volatile memory and may include a DRAM management function.

“Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

“Offered Employees” shall mean each Business Employee who is not an Automatic Transfer Employee, other than any Business Employees whose names are set forth on Schedule 1.1(y).

“Open Source Software” shall mean any Software that is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any licensed approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“PCIe Switch” shall mean a switching circuit having the primary function of flexible routing of data from/to multiple switch interface ports, where all switch interface ports conform to the PCIe protocol.

“PCIe Retimer” shall mean a circuit having the primary function of executing all of capturing, re-timing, re-generating and re-transmitting PCIe signals to help extend the physical reach of the signals in a system.

“Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Data” shall mean (i) a natural person’s name, street address, telephone number, e-mail address, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifier, photograph, image, voice, or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed in connection with the operation of the Business allows the identification of or contact with a natural person (and for greater certainty includes all such information with respect to employees, and all video conference content), and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Legal Requirement” shall mean a Law, Order, rule of a self-regulatory organization that a Person is or was required to comply with in connection with the conduct or operation of the Business, whether by contract or otherwise, the U.S.-European Union and U.S.-Swiss Safe Harbor programs administered by the Department of Commerce, and any applicable published industry or regulatory agency guideline, best practice or other standard (including the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, respectively) or contractual requirement, as it may in each case be amended from time to time, that: (i) pertains to (A) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception, or other processing of Personal Data or (B) direct marketing to consumers or consumer protection; and (ii) exists in any country in which, in connection with the operation of the Business, (A) any Person collects, uses, discloses, transfers, transmits, stores, hosts, retains, or otherwise processes Personal Data; (B) customers of the Business use Personal Data; (C) any Person to which Personal Data is disclosed in the operation of the Business resides; or (D) any individual whose Personal Data has been collected in the operation of the Business resides.

“Property Taxes” shall mean all real property Taxes, personal property Taxes, similar ad valorem Taxes, general assessments and special assessments imposed on or with respect to the Transferred Assets by a Governmental Authority.

“Real Property” shall mean real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

“Reference Date” shall mean March 31, 2013.

“Registered IP” shall mean all the Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Release” shall mean any release, spill, omission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into or onto the environment.

“Replacement Contract” shall mean a new Contract with Buyer and/or one or more of its Subsidiaries on terms that are substantially the same in all material respects (other than, as applicable, minimum quantity or minimum spending commitments) as exist under a Shared Contract as such Shared Contract relates to the Business.

“Seller Fundamental Representations” shall mean (i) the representations and warranties of Seller and Selling Subsidiary, as applicable, set forth in Section 4.1 (Organization and Good Standing; Authority and Enforceability), Section 4.4(a) (Title), Section 4.7 (Taxes) and (ii) the representations and warranties set forth in any certificate delivered by or on behalf of Seller or Selling Subsidiary pursuant to the terms of this Agreement, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause (i) of this sentence.

“Shared Contract” shall mean each Contract of Seller or any of its Subsidiaries for third party intellectual property which is incorporated in a product of the Business, but not exclusive to the Business and not otherwise listed on Schedule 1.1(f) as a Transferred Contract.

“Shrink-Wrap Code” shall mean generally commercially available, off-the-shelf Software where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $1,000 for an annual license for a single user or work station).

“Software” shall mean computer software, programs and databases in any form, including Source Code, Object Code, operating systems and specifications, data, databases, GDS and GDSII files, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.

“Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership). With respect to Seller, “Subsidiaries” shall include Selling Subsidiary.

“Supply Agreement” shall mean a Supply Agreement, by and among Buyer, Seller, and Selling Subsidiary, in form and substance satisfactory to Buyer and Seller.

“Tangible Property” shall mean all furniture, fixtures, equipment (including motor vehicles, development tools, testing equipment, factory test equipment, IT equipment), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than Inventory) of every kind owned or leased (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Closing Inventory” shall have the meaning set forth in Schedule 2.2(a).

“Tax” shall mean (i) any U.S. federal, state, local, or non-U.S. tax, including any income, gross receipt, capital, alternative or add-on minimum, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, registration, withholding, payroll, employment, social security, disability, social insurance, unemployment, excise, severance, premium, windfall profits, environmental (including taxes under Section 59A of the Code), stamp, occupation, escheat, real property, personal property and estimated and any other tax of any kind whatsoever, and any customs duty, or other governmental charge in the nature of a tax, together with any interest, penalty, fine, addition to tax or additional amount imposed by any Taxing Authority in connection therewith, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any obligation to indemnify any other person under an agreement related primarily to the sharing or allocation of Taxes, by operation of Law as a result of being a successor or transferee or another person, or otherwise as a result of operation of Law.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Taxing Authority with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

“Taxing Authority” shall mean the IRS or any other Governmental Authority responsible for the administration of any Tax.

“Technology” shall mean (i) Software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), whether in Source Code, Object Code, or other form, (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) know-how and (vii) works of authorship, including documentation (e.g. user manuals and training materials). Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party Components” shall mean, with respect to any Business Product, Technology that is not exclusively owned by Seller or any of its Subsidiaries and is embedded in, incorporated into or distributed by Seller or its Subsidiary, as applicable, with such Business Product.

“Transaction Agreements” shall mean this Agreement, the License Agreement, the Transition Services Agreement, the Supply Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the IP Assignments.

“Transferred Books and Records” shall mean the business records, personnel records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, of Seller or any of its Subsidiaries exclusively or primarily related to the Business.

“Transferred Claims” shall mean all claims, demands, deposits, refunds, rebates, credits, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment exclusively or primarily relating to the Business or the Transferred Assets, including (i) rights under or pursuant to all warranties, rights to indemnities and guarantees made by third parties in connection with the Transferred Assets, (ii) proceeds from insurance policies that relate to the Transferred Assets or the Assumed Liabilities, and (iii) with respect to the Transferred IP, the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority and the right to all past and future income, royalties, damages and payments due with respect to such Intellectual Property Rights, including rights to damages and payments for past, present or future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights or the Business or the Transferred Assets.

“Transferred Contracts” shall mean all (i) Contracts set forth on Schedule 1.1(f), (ii) Contracts entered into by Seller or Selling Subsidiary between the date hereof and the Closing Date in compliance with the provisions of Section 6.2(a) with respect to Contracts described in Section 4.12(a)(i) and 4.12(a)(iii), and (iii) any other Contracts exclusively used in and/or required to operate the Business as it is operated by Seller and its Subsidiaries as of the date hereof, but in the case of (iii) only if Buyer determines, in its sole discretion, to accept such Contracts.

“Transferred Copyrights” shall mean all Copyrights (including mask works) owned or purported to be owned by Seller or a Subsidiary of Seller in and to each of the Transferred Technology and the Transferred PCIe Assets, including the Copyrights set forth on Schedule 1.1(d)-F.

“Transferred Inventory” shall mean all Inventory owned by Seller or any of its Subsidiaries used in, held for use or intended to be used in the Business, including all such Inventory owned by Seller or any of its Subsidiaries, but held by any contract manufacturer or original design manufacturer of the Business.

“Transferred IP” shall mean (i) all Transferred Patents, (ii) all Transferred Copyrights, (iii) all Transferred Trademarks, (iv) all other Intellectual Property Rights owned by Seller, Selling Subsidiary or their respective Subsidiaries that are exclusively embodied in the Business Products or the Transferred

Technology or used in the operation of the Business (other than mask sets and GDSII files used exclusively in Seller’s and Seller’s Subsidiaries’ PCIe Switches and PCIe Retimers), including the Intellectual Property Rights set forth on Schedule 1.1(d)-G, (v) all Transferred PCIe Assets, and (vi) all Transferred Technology.

“Transferred Leases” shall mean the Real Property leases and sub-leases set forth on Schedule 1.1(e).

“Transferred Patents” shall mean all Patents that are exclusively used in the Business or exclusively used with respect to the Transferred PCIe Assets, as set forth on Schedule 1.1(d)-A, together with (i) any Patent that claims (or is entitled to claim) priority from any of such Patents, (ii) any Patent that is a continuation, continuation in part, divisional or reissue, of any other scheduled Patent or linked to any other scheduled Patent by a terminal disclaimer, and (iii) any foreign counterpart of any scheduled Patent.

“Transferred PCIe Assets” shall mean all Technology and all Intellectual Property Rights owned by Seller or any of its Subsidiaries and used exclusively or developed exclusively for use in Seller’s or its Subsidiaries’ PCIe Switches or PCIe Retimers, including all prior versions (other than mask sets and GDSII files), including the Technology and Intellectual Property Rights set forth on Schedule 1.1(d)-D.

“Transferred Permits” shall mean Permits exclusively related to and/or required to operate the Business as it is operated by Seller and its Subsidiaries as of the date hereof, including the permits set forth on Schedule 1.1(g).

“Transferred Tangible Property” shall mean all Tangible Property owned by Seller or any of its Subsidiaries that is exclusively used in the Business as it is operated by Seller and its Subsidiaries as of the date hereof, including the Tangible Property set forth on Schedule 1.1(b); provided, however, that Transferred Tangible Property shall not include any Hazardous Material waste created prior to the Closing.

“Transferred Technology” shall mean all Technology (other than mask sets and GDSII files used exclusively or exclusively developed for use in Seller’s and Seller’s Subsidiaries’ PCIe Switches or PCIe Retimers) owned by Seller or any of its Subsidiaries that is exclusively used in the Business or exclusively used with respect to the Transferred PCIe Assets (including any such Technology that was developed exclusively for the Business whether or not such Technology was reduced to any tangible media on or prior to the Closing Date), including the Technology set forth or described on Schedule 1.1(d)-E.

“Transferred Trademarks” shall mean (i) all Trademarks exclusively used in or required for the operation of the Business or exclusively used with respect to the Transferred PCIe Assets as set forth on Schedule 1.1(d)-B, in each case whether pending, issued, expired, abandoned or closed, (ii) all foreign counterparts of any such Trademark, and (iii) the goodwill of the Business related thereto.

“U.S. Securities Laws” shall mean the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated under any of the foregoing.

“WARN Act” shall mean the Worker Adjustment Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended, and any similar Law.

EXHIBIT A TO ASSET PURCHASE AGREEMENT

[FORM OF] IP LICENSE AGREEMENT

This IP LICENSE AGREEMENT (the “Agreement”) is made and entered into as of [DATE] and effective as of the Closing Date (the “Effective Date”), by and between Integrated Device Technology, Inc., a Delaware corporation having principal offices at 6042 Silver Creek Valley Road, San Jose, CA 95138 (“Seller”), and PMC-Sierra US, Inc., a Delaware corporation having principal offices at 1380 Bordeaux Drive, Sunnyvale, CA 94089, together with any Affiliates acquiring Transferred IP under the Asset Purchase Agreement (collectively, “Buyer”). Seller and Buyer are each referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement dated [DATE] (the “Asset Purchase Agreement”) pursuant to which Seller will sell to Buyer certain assets associated with the Business, Business Products, and Transferred PCIe Assets.

WHEREAS, in connection with the Asset Purchase Agreement, Seller desires to license to Buyer, and Buyer desires to license from Seller, certain Intellectual Property Rights and Technology (each as defined in the Asset Purchase Agreement) as further described in this Agreement.

WHEREAS, in connection with the Asset Purchase Agreement, Buyer has agreed to grant Seller a limited license to the Intellectual Property Rights and Technology purchased by Buyer pursuant to the Asset Purchase Agreement, as further described in this Agreement.

WHEREAS, also in connection with the Asset Purchase Agreement, Buyer and Seller are entering into a Transition Services Agreement (the “TSA”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties, hereby agree as follows:

Article I.

DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Asset Purchase Agreement.

Section 1.01 “Affiliate” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person; provided, that Affiliate shall not include (i) any Financial Sponsor of a Person, (ii) any Person with an Affiliate relationship that may exist solely as a result of direct or indirect Control by a common Financial Sponsor or (iii) any Person that is not a member of the corporate group of entities of any permitted successor or assign of this Agreement engaged in the business of such successor or assign.

Section 1.02 “Change of Control” as to a Party shall mean the occurrence of one or more of the following with respect to that Party: (i) the acquisition by any Person (or related group of Persons), whether by tender or exchange offer made directly to that Party’s stockholders, open market purchases or any other transaction or series of transactions, of securities possessing sufficient voting power in the aggregate to elect a majority of the members of that Party’s board of directors or similar governing body; (ii) a merger or consolidation in which that Party is not the surviving entity, except for a transaction (or series of related transactions) in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by Persons who held securities immediately prior to such merger or consolidation; (iii) any reverse merger in which that Party is the surviving entity but in which securities representing more than fifty percent (50%) of the total combined voting power of that Party’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of that Party.

Section 1.03 “Divested Entity” means any former Affiliate or business unit of a Party (whether currently existing or created in the future) as and from the moment it no longer qualifies as an Affiliate under this Agreement because of a sale, conveyance or other transfer of such Affiliate, and any unincorporated business or division of a Party or an Affiliate of a Party as and from the moment it is divested by the Party or the relevant Affiliate of the Party to a transferee that is not an Affiliate of a Party.

Section 1.04 “Financial Sponsor” means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies, including without limitation any Person that is a private equity fund, venture capital fund, investment fund or similar fund. In addition, a Financial Sponsor shall include any affiliated fund or any limited or general partner of such Financial Sponsor.

Section 1.05 “Foundry Products” means products or services that are (i) designed by or for a third party without substantial input from the licensee (Buyer or Seller, as applicable), and manufactured, reproduced, sold, leased, licensed, distributed or otherwise transferred from the licensee (Buyer or Seller, as applicable) to that third party (or to customers of, or as directed by, that third party); or (ii) designed, manufactured, reproduced, sold, leased, licensed, distributed or otherwise transferred through or by the licensee (Buyer or Seller, as applicable) on behalf of a third party for the primary purpose of attempting to make such product or service licensed or immune from suit under the patents of the licensor (Seller or Buyer, as applicable) licensed under this Agreement.

Section 1.06 “Licensed IP” means (i) Licensed Patents, (ii) Other Licensed Intellectual Property Rights and (iii) Licensed Technology.

Section 1.07 “Licensed Patents” means all (a) Patents issued as of the Effective Date, (b) Patents issuing from Patent applications on file as of the Effective Date or claiming any invention conceived prior to the Effective Date, (c) Patents issuing from any Patent applications claiming priority to or serving as a basis of priority for any of the foregoing, and (d) Patents issuing from any divisions, divisionals, counterparts, continuations and continuations-in-part of or to any of the foregoing, in each case, (1) that are not Transferred Patents; and (2) that are owned (whether solely or jointly with another) or licensable (without payment of additional fees to any third party) by Seller or any of its Affiliates as of the Effective Date.

Section 1.08 “Licensed Technology” means all Technology (other than PCIe Masks and Files) that is (1) not Transferred Technology; (2) owned (whether solely or jointly with others) or licensable (without payment of additional fees to any third party) by Seller or any of its Affiliates as of the Effective Date; and (3) either (i) used in the operation of the Business or (ii) necessary for the use, development, manufacture, sale, or support of the Transferred PCIe Assets, the Business Products, the Transferred Technology, or the Gen3 Switches. Licensed Technology specifically includes all know-how and other Technology known by any Business Employees, whether or not such Technology was reduced to any tangible media on or prior to the Closing Date.

Section 1.09 “Licensed Transferred IP” means (i) Transferred Patents, (ii) Other Licensed Transferred Intellectual Property Rights, and (iii) Licensed Transferred PCIe Technology.

Section 1.10 “Licensed Transferred PCIe Technology” means the Transferred Technology exclusively used or embodied in the Transferred PCIe Assets; provided that the Buyer shall have no obligation to provide or disclose any Transferred Technology to the Seller.

Section 1.11 “Memory Controller Patents” means the Transferred Patents listed on Schedule B.

Section 1.12 “Non-Volatile Memory Controller” means an integrated circuit and/or software that manages non-volatile memory and may include a DRAM management function.

Section 1.13 “Non-Volatile Memory Field of Use” means Non-Volatile Memory Controller technology using a PCIe, SAS or SATA interface or using NVMe, Scsi, or Scsi Express protocols, or Non-Volatile Memory controller technology using paged virtual memory, including any products and services that are the same as, or substantially similar in function to, the Business Products that use any version of the above interfaces or protocols.

Section 1.14 “Open Source License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that (i) such Software, or other Software linked, combined or distributed with such Software, be disclosed or distributed in Source Code form, or (ii) such Software, or other Software linked, combined or distributed with such Software, or any associated Patents or other Intellectual Property Rights, be licensed or otherwise made available without cost (including for the purpose of making additional copies or derivative works), including the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, and any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

Section 1.15 “Other Licensed Intellectual Property Rights” means all Intellectual Property Rights (other than Patents, Domain Names, Trademarks) that are not Transferred IP that are owned (whether solely or jointly with others) or licensable by Seller or any of its Affiliates as of the Effective Date and are embodied in or related to the Licensed Technology; provided that the foregoing shall not apply to any mask sets or GDSII files of Seller, including any PCIe Masks and Files.

Section 1.16 “Other Licensed Transferred Intellectual Property Rights” means all Intellectual Property Rights (other than Patents, Domain Names and Trademarks) embodied in or related to the Licensed Transferred PCIe Technology.

Section 1.17 “PCIe Masks and Files” means the mask sets and GDSII files, existing as of the Effective Date, used in the design, development, manufacture, testing, assembly, marketing, supporting, maintaining and, upgrading, the Gen3 Switches.

Section 1.18 “PCIe Patents” means the Transferred Patents listed on Schedule C.

Section 1.19 “Seller Gen3 Switch Customers” means the customers, including any Affiliates or procurement partners acting on behalf of customers and distributors, of Seller, excluding any such customers purchasing Buyer’s board-level products, that are identified on Schedule A to this Agreement.

Section 1.20 “Seller Products and Services” means any and all products and services of the businesses in which Seller or any of its Affiliates is engaged now or in the future but specifically excluding the sale of Gen3 Switches to any party other than Seller Gen3 Switch Customers.

Article II.

INTELLECTUAL PROPERTY LICENSES

Section 2.01 License Grants to Buyer.

(a) Licensed Patents. Subject to the terms and conditions of this Agreement, Seller grants (and agrees to cause its Affiliates to grant) to Buyer a worldwide, non-exclusive, non-transferable (except as set forth in Section 8.4), royalty-free, fully paid-up, irrevocable license, including the right to sublicense solely as provided in Section 2.3, under the Licensed Patents, to:

(i)	use, make, have made, sell, offer for sale, and import (i) Business Products; (ii) Non-Volatile Memory Controllers; and (iii) other products of Buyer, but solely to the extent that such products perform the same functions as the Business Products or Non-Volatile Memory Controllers, and not as to any other portions or functions of such products;

(ii)	use, make, have made, sell, offer for sale, and import Gen3 Switches to customers who are not Seller Gen3 Switch Customers; and

(iii)	use, make, have made, sell, offer for sale, and import (i) PCIe Switches and PCIe Retimers that are Gen3 and higher and (ii) other products of Buyer, but solely to the extent that such products perform the same functions as PCIe Switches and PCIe Retimers that are Gen3 and higher, and not as to any other portions or functions of such products. For the sake of clarity, Buyer shall have no rights to use, make, have made, sell, offer for sale and import PCIe Switches and PCIe Retimers that are Gen1 or Gen2.

(b) Other Licensed Intellectual Property Rights. Subject to the terms and conditions of this Agreement, Seller grants (and agrees to cause its Affiliates to grant) to Buyer a worldwide, non-exclusive, non-transferable (except as set forth in Section 8.4), royalty-free, fully paid-up, irrevocable license, including the right to sublicense (solely as provided in Section 2.3), under the Other Licensed Intellectual Property Rights, to:

(i)	use, reproduce, prepare derivative works of, and distribute, Licensed Technology (and other Technology not owned by Buyer) to use, make, have made, sell, offer for sale, and import (i) Business Products; (ii) other Non-Volatile Memory Controllers; and (iii) other products of Buyer, but solely to the extent that such products perform the same functions as the Business Products and other Non-Volatile Memory Controllers, and not as to any other portions or functions of such products;

(ii)	use, reproduce, prepare derivative works of, and distribute Licensed Technology (and other Technology not owned by Buyer) to use, make, have made, sell, offer for sale and import Gen3 Switches to customers who are not Seller Gen3 Switch Customers; and

(iii)	use, reproduce, prepare derivative works of, and distribute Licensed Technology (and other Technology not owned by Buyer) to use, make, have made, sell, offer for sale and import (i) PCIe Switches and PCIe Retimers that are Gen3 and higher and (ii) other products of Buyer, but solely to the extent that such products perform the same functions as PCIe Switches and PCIe Retimers that are Gen3 and higher, and not as to any other portions or functions of such products. For the sake of clarity, Buyer shall have no rights to use, make, have made, sell, offer for sale and import PCIe Switches and PCIe Retimers that are Gen1 or Gen2.

(c) PCIe Masks and Files. Subject to the terms and conditions of this Agreement, Seller grants (and agrees to cause its Affiliates to grant) to Buyer a worldwide, non-exclusive, non-transferable (except as set forth in Section 8.4), royalty-free, fully paid-up, irrevocable license, including the right to sublicense (solely as provided in Section 2.3), under the Licensed IP in order to reproduce, prepare derivative works of, the PCIe Masks and Files to use, make, have made, sell, offer for sale and import Gen3 Switches to customers who are not Seller Gen3 Switch Customers.

(d) Delivery and Access. All obligations with respect to the deliveries of Licensed Technology or copies of PCIe Masks and Files (including related software) shall be pursuant to, and subject to, the terms of the Asset Purchase Agreement or the TSA. Seller shall agree to provide reasonable access to Buyer to materials and tools needed to use, make, have made, sell, offer for sale and import Gen3 Switches in a manner consistent with the licenses granted herein and the rights afforded under the Asset Purchase Agreement.

Section 2.02 Restrictions.

(a) No Foundry Products. Notwithstanding the provisions of Section 2.1, no rights are granted under the Licensed IP with respect to Foundry Products.

(b) No Open Source Licenses. Notwithstanding the provisions of Section 2.1, no rights are granted to license or distribute any of the Licensed Technology or the Other Licensed Intellectual Property Rights pursuant to an Open Source License.

Section 2.03 Sublicense Rights. Subject to the terms and conditions of this Agreement, Buyer may sublicense any or all of the rights granted under Section 2.1 to Affiliates of Buyer without the consent of Seller. Any such sublicense shall not be effective before such time as a third party becomes an Affiliate of Buyer. All other sublicenses of such rights require the advance written consent of Seller.

Section 2.04 License Grants to Seller.

(a) Transferred Memory Controller Patents. Subject to the terms and conditions of this Agreement, Buyer hereby grants (and agrees to cause its Affiliates to grant) to Seller a worldwide, non-exclusive, non-transferable(except as set forth in Section 8.4), royalty-free, fully paid-up, irrevocable license, including the right to sublicense solely as provided in Section 2.5, outside the Non-Volatile Memory Field of Use under the Memory Controller Patents to use, make, have made, sell, offer for sale, and import Seller Products and Services.

(b) Transferred PCIe Patents. Subject to the terms and conditions of this Agreement, Buyer hereby grants (and agrees to cause its Affiliates to grant) to Seller a worldwide, non-exclusive, non-transferable (except as set forth in Section 8.4), royalty-free, fully paid-up, irrevocable license, including the right to sublicense solely as provided in Section 2.5, under the PCIe Patents to: use, make, have made, sell, offer for sale, and import Seller Products and Services.

(i)	Other Licensed Transferred Intellectual Property Rights and Licensed Transferred PCIe Technology. Subject to the terms and conditions of this Agreement, Buyer hereby grants (and agrees to cause its Affiliates to grant) to Seller ,a worldwide, non-exclusive, non-transferable (except as set forth in Section 8.4), royalty-free, fully paid-up, irrevocable license, including the right to sublicense solely as provided in Section 2.5 under the Other Licensed Transferred Intellectual Property Rights and to the Licensed Transferred PCIe Technology to use, reproduce, distribute, prepare derivative works of, and display, perform, make, have made, sell, offer, import, and offer for sale Seller Products and Services.

(c) Restrictions. No other Intellectual Property Rights are granted to Seller with regards to Transferred IP except as specifically provided for under this Section 2.4. Notwithstanding the provisions of Section 2.4, no rights are granted under the Transferred Patents, the Other Licensed Transferred Intellectual Property Rights and the Licensed Transferred PCIe Technology with respect to any Foundry Products. Seller and its Affiliates shall have no right under Section 2.4(a) to license or distribute any of the Licensed Transferred PCIe Technology pursuant to an Open Source License.

(d) Non-Competition. For the sake of clarity, in no event shall the grant of any rights set forth in this Section 2.4 permit or enable Seller or any of its Affiliates to use the Licensed Transferred IP in any way that breaches the provisions of Section 10.1 (Non-Competition) of the Asset Purchase Agreement.

Section 2.05 Sublicense Rights. Subject to the terms and conditions of this Agreement, Seller may sublicense any or all of the rights granted under Section 2.4 to Affiliates of Seller without the consent of Buyer. Any such sublicense shall not be effective before such time as a third party becomes an Affiliate of Seller. All other sublicenses of such rights require the advance written consent of Buyer.

Article III.

OWNERSHIP

Section 3.01 No Title Changes. Except as expressly provided hereunder and in the Asset Purchase Agreement, each Party retains all of its rights to the Intellectual Property Rights owned by or licensed to such Party and its Affiliates.

Section 3.02 Derivative Works.

(a) Seller Ownership. As between the Parties, after the Effective Date, Seller hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any derivative works to Licensed Technology and Licensed Transferred PCIe Technology (subject to Buyer’s ownership of the underlying Licensed Transferred PCIe Technology) made by or for Seller, other than by Seller for Buyer if specifically assigned pursuant to the TSA. Except in the performance of its obligations under the TSA, Seller shall not have any obligation to notify Buyer of any derivative works to Licensed Technology or Licensed Transferred PCIe Technology made by or for it or to disclose or license any such derivative works to Buyer.

(b) Buyer Ownership. As between the Parties, after the Effective Date, Buyer hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any derivative works to Licensed Technology subject to the ownership of Seller in the underlying Licensed Technology made by or for Buyer, including by Seller for Buyer if specifically assigned pursuant to the TSA, subject to the ownership of Seller in the underlying Licensed Technology. Buyer shall not have any obligation to notify Seller of any derivative works to Licensed Technology made by or for it or to disclose or license any such derivative works to Seller.

Section 3.03 No Right to Enforce. Neither Party shall have any right to enforce or to seek to enforce, by legal action or otherwise, any of the Intellectual Property Rights owned by or licensed from the other Party or any of its Affiliates, and shall neither bring legal action to enforce any of such other Party’s Intellectual Property Rights nor bring legal action to compel the other Party to enforce any of such other Party’s Intellectual Property Rights, whether directly or by seeking to have such other Party made a party to a legal action.

Section 3.04 No Implied License. Nothing herein shall be deemed to confer (by implication, estoppel, or otherwise) any license, authorization, immunity from suit under any Intellectual Property Right of either Party or its Affiliates, except where expressly provided herein.

Section 3.05 Proprietary Rights Notices. Buyer agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Licensed Technology. Seller agrees that it will not remove, alter or otherwise obscure any proprietary rights notices of Buyer appearing in the Licensed Transferred PCIe Technology.

Section 3.06 Intellectual Property Protection.

(a) No Obligation to Maintain Registered Intellectual Property Rights. Neither Party is obligated under this Agreement to (i) file any Patent application or to secure any Patent or Patent rights, or (ii) maintain any Patent in force, or (iii) file or maintain any other registration for Intellectual Property Rights in any jurisdiction throughout the world.

(b) Infringement Suits. Neither Party shall have any obligation under this Agreement to institute or maintain any action or suit against third parties for infringement or misappropriation of any Intellectual Property Right, or to defend any action or suit brought by a third party which challenges or concerns the validity of any of such Intellectual Property Rights.

Article IV.

CONFIDENTIALITY

Section 4.01 All information disclosed by a Party or its Affiliate to the other Party or its Affiliate pursuant to this Agreement or the Asset Purchase Agreement shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that during the Term and for five (5) years thereafter, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep confidential using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care, and shall not disclose except as expressly permitted hereunder any Confidential Information or materials furnished to it by the other Party or its Affiliates. The foregoing obligations shall not apply to any information disclosed by a Party hereunder to the extent that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party or its Affiliates.

(f) Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section 4.1(a) – (e) above. Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 4.1(a) – (e) applies only to such parts but not to their combination.

(g) A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 4 by the receiving Party or its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.

Section 4.02 Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted in this Agreement with the advance written consent of the other Party;

(b) disclosure required by applicable securities laws and regulations (including Nasdaq or NYSE rules), provided however, that the disclosure therein is limited to the extent necessary as determined by securities counsel for the Party seeking to make such disclosure and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

(c) in connection with the exercise of rights or performance of obligations under this Agreement, to Affiliates, and to bona fide potential and actual licensees/sublicensees, employees, consultants, subcontractors or agents of a Party or its Affiliate, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 4; or

(d) in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in the other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

Section 4.03 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a bona fide potential or actual transaction to investment bankers, investors, licensees/sublicensees, successors or acquirers and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 4, (b) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing, and (c) the terms of this Agreement may be disclosed to governmental authorities if required to comply with applicable laws and regulations. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure

Article V.

DISCLAIMERS

Section 5.01 WARRANTY DISCLAIMER. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THE ASSET PURCHASE AGREEMENT (THE REMEDY FOR WHICH IS AS SOLELY SET FORTH IN THE ASSET PURCHASE AGREEMENT) THE INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT IS PROVIDED “AS IS,” WITHOUT ANY REPRESENTATION OR WARRANTIES OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND REGARDING THE INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, QUALITY OR ACCURACY. The Parties acknowledge that there is no guarantee that Patents will issues from any applications.

Section 5.02 Asset Purchase Agreement. Section 5.1 is not intended, and shall not be construed, to add to, supersede or nullify any representations, warranties, rights or remedies provided under the Asset Purchase Agreement, which shall be solely governed by the terms thereof.

Article VI.

LIMITATION OF LIABILITY

Section 6.01 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO DAMAGES AVAILABLE UNDER APPLICABLE LAW FOR INFRINGEMENT OR MISAPPROPRIATION BY ONE PARTY OR ITS AFFILIATES OF THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO ACTIVITIES NOT LICENSED HEREUNDER, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, LOSS OF DATA OR OTHER PECUNIARY LOSS) ARISING OUT OF THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

Article VII.

TERM

Section 7.01 Term. The term of the licenses under this Agreement shall extend for the following durations: (a) with respect to Patents, each Patent license shall expire upon the expiration of the applicable Patent; and (b) with respect to the Intellectual Property Rights other than Patents, the applicable licenses shall be perpetual.

Article VIII.

MISCELLANEOUS

Section 8.01 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) three (3) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

(i) if to Buyer, to:

PMC-Sierra, Inc.

1380 Bordeaux Drive

Sunnyvale, CA 94089

Attention: General Counsel

Facsimile: (408) 239-8166

Email: Alinka.Flaminia@pmcs.com

with a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: Daniel R. Mitz and Micheal J. Reagan

Facsimile: (650) 739-3900

Emails: drmitz@jonesday.com

and mreagan@jonesday.com

if to Seller, to:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Attn: General Counsel

Facsimile: (408) 284-2775

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA

Attention: Mark V. Roeder

Facsimile: (650) 463-2600

Email: mark.roeder@lw.com

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

Section 8.02 Certain Interpretations.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this

Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.

(c) The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns.

(e) Unless the context otherwise requires, all references in this Agreement to the Affiliates of a legal entity shall be deemed to include all direct and indirect Affiliates of such entity.

(f) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

Section 8.03 Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 8.04 Successors and Assigns.

(a) Assignment. Neither Party may assign or transfer any of its rights or obligations under this Agreement, directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the consent in writing of the other Party, except that, without the consent of the other Party, and upon providing written notice to the other Party, each Party may transfer or assign this Agreement and its rights and obligations hereunder, in whole or in part, pursuant to a Change of Control, or in connection with the sale of all or substantially all of any subsidiary, division, business unit, or product line relating to the subject matter of this Agreement, whether by merger, sale of assets, sale of stock or otherwise, in each case as further set forth below in this Section 8.4. Nothing in this Section 8.4 or this Agreement shall prohibit or otherwise restrict either Party’s ability to sell, assign, or transfer to third parties any of its Intellectual Property Rights licensed to the other Party hereunder, provided that any such action shall be subject to the licenses granted to such other Party pursuant to this Agreement and any permitted sublicenses granted thereunder. Any purported assignment in breach of this Section 8.4 shall be null and void from the beginning. Subject to the forgoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(b) Assignment upon Change of Control or Sale of a Party. If a Party hereto transfers or assigns its rights and obligations under this Agreement as expressly set forth in Section 8.4(a), the licenses granted under this Agreement shall bind and inure to the benefit of the acquirer or merger partner of the assigning Party but shall not apply to any existing or separate products or services of the acquirer or merger partner of the assigning Party as of the date of such Change of Control, merger or sale. Any Intellectual Property Rights of the assigning Party to which licenses were granted to the other Party shall remain subject to such licenses.

(c) Divested Entities. If a Party hereto divests an Affiliate, subsidiary, division, business unit, or product line relating to the subject matter of this Agreement, upon providing written notice of such divestiture to the other Party hereto, such Divested Entity shall continue to have the licenses granted to such Affiliate or business unit under this Agreement, but only in connection with the products, components and services then offered by such Divested Entity and any new products, components and services based upon those then offered by the Divested Entity, provided that the continuing license to such Divested Entity with respect to such new products, components and services shall not expand the scope of the licenses granted under this Agreement and the divesting Party shall not be licensed to provide the products and services to the extent licensed to the Divested Entity. Further, no licenses under this Agreement are granted to any existing or separate products or services of any acquirer of any Divested Entity. Any Intellectual Property Rights of the Divested Entity to which licenses were granted to the other Party shall remain subject to such licenses.

(d) Notice of Assignment of Rights to Memory Controller Patents. Seller may assign or transfer its rights and obligations under this Agreement related to its license to the Memory Controller Patents provided in Section 2.4(a); provided, however, that Seller agrees to provide Buyer written notice within thirty (30) days following such assignment or transfer.

Section 8.05 Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Agreement is not affected in any manner materially adverse to any party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Agreements is not affected in any manner materially adverse to any party).

Section 8.06 No Third Party Beneficiaries. This Agreement and all Schedules to this Agreement, and all other agreements referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Schedules, Exhibits or such other agreements and this Agreement, including such Schedules, Exhibits and such other agreements, supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.

Section 8.07 Buyer Affiliates. As between PMC-Sierra US, Inc. and any of its Affiliates licensed hereunder as a Buyer, PMC-Sierra, Inc. shall be the designated recipient of any communications between the Parties and PMC-Sierra US, Inc. shall be responsible for the compliance of each of its Affiliates with the terms and conditions of this Agreement.

Section 8.08 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of California applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

Section 8.09 Entire Agreement. This Agreement is complete with respect to its subject matter and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

Section 8.10 Bankruptcy Treatment of Licenses. All license rights granted under this Agreement are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The licensee of such rights shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Nothing herein shall be deemed to constitute a present exercise of such rights and elections.

Section 8.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an

“Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the Effective Date by duly authorized persons.

Integrated Device Technology, Inc.

By:
Name:
Title:

PMC-Sierra US, Inc.

By:
Name:
Title:

SCHEDULE A

Seller Gen3 Switch Customers

SCHEDULE B

Memory Controller Patents

SCHEDULE C

PCIe Patents

EXHIBIT B TO ASSET PURCHASE AGREEMENT

[FORM OF] TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is made as of [            ], 2013 (“Effective Date”) by and between Integrated Device Technology, Inc., a Delaware corporation (“Seller”), and PMC-Sierra, Inc., a Delaware corporation (together with any of its Affiliates, “Buyer,” and together with Seller, the “Parties” and each a “Party”).

WHEREAS, pursuant to that certain Asset Purchase Agreement by and between Buyer and Seller dated as of even date herewith (the “Purchase Agreement”), Buyer will purchase from Seller certain assets and assume certain liabilities used exclusively in the Business and will purchase the Transferred PCIe Assets, and pursuant to that certain IP License Agreement by and between Buyer and Seller dated as of even date herewith (the “License Agreement”), Buyer will license from Seller certain intellectual property rights and technology and Seller will license from Buyer certain other intellectual property rights and technology.

WHEREAS, in order to provide for an efficient and orderly transition of ownership and management of the assets and operations of the Business and the Transferred PCIe Assets and the rights under the License Agreement, the Parties have agreed that Seller will provide certain transitional services to Buyer, and Buyer will provide certain transitional services to Seller, on an interim basis after the Closing on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Term.

(a) The term of this Agreement will commence on the Closing Date and continue until the date that is the [    ] month anniversary of the Closing Date (such date, the “Termination Date”) (such term, the “Transition Period”), provided, however, that any obligation of a Party to provide a Transition Service or any Additional Buyer Transition Service (each as defined below) hereunder, which terminates prior to the Termination Date pursuant to Exhibit A or Exhibit B (as applicable) attached hereto, will terminate on the termination date specified for such Transition Service or Additional Buyer Transition Service in such Exhibit.

(b) Buyer shall have the right to extend a Buyer Transition Service or Additional Buyer Transition Service that is identified as extendible on Exhibit A for a an additional period as set forth in Exhibit A by providing Seller ten (10) days prior written notice. Buyer may terminate any Buyer Transition Service or any Additional Buyer Transition Service, with no additional cost or liability to Buyer, upon ten (10) days’ written notice to Seller, pursuant to Section 3(d)(i), below.

(c) Seller may terminate any Seller Transition Service set forth on Exhibit B, with no additional cost or liability to Seller, upon ten (10) days’ written notice to Buyer, pursuant to Section 3(d)(ii) below.

2. Defined Terms. Capitalized terms used but not defined herein will have the respective meanings ascribed to them in the Purchase Agreement.

3. Transition Services.

(a) Provision of Transition Services.

(i) In order to facilitate the prompt and orderly transfer of the Business to Buyer, Seller will perform the services and take the actions described on Exhibit A attached hereto and any services that are incidental or reasonably related thereto but not specifically described therein (the “Buyer Transition Services”) to at least a standard, degree and level of care, skill, diligence, and service that is not less than that at which such services were provided by Seller to the Business or with respect to the Transferred PCIe Assets during the twelve (12) month period prior to the Effective Date, but under no circumstances shall be less than commercially reasonable.

(ii) In order to facilitate the prompt and orderly transfer of the Business to Buyer, Buyer will perform the services and take the actions described on Exhibit B attached hereto and any services that are incidental or reasonably related thereto but not specifically described therein (the “Seller Transition Services,” to at least a commercially reasonable standard, degree and level of care, skill, diligence, and service.

(b) Additional Buyer Transition Services. Buyer may request that Seller provide additional services (the “Additional Buyer Transition Services,” and together with the Buyer Transition Services and the Seller Transition Services, the “Transition Services”) that are not specifically identified in this Agreement in connection with the orderly transition of the Business and the Transferred PCIe Assets from Seller to Buyer, which, subject to Seller’s reasonable approval, Seller shall provide to Buyer. Prior to Seller commencing provision of the Additional Buyer Transition Services, the Parties shall mutually agree in writing regarding (i) the cost for Additional Buyer Transition Services; (ii) the time period during which such Additional Buyer Transition Services will be performed; and (iii) any other terms applicable to the proposed Additional Buyer Transition Service. Any Additional Buyer Transition Services shall be performed to the same level of care as the Buyer Transition Services.

(c) Third Party Providers.

(i) If Buyer determines that it is necessary or advisable to engage one or more third parties to provide any Buyer Transition Service or Additional Buyer Transition Service (any such third party, a “Third Party Provider”), then Seller shall cooperate as reasonably necessary with such Third Party Provider in order to enable such Third Party Provider to provide such Buyer Transition Service or Additional Buyer Transition Service. All costs and expenses of such Third Party Providers (the “Third Party Expenses”) shall be borne and paid directly by Buyer. In addition, such Third Party Providers must agree in writing to abide by the confidentiality obligations provided in Section 6 of this Agreement.

(ii) In providing the Buyer Transition Services or any Additional Buyer Transition Services, Seller may (i) use the personnel of Seller or its Affiliates, or (ii) the use of services of third parties in Seller’s reasonable discretion.

(d) No Obligation to Continue to Use Services; Partial Termination.

(i) Buyer will have no obligation to continue to use any of the Buyer Transition Services or Additional Buyer Transition Services and may terminate any Buyer Transition Service or Additional Buyer Transition Service by giving Seller not less than twenty (20) days’ prior written notice of its desire to terminate any particular Buyer Transition Service or Additional Buyer Transition Service. As soon as reasonably practicable following receipt of any such notice, Seller will advise Buyer whether the termination of such Buyer Transition Service or Additional Buyer Transition Service will require the termination or partial termination of, or otherwise affect the provision of, other Buyer Transition Services or Additional Buyer Transition Services provided to Buyer. If either of the foregoing occurs, then Buyer may withdraw its termination notice within ten (10) days after receipt of such notice from Seller. If Buyer does not withdraw the termination notice within such period, such termination will be final. Upon such termination, Seller’s obligation to provide such Buyer Transition Service or Additional Buyer Transition Service hereunder will terminate. Buyer shall be entitled to a prorated refund of any fee payable with respect to such Buyer Transition Service or Additional Buyer Transition Service as a result of such termination.

(ii) Seller will have no obligation to continue to use any of the Seller Transition Services and may terminate any Seller Transition Service by giving Buyer not less than twenty (20) days’ prior written notice of its desire to terminate any particular Seller Transition Service. As soon as reasonably practicable following receipt of any such notice, Buyer will advise Seller whether the termination of such Seller Transition Service will require the termination or partial termination of, or otherwise affect the provision of, other Seller Transition Services provided to Seller. If either of the foregoing occurs, then Seller may withdraw its termination notice within ten (10) days after receipt of such notice from Buyer. If Seller does not withdraw the termination notice within such period, such termination will be final. Upon such termination, Buyer’s obligation to provide such Seller Transition Service hereunder will terminate. Seller shall be entitled to a prorated refund of any fee payable with respect to such Seller Transition Service as a result of such termination.

(e) Transition of Transition Services. Prior to the termination or expiration of this Agreement (or any Transition Services or Additional Buyer Transition Services provided hereunder), the Parties shall facilitate an orderly transition of the Transition Services and any Additional Buyer Transition Services, and Seller shall deliver to Buyer copies of such documents, policies, procedures, records and information that the Parties agree in good faith are reasonably necessary for the orderly transition of the Transition Services. Immediately upon the termination or expiration of this Agreement, each Party shall promptly deliver to the other Party copies of any and all remaining documents, policies, procedures, records and information in such Party’s possession and owned by the other Party or to which the other Party is otherwise entitled pursuant to this Agreement or the Purchase Agreement. All transfers of documents, policies, procedures, records and information shall be transferred in conformity with the “Transfer of Data Files” section of Exhibit A.

4. Performance of Transition Services.

(a) Managers.

(i) Seller Manager. During the term of this Agreement, [                    ], Seller’s [title] (the “Seller Manager”) will have overall responsibility for managing and coordinating the delivery of the Transition Services and will coordinate and consult with the Buyer Manager (as defined in Section 4(a)(ii) below). Seller may, in its reasonable discretion, select other individuals to serve in the capacity of the Seller Manager during the term of this Agreement.

(ii) Buyer Manager. During the term of this Agreement, [                    ], Buyer’s [title] (the “Buyer Manager”) will have overall responsibility for managing and coordinating the delivery of the Transition Services and will coordinate and consult with the Seller Manager. Buyer may, in its reasonable discretion, select other individuals to serve in the capacity of the Buyer Manager during the term of this Agreement.

(iii) Coordination. The Seller Manager and Buyer Manager shall consult with each other and coordinate, to the extent possible, the Transition Services with the Seller’s and Buyer’s other operations to ensure that the Transition Services do not unreasonably interfere with Seller’s or Buyer’s management and operations of their respective businesses, and to facilitate the goal of the effective, efficient, expeditious, and orderly performance of the Transition Services.

(b) Personnel. No employees provided or to be provided by a Party to perform the Transition Services under this Agreement will be treated as an employee, contractor, or agent of the other Party or its Affiliates for any purpose. Each Party shall have sole discretion and authority to decide on any matter related to such Party’s personnel, and neither Party shall have any power or authority to participate or control, and neither shall have any liability, duty, or obligation related to the decision making process or management concerning the other Party’s personnel.

(c) Use of Services. A Party shall be required to provide the Transition Services to the other Party only in connection with the conduct of the Business. No Party shall resell any Transition Services to any person whatsoever or permit the use of Transition Services by any person other than in connection with the conduct of the Business in the ordinary course consistent with past practice.

5. Payment for Transition Services.

(a) In addition to any payment specific with respect thereto set forth on Exhibit A, Buyer shall reimburse Seller for its reasonable, documented out-of-pocket costs with respect to the provision of the Buyer Transition Services and any Additional Buyer Transition Services; provided, however, that Buyer shall not be required to reimburse Seller for any salary, wages or other similar costs of Seller’s employees or consultants or any overhead costs of Seller.

(b) In addition to any payment specific with respect thereto set forth on Exhibit B, Seller shall reimburse Buyer for its reasonable, documented out-of-pocket costs with respect to the provision of the Seller Transition Services; provided, however, that Seller shall not be required to reimburse Buyer for any salary, wages or other similar costs of Buyer’s employees or consultants or any overhead costs of Buyer.

(c) Invoices. Each month, each Party will submit to the other Party an invoice for any compensation payable under Exhibits A and B for any Services performed during the immediately prior month.

(d) Payment. Each Party will pay any amount payable under each of the other Party’s invoices by check or wire transfer within thirty (30) calendar days after the Party’s receipt of such invoice.

6. Confidentiality. The provisions of Article IV of the License Agreement shall apply to this Agreement, mutatis mutandis.

7. Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT WITH RESPECT TO (i) A PARTY’S CONFIDENTIALITY OBLIGATIONS IN SECTION 6 OF THIS AGREEMENT OR (ii) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH, IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT WITH RESPECT TO (i) A PARTY’S CONFIDENTIALITY OBLIGATIONS IN SECTION 6 OF THIS AGREEMENT OR (ii) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH, IN NO EVENT SHALL A PARTY’S LIABILITY FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY SERVICE PROVIDED HEREUNDER EXCEED $1,000,000.

8. Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE PURCHASE AGREEMENT (PROVIDED THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, RECOVERY FOR BREACH OF ANY SUCH PROVISION OF THE PURCHASE AGREEMENT SHALL BE SOLELY TO THE EXTENT PROVIDED IN THE PURCHASE AGREEMENT) THE TRANSITION SERVICES PROVIDED UNDER THIS AGREEMENT, ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTIES OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND REGARDING THE TRANSITION SERVICES PROVIDED UNDER THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, QUALITY, OR ACCURACY.

9. Miscellaneous.

(a) Notices. Any notice given hereunder will be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email or facsimile) or the third day after mailing by certified or registered mail, postage prepaid, as follows:

If to Buyer:

PMC-Sierra

1380 Bordeaux Drive

Sunnyvale, CA 94089

Attention: General Counsel

Facsimile: (408) 239-8166

Email: Alinka.Flaminia@pmcs.com

with a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: Daniel R. Mitz and Micheal J. Reagan

Facsimile: (650) 739-3900

Emails: drmitz@jonesday.com and mreagan@jonesday.com

If to Seller:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Attention: General Counsel

Facsimile: (408) 284-2775

Email: Matthew.Brandalise@idt.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark V. Roeder

Facsimile: (650) 463-2600

Email: mark.roeder@lw.com

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

(b) Entire Agreement; Modifications; Waiver. This Agreement, the exhibits hereto and the documents referred to herein between the parties hereto is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties, have been expressed herein, and this Agreement supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies available to Buyer and Seller pursuant to this Agreement will be cumulative.

(c) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

(d) Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of California applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

(e) Arbitration. The provisions of Section 13.11 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

(f) Successors and Assigns. The provisions of Section 13.4 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

(g) No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

(h) Independent Contractor. It is the express intention of the parties that each Party will perform the Transition Services and any Additional Buyer Transition Services, as applicable, as an independent contractor. Nothing in this Agreement will in any way be construed to constitute either Party as an agent, employee, or representative of the other Party.

(i) Survival. Other than Sections 2, 3(e), 5, 6, 7, 8, and 9, which shall survive any termination of the Transition Period, all other obligations of the parties will terminate upon the termination of the Transition Period.

(j) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in all material respects in accordance with their specific terms or were otherwise materially breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent actual breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

(k) Seller Trademarks. Buyer acknowledges that (i) as between Seller and Buyer, Seller exclusively owns all trademarks, service marks, trade dress, trade names, domain names and other identifiers of source or origin (collectively, “Trademarks”) containing or incorporating the marks listed on Exhibit C attached hereto, and all variations or acronyms of any of the foregoing, including all registrations and applications for registration thereof and any Trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”) and

(ii) Buyer has no rights, and are not acquiring any rights, to use the Seller Marks after the Closing Date, except as stated in this Agreement. Buyer may exhaust all inventories of finished products included in the Transferred Inventory that contain as part of the physical products any of the Seller Marks including labels and packaging, advertising, marketing, sales, and promotional materials incorporating the Seller Marks.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Transition Services Agreement as of the date first above written.

INTEGRATED DEVICE TECHNOLOGY, INC.

Name:

Title:

PMC-SIERRA, INC.

Name:

Title:

Exhibit A

Buyer Transition Services

Exhibit B

Seller Transition Services

Exhibit C

Seller Marks

EXHIBIT C TO THE ASSET PURCHASE AGREEMENT

[FORM OF] BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made and entered into as of [            ], 2013, by and among Integrated Device Technology, Inc., a Delaware corporation (“Seller”), [            ] (“Seller Subsidiary”) and [PMC-Sierra, Inc., a Delaware corporation (“Buyer”)], pursuant to that certain Asset Purchase Agreement, dated as of [            ], 2013, by and between Seller, Seller Subsidiary and Buyer (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Seller and Seller Subsidiary hereby sell, transfer, assign, convey and deliver to [Buyer], and [Buyer] purchases, acquires, assumes and accepts from Seller and Seller Subsidiary, all of the right, title and interest in, to and under all of the Transferred Assets, including the assets set forth on Exhibit A.

This Bill of Sale is subject to all of the representations, warranties, covenants, exclusions and indemnities set forth in the Purchase Agreement, all of which are hereby incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

This Bill of Sale shall be binding upon, and shall inure to the benefit of the parties hereto and their respective permitted assigns, transferees and successors in interest. This Bill of Sale is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any right, title, interest, remedy, claim, liability, reimbursement, cause of action or other right beyond those rights and obligations expressly set forth in the Purchase Agreement.

This Bill of Sale shall be governed by and construed and interpreted in accordance with the laws of the State of California as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies, except for any such laws whose application would result in the application of the laws of another jurisdiction.

This Bill of Sale may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Bill of Sale as of the date first written above by their respective officers thereunto duly authorized.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:

Name:

Title:

[SELLER SUBSIDIARY]

By:

Name:

Title:

[PMC-SIERRA US, INC.]

By:

Name:

Title:

Exhibit A

Transferred Assets

EXHIBIT D TO THE ASSET PURCHASE AGREEMENT

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment Agreement”) is made and entered into as of [            ], 2013, by and among Integrated Device Technology, Inc., a Delaware corporation (“Seller”), [            ] (“Seller Subsidiary”) and PMC-Sierra US, Inc., a Delaware corporation (“Buyer”), pursuant to that certain Asset Purchase Agreement, dated as of [            ], 2013, by and among Seller, Seller Subsidiary and PMC-Sierra, Inc. (the “Purchase Agreement”) and Section 1.1 of the Purchase Agreement granting PMC-Sierra, Inc. the right to designate subsidiaries for purposes of the assignment of assets and assumption of liabilities. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

Buyer hereby accepts, assumes and agrees to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, only the Assumed Liabilities set forth on Exhibit A, and further hereby agrees to sign, seal, execute and deliver, or cause to be signed, sealed, executed and delivered, and to make or cause to be done or made, upon the reasonable written request of Seller and/or Seller Subsidiary, any and all instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may be reasonably requested by Seller and/or Seller Subsidiary, for the purpose of, or in connection with the assumption by Buyer of the Assumed Liabilities.

This Assignment Agreement is subject to all of the representations, warranties, covenants, exclusions and indemnities set forth in the Purchase Agreement, all of which are incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this Assignment Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

This Assignment Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective permitted assigns, transferees and successors in interest. This Assignment Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any right, title, interest, remedy, claim, liability, reimbursement, cause of action or other right beyond those rights and obligations expressly set forth in the Purchase Agreement.

This Assignment Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies, except for any such laws whose application would result in the application of the laws of another jurisdiction.

This Assignment Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Assignment and Assumption Agreement as of the date first written above by their respective officers thereunto duly authorized.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:

Name:

Title:

[SELLER SUBSIDIARY]

By:

Name:

Title:

PMC-SIERRA US, INC.

By:

Name:

Title:

Exhibit A

Assumed Liabilities

EXHIBIT E-1 TO THE ASSET PURCHASE AGREEMENT

[FORM OF] PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (this “Assignment”) is executed and delivered as of [—], 2013 by and between PMC Sierra US, Inc., a Delaware corporation having a principal place of business at 1380 Bordeaux Drive, Sunnyvale, CA 94089 (“Assignee”) and Integrated Device Technology, Inc., a Delaware corporation having a principal place of business at 6042 Silver Creek Valley Road, San Jose, CA 95138 (“Assignor”).

WHEREAS, Assignor is the owner of all right, title and interest in and to the (i) patents and patent applications listed on Schedule A and inventions disclosed or claimed therein, and (ii) any and all related issued patents, continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing, and any other patents, applications or extensions that claim priority to or through any of the foregoing, and any invention disclosed or claimed in any of the foregoing (“Assigned Patents”);

WHEREAS, Assignor and PMC-Sierra, Inc. are parties to that certain Asset Purchase Agreement entered into on [—], 2013 (the “Agreement”), pursuant to which Assignor agreed to assign, sell, transfer, convey and deliver to Assignee (as PMC-Sierra, Inc.’s designee) all of Assignors’ interest in, and Assignor agreed to execute this Assignment of, the Assigned Patents; and

WHEREAS, Assignee is desirous of obtaining the entire right, title and interest in and to the Assigned Patents.

NOW, THEREFORE, in consideration of mutual covenants and agreements set forth below and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

1. ASSIGNMENT.

1.1 Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, its successors, legal representatives and assigns, Assignor’s entire right, title and interest in, to and under the Assigned Patents, including all rights to recover damages for any and all past, current or future infringement, and the right to file applications and make claims of priority to the Assigned Patents under the patent laws of the United States, the International Convention for the Protection of Industrial Property, and any other international agreement or convention or the domestic laws of any country in which such application is filed.

1.2 Assignor hereby authorizes and requests the Commissioner of Patents of the United States, and any official of any country or countries foreign to the United States (including any official empowered or authorized by international agreement or convention to issue patents pursuant to such agreement or convention), whose duty it is to issue patents on applications as aforesaid, to issue all letters patent for said Assigned Patents to Assignee, its successors, legal representatives and assigns, in accordance with the terms of this instrument.

2. ASSISTANCE. Assignor hereby further covenants and agrees to perform, or cause to be performed, at the sole expense of Assignee, all lawful acts reasonably necessary to fully and effectively consummate this Assignment. Such acts may include execution of documents, including powers of attorney, divisional, continuing, reissue and foreign applications, assignments, declarations, affidavits, and any other papers in connection therewith, and take such other actions as reasonably requested by Assignee, its successors, legal representatives and assigns, to effectively consummate the assignment of the Assigned Patents in all countries.

3. GOVERNING LAW. This Assignment and any disputes hereunder shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

4. COUNTERPARTS. This Assignment may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective duly authorized officers or managers, as of the date first written above.

ASSIGNOR:

Integrated Device Technology, Inc.

By:
Name:
Title:

ASSIGNEE:

PMC Sierra US, Inc.

By:
Name:
Title:

SCHEDULE A

Patents and Patent Applications

Filing Country	Date Filed	Application Type	Application No.	Status

EXHIBIT E-2

[FORM OF] COPYRIGHT ASSIGNMENT AGREEMENT

This Copyright Assignment Agreement (“Assignment”) is executed and delivered as of [—], 2013 by and between PMC Sierra US, Inc., a Delaware corporation having a principal place of business at 1380 Bordeaux Drive, Sunnyvale, CA 94089 (“Assignee”), and Integrated Device Technology, Inc., a Delaware corporation having a principal place of business at 6042 Silver Creek Valley Road, San Jose, CA 95138 (“Assignor”).

WHEREAS, Assignor has prepared, written, created and/or developed and is the owner of all right, title and interest in and to the copyrights and copyrights registrations (as listed on Schedule A hereto), moral rights, and all other rights corresponding thereto (including mask works) (the “Copyrights”);

WHEREAS, Assignor and PMC-Sierra, Inc. are parties to that certain Asset Purchase Agreement entered into on [—], 2013 (the “Agreement”), pursuant to which Assignor agreed to assign, sell, transfer, convey and deliver to Assignee (as PMC-Sierra, Inc’s designee) all of Assignors’ interest in, and Assignor agreed to execute this Assignment of, the Copyrights; and

WHEREAS, Assignee desires to acquire Assignor’s entire right, title and interest in and to such Copyrights;

NOW, THEREFORE, in consideration of mutual covenants and agreements set forth below and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

1. ASSIGNMENT.

1.1 Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee all of Assignor’s right, title and interest in and to the Copyrights, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns and other legal representatives; together with all rights to income, royalties, and license fees deriving from the Copyrights, all claims for damages by reason of past, current and future infringements of the Copyrights and the right to sue for and collect such damages, as permitted under the applicable laws for any jurisdiction or country in which such claims may be asserted, for the use and benefit of Assignee and its successors, assigns and other legal representatives.

1.2. Assignor hereby authorizes and requests the Register of Copyrights at the United States Copyright Office to record the transfer of the Copyrights to the Assignee and to record the Assignee as the assignee and owner for the Copyrights.

2. ASSISTANCE. Assignor hereby covenants and agrees to perform or cause to be performed, at the sole expense of Assignee, all lawful acts reasonably necessary to fully and effectively consummate this Assignment. Such acts may include execution of documents, including powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith, and assisting and cooperating in the transfer and recordation of Copyrights as may be reasonably necessary to perfect Assignee’s rights, title and interest in the Copyrights.

3. GOVERNING LAW. This Assignment and any disputes hereunder shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

4. COUNTERPARTS. This Assignment may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective duly authorized officers or managers, as of the date first written above.

ASSIGNOR:

Integrated Device Technology, Inc.

By:
Name:
Title:

ASSIGNEE:

PMC Sierra US, Inc.

By:
Name:
Title:

SCHEDULE A

Copyrights